Exhibit 10.4

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 30, 2006 (this “Agreement”), is between FORUM OILFIELD TECHNOLOGIES, INC., a Delaware corporation (“US Borrower”), FORUM CANADA ULC, a corporation organized under the laws of Alberta, Canada (“Cdn. Borrower” and collectively with the US Borrower, the “Borrowers”), each of the financial institutions which is or may from time to time become a party hereto (collectively, “Lenders”, and each a “Lender”), and AMEGY BANK NATIONAL ASSOCIATION, a national banking association, as agent (the “Agent”).

R E C I T A L S :

US Borrower, certain Lenders and the Agent entered into that certain Credit Agreement dated as of October 31, 2005, as amended by First Amendment to Credit Agreement dated as of March 1, 2006 and Second Amendment to Credit Agreement dated as of April 12, 2006 (collectively, the “Prior Credit Agreement”). This Agreement is in restatement and replacement of the Prior Credit Agreement, and the liens and security interests created by the Loan Documents (as defined below) are in renewal and extension of the liens and security interests created by the documents executed in connection with the Prior Credit Agreement.

US Borrower and the Cdn. Borrower have requested that Lenders and Agent amend and restate the Prior Credit Agreement such that (a) the US Lenders (as defined below) extend credit to US Borrower in the form of a revolving line of credit in the amount of US$200,000,000.00 (including a swing line in the amount of US$5,000,000.00), and (b) the Cdn. Lender (as defined below) extend credit to Cdn. Borrower in the form of a revolving line of credit in the amount of C$23,000,000.00. Lenders are willing to make such extensions of credit to Borrowers upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Acquisition” shall have the meaning given to such term in Section 12.3.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, including, (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person or ten percent (10%) or more of the equity interest in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of voting shares or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests in such Person, and (c) any officer or director of such Person.

“AMT” means Advance Manufacturing Technology, Inc., a Louisiana corporation.

“AOI” means Acadiana Oilfield Instruments, Inc., a Louisiana corporation.

“Applicable Borrower” means, with reference to the US Lenders or all or any part of the US Facilities, the US Borrower or, with reference to the Cdn. Lender or all or any part of the Cdn. Revolving Line of Credit, the Cdn. Borrower.

“Applicable Law” means, in respect of any Person, property, transaction or event, all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event (whether or not having the force of law with respect to regulatory matters applicable to any Lender) and all applicable requirements, requests, official directives, consents, approvals, authorizations, guidelines, rules, orders and policies of any Governmental Authority having or purporting to have authority over any the Person, property, transaction or event.

“Applicable Margin” means, for the Levels described below, the percentage amounts set forth below.

	Level I	Level II	Level III	Level IV	Level V	Level VI
LIBOR Margin-US Revolving Advances	1.25%	1.50%	1.75%	2.00%	2.25%	2.75%
Prime Rate Margin-US Revolving Advances	0.25%	0.50%	0.75%	1.00%	1.25%	1.75%
BA Margin- Cdn. Revolving Advances	1.25%	1.50%	1.75%	2.00%	2.25%	2.75%
Prime Rate Margin-Cdn. Revolving Advances	0.25%	0.50%	0.75%	1.00%	1.25%	1.75%

Level I applies when the Ratio of Funded Debt to EBITDA is less than 1.00 to 1.00.

Level II applies when the Ratio of Funded Debt to EBITDA is equal to or greater than 1.00 to 1.00 but less than 1.50 to 1.00.

Level III applies when the Ratio of Funded Debt to EBITDA is equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00.

Level IV applies when the Ratio of Funded Debt to EBITDA is equal to or greater than 2.00 to 1.00 but less than 2.50 to 1.00.

Level V applies when the Ratio of Funded Debt to EBITDA is equal to or greater than 2.50 to 1.00 but less than 3.00 to 1.00.

Level VI applies when the Ratio of Funded Debt to EBITDA is equal to or greater than 3.00 to 1.00.

The applicable Level shall be adjusted, to the extent applicable, forty-five (45) days after the end of each quarter (or, in the case of any change reflected by the audited financial statements delivered pursuant to Section 11.1(a), one hundred twenty (120) days after the end of any fiscal year) based on the Ratio of Funded Debt to EBITDA tested for the period ending on the last day of such quarter or such fiscal year, as applicable; provided that if US Borrower fails to deliver the financial statements required by Section 11.1(a) or (b), as applicable, or the related No Default Certificate required by Section 11.1(c) by the sixtieth (60th) day (or, if applicable, the one hundred thirty-fifth (135th) day) after the end of any quarter or any fiscal year, as applicable, Level VI shall apply until such financial statements are delivered.

“Applicable Rate” means (a) for Cdn. Revolving Advances (i) during the period that a Cdn. Revolving Advance is a Cdn. Prime Rate Loan, the Cdn. Prime Rate plus the Prime Rate Margin-Cdn. Revolving Advances from time to time in effect, and (ii) during the period that a Cdn. Revolving Advance is a BA Loan, the sum of the BA Rate plus the BA Margin-Cdn. Revolving Advances from time to time in effect, and (b) for US Revolving Advances (i) during the period that a US Revolving Advance is a US Prime Rate Loan, the US Prime Rate plus the Prime Rate Margin-US Revolving Advances from time to time in effect, and (ii) during the period that a US Revolving Advance is a LIBOR Loan, the sum of the LIBOR Rate plus the LIBOR Margin-US Revolving Advances from time to time in effect.

“Arbitration Agreement” means the Arbitration Agreement executed by US Borrower and Domestic Subsidiaries in substantially the form of Exhibit “U”, as the same may be amended, supplemented or modified.

“Assignment and Acceptance” means a document in substantially the form of Exhibit “V”.

“Authorized Representative” means any officer or employee of the Applicable Borrower who has been designated in writing by the Applicable Borrower to Agent or Cdn. Lender, as applicable, to be an Authorized Representative of the Applicable Borrower.

“BA Loans” means Loans the interest rates on which are determined on the bases of rates referred to in the definition of “BA Rate”.

“BA Margin-Cdn. Revolving Advances” has the meaning given to such term in the definition of the term “Applicable Margin”.

“BA Rate” means in respect of any Contract Period applicable to a BA Loan, the rate per annum determined by Cdn. Lender by reference to the average rate quoted on the Reuters Monitor Screen (Page CDOR, or such other Page as may replace such Page on such Screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers= acceptances) applicable to Canadian Dollar bankers= acceptances with a term comparable to such Contract Period plus 0.10% as of 10:00 a.m. (Toronto time) on the first day of such Contract Period. If for any reason the Reuters Monitor Screen rates are unavailable, BA Rate means the rate of interest determined by Cdn. Lender which is equal to the arithmetic mean (rounded upwards to the nearest basis point) of the rates quoted by The Bank of Nova Scotia, Royal Bank of Canada and Canadian Imperial Bank of Commerce in respect of Canadian Dollar bankers= acceptances with a term comparable to such Contract Period 0.10% as of 10:00 a.m. (Toronto time) on the first day of such Contract Period. For greater certainty, no adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Burke Services” means Burke Services, LP, a Delaware limited partnership.

“Business Day” means:

(a) with respect to any matter relating to any US Lender or with respect to any US Facility, a day on which each US Lender is open for normal banking business (also referred to from time to time as a “US Business Day”);

(b) with respect to any matter relating to Cdn. Lender or with respect to the Cdn. Revolving Line of Credit, a day on which the Toronto, Ontario Branch is open for normal banking business (also referred to from time to time as a “Cdn. Business Day”);

(c) with respect to all borrowings, payments, Conversions, Continuations, Interest Periods, and notices in connection with LIBOR Loans, any day which is a US Business Day or a Cdn. Business Day as described in clauses (a) and (b) above and which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Canadian Benefit Plans” means all material employee benefit plans or arrangements maintained or contributed to by Cdn. Borrower that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plan and arrangements in which the employees or former employees of Cdn. Borrower participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Canadian Dollars” and “C$” means lawful currency of Canada.

“Canadian Pension Plans” means all plans and arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standard statute and/or regulation in Canada established, maintained or contributed to by Cdn. Borrower for its employees or former employees.

“Canadian Subsidiary” means any Subsidiary of Cdn. Borrower which is organized and existing under the laws of Canada or a territory or province of Canada. The Canadian Subsidiaries as of the Closing Date are listed on Schedule 1.1.B.

“Capital Expenditures” means for US Borrower and its Subsidiaries, all expenditures for assets which, in accordance with GAAP, are required to be capitalized and so shown on the consolidated balance sheet of US Borrower and its Subsidiaries.

“Capitalization Ratio” means, for US Borrower and its Subsidiaries, on a consolidated basis, at any particular date, (a) Total Debt as of such date, divided by (b) Total Capitalization as of such date.

“Capitalized Lease Obligations” means, for US Borrower and its Subsidiaries, on a consolidated basis, the obligations of US Borrower and its Subsidiaries to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations, in accordance with GAAP, are required to be classified and accounted for as a capital lease on a balance sheet of any such Person.

“Cash Management Agreement” means any agreement to provide cash management services to either Borrower or any Subsidiary, including, without limitation, automated clearinghouse, treasury, depository, overdraft, credit or debt card, electronic funds transfer, and other cash management arrangements.

“Cash Management Bank” means any Person that, at or after the time it enters into a Cash Management Agreement, is or becomes a Lender or an Affiliate of a Lender, as the case may be, in its capacity as a party under such Cash Management Agreement.

“Cdn. Credit Parties” means Cdn. Borrower and each other Canadian Subsidiary that has executed a Guaranty Agreement-Canadian Subsidiary, a Security Agreement-Canadian Subsidiary and a Pledge Agreement-Canadian Subsidiary-Equity.

“Cdn. Issuing Bank” means Cdn. Lender in its capacity of the issuer of Cdn. Letters of Credit.

“Cdn. Lender” means the Lender identified on the signature pages hereto as such and any permitted assignee thereof.

“Cdn. Letter of Credit” means any letter of credit issued by Cdn. Issuing Bank for the account of Cdn. Borrower pursuant to Article III.

“Cdn. Letter of Credit Liabilities” means, at any time, the aggregate face amounts of all outstanding Cdn. Letters of Credit.

“Cdn. Obligations” means (a) all obligations, indebtedness, and liabilities of Cdn. Borrower to Cdn. Lender and Cdn. Issuing Bank, arising pursuant to this Agreement or any of the Loan Documents, now existing or hereafter arising, including, without limitation, all of Cdn. Borrower’s contingent reimbursement obligations in respect of Cdn. Letters of Credit, (b) all Rate Management Transaction Obligations of Cdn. Borrower, (c) obligations under Secured Cash Management Agreements owed to Cdn. Lender and (d) all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“Cdn. Prime Rate” means, on any day, the annual rate of interest (rounded upwards, if not in an increment of 1/16th of 1%, to the next 1/16 of 1%) equal to the greater of (i) the annual rate of interest announced by Comerica Bank in effect as its prime rate at its office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the one month CDOR Rate in effect on such day, plus (B) 0.75%.

“Cdn. Prime Rate Loans” means Cdn. Revolving Advances that bear interest at rates based upon the Cdn. Prime Rate.

“Cdn. Revolving Advance” means an advance of funds pursuant to Article III.

“Cdn. Revolving Advance Request Form” means a certificate, in substantially the form of Exhibit “Q”, properly completed and signed by Cdn. Borrower requesting a Cdn. Revolving Advance.

“Cdn. Revolving Line of Credit” means the credit facility extended by Cdn. Lender to Cdn. Borrower pursuant to Article III.

“Cdn. Revolving Note” means the promissory note executed by Cdn. Borrower payable to the order of Cdn. Lender, in substantially the form of Exhibit “B”, properly completed, as the same may be renewed, extended or modified and all promissory notes executed in renewal, modification or substitution thereof.

“CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m., on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the CDOR Rate on such day shall be calculated as the average of the rates for such period applicable to Canadian Dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m., on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

“Claims” has the meaning set forth in Section 16.2.

“Closing Date” means the date on which this Agreement has been executed and delivered by the parties hereto and the conditions set forth in Section 9.1 have been satisfied.

“Closing Month” has the meaning set forth in Section 13.1.

“Co-Lead Arrangers” means Amegy Bank National Association and Wells Fargo Bank, National Association.

“Collateral” has the meaning specified in Section 8.1.

“Combined Commitments-Total” means, as to all Lenders, the sum of (a) the Combined Commitments-US Revolving Advances, plus (b) the Commitment-Cdn. Revolving Advances.

“Combined Commitments-US Revolving Advances” means, as to all US Lenders, the obligations of US Lenders to make US Revolving Advances and participate in US Letters of Credit and the obligations of US Issuing Banks to issue US Letters of Credit hereunder in an aggregate principal and face amount at any time outstanding up to but not exceeding US$200,000,000.00, as the same may be reduced as provided herein.

“Commitment-Cdn. Revolving Advances” means the obligation of Cdn. Lender to make Cdn. Revolving Advances and issue Cdn. Letters of Credit hereunder in an aggregate principal amount at any time outstanding up to but not exceeding C$23,000,000.00, as the same may be reduced as provided herein.

“Commitment Percentage-US Revolving Advances” means for each US Lender the percentage derived by dividing its Commitment-US Revolving Advances by the Combined Commitments-US Revolving Advances at the time in question.

“Commitment Percentage-Total” means for each Lender the percentage derived by dividing its Commitment-US Revolving Advances and/or Commitment-Cdn. Revolving Advances, as applicable, by the Combined Commitments-Total at the time in question.

“Commitment-US Revolving Advances” means, as to any US Lender, its obligation to make US Revolving Advances and issue US Letters of Credit hereunder in the amount set forth opposite the name of such US Lender on the signature pages hereto under the heading “Commitment-US Revolving

Advances”, as the same may be (a) reduced as provided herein, (b) modified as provided in an amendment to this Agreement or (c) modified as the result of an assignment of all or part of such US Lender’s US Revolving Note pursuant to Section 16.16.

“Continue”, “Continuation” and “Continued” shall refer to the continuation pursuant to Section 7.7 of a Loan as a Loan of the same Type from one Interest Period to the next Interest Period.

“Contract Period” means, with respect to BA Loans, a period selected by Cdn. Borrower, in accordance with the applicable provisions of Sections 3.5 or 7.7 commencing on the Drawdown Date, Rollover Date or Conversion Date, as applicable, and expiring on a Business Day; provided, however, that (a) Each BA Loan shall have a Contract Period of not less than 30, 60 or 90 days, subject to availability, (b) no Contract Period for a BA Loan which is a Cdn. Revolving Advance shall extend beyond the Termination Date-Cdn. Revolving Advances, and (c) for all BA Loans no more than five (5) Contract Periods shall be in effect at any one time.

“Conversion Date” means the Business Day that Cdn. Borrower elects as the date on which a Conversion of a Cdn. Revolving Advance is to occur.

“Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 7.7 of or 7.8 of one Type of Loan into another Type of Loan.

“Credit Parties” means US Credit Parties and Cdn. Credit Parties.

“Debenture” means the Debenture executed by Cdn. Borrower in favor of Cdn. Lender, in substantially the form of Exhibit “M”, as the same may be amended, supplemented or modified.

“Debenture Pledge Agreement” means the Debenture Pledge Agreement executed by Cdn. Borrower in favor of Cdn. Lender, in substantially the form of Exhibit “W”, as the same may be amended, supplemented or modified.

“Debt” means for any Person (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) Letter of Credit Liabilities, (c) all indebtedness representing deferred payment of the purchase price of property or assets, (d) Capitalized Lease Obligations, (e)

Rate Management Transaction Obligations, (f) all indebtedness under guaranties, endorsements, assumptions, or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness otherwise constituting “Debt” hereunder of others, (g) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, and (h) any obligation to redeem or repurchase any of such Person’s capital stock, membership interests, partnership interests or other ownership interests.

“Deed of Trust” means the Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement executed by SPD in favor of Agent, in substantially the form of Exhibit “K”, as the same may be amended, supplemented or modified.

“Default Rate” means the lesser of (a) the sum of the Applicable Rate in effect from day to day plus two percent (2.0%) or (b) the Maximum Rate.

“Defaulting Lender” has the meaning specified in Section 7.1.

“Distribution” means (a) any distribution, dividend or any other payment or distribution (in cash, property or obligations, but not equity securities) made by US Borrower on account of its capital stock, (b) any redemption, purchase, retirement or other acquisition by US Borrower of any of its capital stock, or (c) the establishment of any fund for any such distribution, dividend, payment or acquisition.

“Domestic Subsidiary” means any Subsidiary of US Borrower that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia. The Domestic Subsidiaries as of the Closing Date are listed on Schedule 1.1.A.

“Drawdown Date” means a Business Day on which a Cdn. Revolving Advance is made or deemed to be made.

“EBITDA” means for US Borrower and its Subsidiaries, on a consolidated basis for any period, the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) depreciation and amortization for such period, plus (ii) amounts payable to the owners of RB (GB), Limited in the amount of (A) US$224,276.00 for the fiscal quarter ending March 31, 2006, (B) US$456,339.00 for the fiscal quarter ending June 30, 2006, (C) US$630,889.00 for the fiscal quarter ending

September 30, 2006 and (D) US$195,306.00 for the fiscal quarter ending December 31, 2006, (iii) Interest Expense for such period, plus (vii) Income Tax Expense for such period, plus (iv) non-cash charges for such period, plus (v) upon the prior consent of Agent therefor, non-recurring charges incurred in connection with an Acquisition and consisting of excess compensation of prior officers of the Acquired Person or other purposes approved by Agent, minus (c) non-cash income, including gains on sale of assets.

“Eligible Assignee” means any of (i) a Lender or any Affiliate of a Lender; (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least US$100,000,000, (iii) a commercial bank organized under the laws of a country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least US$100,000,000, provided that such bank is acting through a branch or agency located in the United States, (iv) any other Person approved by Agent and, if no Event of Default or Unmatured Event of Default exists, by Borrowers.

“Eligible Cdn. Lender” means a commercial bank that is, for the purposes of the ITA in force as of the date that such Person acquires the Cdn. Revolving Note, either (a) not a non-resident of Canada for purposes of the ITA, or (b) a deemed resident of Canada for purposes of part XIII of the ITA and that owns or will own as part of its business carried on in Canada, the Cdn. Revolving Note.

“Environmental Laws” means any and all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of Hazardous Substance.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted on the Reuters Monitor Screen (Page BOFC or such other Page as may replace such Page for the purpose of displacing such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between Borrowers, Agent and Cdn. Lender.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“Event of Default” has the meaning specified in Section 14.1.

“Field Audits” means audits, verifications and inspections of the accounts receivable and inventory of US Credit Parties and Cdn. Credit Parties, conducted by an independent third Person selected by Agent or Cdn. Lender, as applicable.

“Financial Advisory Agreement” means that certain Financial Advisory Agreement dated as of May 31, 2005 between US Borrower and L.E. Simmons & Associates, Inc.

“Financial Officer” means the Chief Executive Officer of either Borrower, the Chief Financial Officer of either Borrower or another officer of either Borrower acceptable to Agent and/or Cdn. Lender, as applicable.

“Funded Debt” means, at any time, for US Borrower and its Subsidiaries, on a consolidated basis, the sum of (a) all indebtedness for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, including the Notes, (b) all Capitalized Lease Obligations, and (c) all obligations to pay the deferred purchase or acquisition price of property or services (but excluding trade accounts payable or trade notes in the ordinary course of business that are not past due by more than 90 days) arising, and accrued expenses incurred, in the ordinary course of business; provided, however, that financed insurance premiums shall not constitute Funded Debt.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means the government of the United States of America or Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means (a) those Domestic Subsidiaries listed on Schedule 1.1.A and all future Domestic Subsidiaries, and (b) those Canadian Subsidiaries listed on Schedule 1.1.B and all future Canadian Subsidiaries.

“Guaranty Agreement-Canadian Subsidiary” means a Guaranty Agreement executed by a Canadian Subsidiary in favor of Cdn. Lender in form and substance satisfactory to Cdn. Lender, as the same may be amended, supplemented or modified from time to time.

“Guaranty Agreement-Domestic Subsidiary” means a Guaranty Agreement executed by a Domestic Subsidiary in favor of Agent in substantially the form of Exhibit “O”, as the same may be amended, supplemented or modified from time to time.

“Guaranty Agreement-US Borrower” means the Guaranty Agreement executed by US Borrower in favor of Cdn. Lender in substantially the form of Exhibit “N”, as the same may be amended, supplemented or modified from time to time.

“Hazardous Substance” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Income Tax Expense” means for US Borrower and its Subsidiaries, on a consolidated basis for any period, all state and federal income taxes paid or due to be paid during such period.

“Interest Coverage Ratio” means for US Borrower and its Subsidiaries, on a consolidated basis, for any period, (a) EBITDA for such period, divided by (b) Interest Expense for the period ended as of such date; provided, however, that for purposes of calculating the Interest Coverage Ratio, historical EBITDA of any Person acquired by US Borrower or any Subsidiary (an “Acquired Person”) for applicable periods prior to the date of the Acquisition of such Acquired Person by US Borrower or such Subsidiary shall be included in the calculation of EBITDA for the applicable portions of the four (4) quarterly periods subsequent to the date of the Acquisition of such Acquired Person by US Borrower or such Subsidiary.

“Interest Expense” means for US Borrower and its Subsidiaries, on a consolidated basis, for any period, the sum of all cash interest expense paid or required by its terms to be paid during such period, as determined in accordance with GAAP applied consistently.

“Interest Period” means with respect to LIBOR Loans, each period commencing on the date such Loans are made or Converted from Loans of another Type or, in the case of each subsequent, successive Interest Period applicable to a LIBOR Loan, each period commencing on the last day of the immediately preceding Interest Period with respect to such LIBOR Loan, and in each case ending on the numerically corresponding day in the calendar month that is one, two, or three months thereafter, as Borrower may select as provided in Sections 2.5, 3.6, or 7.7; provided, however, that (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day, (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month, (c) no Interest Period for any LIBOR Loan which is a US Revolving Advance may extend beyond the Termination Date-US Revolving Advances (and any proposed LIBOR Loan which is a US Revolving Advance with an Interest Period which would extend beyond the Termination Date-US Revolving Advances shall be a US Prime Rate Loan maturing on the Termination Date-US Revolving Advances), and (d) for all LIBOR Loans no more than five (5) Interest Periods shall be in effect at the same time.

“ITA” means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect on the Closing Date.

“Lenders” means US Lenders and Cdn. Lenders.

“Letter of Credit” means a Cdn. Letter of Credit or a US Letter of Credit.

“Letter of Credit Application” means Cdn. Issuing Bank’s or US Issuing Bank’s, as applicable, standard form of letter of credit (or letter of guarantee, as applicable) application and agreement, as the same may be amended, modified, renewed, extended, or supplemented, for a Cdn. Letter of Credit or a US Letter of Credit, respectively (which may also from time to time herein be referred to as a “Cdn. Letter of Credit Application” or a “US Letter of Credit Application”, respectively).

“Letter of Credit Liabilities” means the Cdn. Letter of Credit Liabilities and the US Letter of Credit Liabilities.

“LIBOR Loans” means Loans the interest rates on which are determined on the basis of the rates referred to in the definition of “LIBOR Rate”.

“LIBOR Margin-US Revolving Advances” has the meaning given to such term in the definition of the term “Applicable Margin”.

“LIBOR Rate” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum offered for US Dollar deposits in an amount comparable to the principal amount of such LIBOR Loan for a period of time equal to such Interest Period as of 11:00 A.M. City of London, England time two (2) London Business Days prior to the first date of such Interest Period as shown on the display designated as “British Bankers Association Interest Settlement Rates” on the Bloomberg System (“Bloomberg”); provided, however, that if such rate is not available on Bloomberg then such offered rate shall be otherwise independently determined by Agent from an alternate, substantially similar independent source available to Agent and recognized in the banking industry.

“Lien” means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan Documents” means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented.

“Loans” means the Cdn. Revolving Advances and the US Loans.

“London Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by laws or executive order to close in the City of London, England.

“Maintenance Capital Expenditures” means, for US Borrower and its Subsidiaries, all Capital Expenditures related to extending the life of, or maintaining the working condition of, existing assets. The term “Maintenance Capital Expenditures” does not include capital spending for new assets or expansion or enhancement of existing assets (so- called “growth capital expenditures”).

“Majority Lenders” means Lenders holding not less than 50.1% of the Combined Commitments-Total; provided, however, that if there are only two (2) Lenders, “Majority Lenders” means both Lenders.

“Majority US Lenders” means US Lenders holding 50.1% or more of the Combined Commitments-US Revolving Advances; provided, however, that if there are only two (2) US Lenders, “Majority US Lenders” means both US Lenders.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of US Borrower and its Subsidiaries, taken as a whole, (b) the ability of either Borrower to pay its respective Obligations or the ability of either Borrower or any other Subsidiary to perform its respective obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents, or the rights or remedies of each Lender hereunder or thereunder.

“Maximum Rate” means (a) with respect to US Lenders, the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the “Code”) (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Code is relevant to Lenders for the purposes of determining the Maximum Rate, Lenders may elect to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right any Lender may have subsequently, under applicable law, to change the method of determining the Maximum Rate and (b) with respect to Cdn. Lender, the maximum permitted payment of interest or other amount payable to Cdn. Lender in an amount or calculated at a rate which would not be prohibited by law or result in a receipt by Cdn. Lender of interest at a criminal rate (as construed under the Criminal Code (Canada) or any other applicable law).

“Merger” shall have the meaning given to such term in Section 12.3.

“Net Income” means, for US Borrower and its Subsidiaries for any period, the consolidated net income (or loss) of US Borrower and its Subsidiaries for such period, calculated in accordance with GAAP.

“No Default Certificate” means a certificate in the form of Exhibit “T” hereto, fully completed and executed by US Borrower.

“Notes” means the Cdn. Revolving Note and the US Notes.

“Obligations” means the Cdn. Obligations and the US Obligations.

“One Year Date” means, with respect to any sale or disposition of assets of either Borrower or any Subsidiary (including as a result of a casualty event), that date which is 360 days following such disposition.

“Organizational Documents” means, for any Person, (a) the articles of incorporation and bylaws of such Person if such Person is a corporation, (b) the articles of organization and regulations of such Person if such Person is a limited liability company, (c) the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

“Pipe Wranglers” means Pipe Wranglers Limited Partnership, a corporation organized under the laws of Alberta, Canada, and the Person whose assets are to be acquired by Cdn. Borrower.

“Pledge Agreement-Canadian Subsidiary-Equity” means a Security Agreement, Pledge and Collateral Assignment executed by a Canadian Subsidiary in favor of Cdn. Lender in form and substance satisfactory to Cdn. Lender, as the same may be amended, supplemented or modified from time to time.

“Pledge Agreement-Cdn. Borrower-Equity” means a Security Agreement, Pledge and Collateral Assignment executed by Cdn. Borrower in favor of Cdn. Lender in form and substance satisfactory to Cdn. Lender, as the same may be amended, supplemented or modified from time to time.

“Pledge Agreement-Domestic Subsidiary-Equity” means a Security Agreement, Pledge and Collateral Assignment executed by a Domestic Subsidiary in favor of Agent in substantially the form of Exhibit “J”, as the same may be amended, supplemented or modified from time to time.

“Pledge Agreement-US Borrower-Equity” means a Security Agreement, Pledge and Collateral Assignment executed by US Borrower in favor of Agent in substantially the form of Exhibit “I”, as the same may be amended, supplemented or modified from time to time.

“PPSA” means the Personal Property Security Act (Alberta), as amended, and any Regulations thereto, as from time to time in effect.

“Prime Rate Loans” means the Cdn. Prime Rate Loans and the US Prime Rate Loans.

“Prime Rate Margin-Cdn. Revolving Advances” has the meaning given to such term in the definition of the term “Applicable Margin”.

“Prime Rate Margin-US Revolving Advances” has the meaning given to such term in the definition of the term “Applicable Margin”.

“Pro Rata”, “Pro Rata Share” or “Pro Rata Part” means for each US Lender with respect to US Revolving Advances and US Letters of Credit and fees, as applicable, attributable thereto, such US Lender’s Commitment Percentage-US Revolving Advances (and referred to as “Pro Rata-US Revolving Advances”, the “Pro Rata Part-US Revolving Advances” or the “Pro Rata Share-US Revolving Advances”).

“Pro Rata Share-Total” means for each Lender its Commitment Percentage-Total.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, any other similar contract or agreement relating to the purchase or sale of any assets, goods, services or commodities, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Rate Management Transaction Obligations” means any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of any Borrower or any Subsidiary to any Lender arising under or in connection with any Rate Management Transaction.

“Ratio of Funded Debt to EBITDA” means, for US Borrower and its Subsidiaries, on a consolidated basis, as of any date, (a) Funded Debt as of such date, divided by (b) EBITDA for the period ended as of such date; provided, however, that for purposes of calculating the Ratio of Funded Debt to EBITDA, historical EBITDA of any Acquired Person for applicable periods prior to the date of the Acquisition of such Acquired Person by US Borrower or such Subsidiary shall be included in the calculation of EBITDA for the applicable portions of the four (4) quarterly periods subsequent to the date of the Acquisition of such Acquired Person by US Borrower or such Subsidiary.

“Real Property-Cdn. Borrower” means the real property and interests in real property described in the Debenture and all improvements and fixtures thereon and all appurtenances thereto.

“Real Property-SPD” means the real property and interests in real property described in the Deed of Trust and all improvements and fixtures thereon and all appurtenances thereto.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States as the same may be amended or supplemented.

“Regulatory Change” means, with respect to any Lender, any change after the date of this Agreement in United States or Canadian federal, state, provincial or foreign laws or regulations (including Regulation D) or the adoption or making after such date any interpretations, directives, or requests applying to a class of banks (including any Lender) of or under any

United States or Canadian federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means the aggregate maximum reserve percentages (including any marginal, special, supplemental or emergency reserves, and expressed as a decimal) established by the Federal Reserve Board of the United States or any other United States banking authority to which Lenders are subject for “Eurocurrency Liabilities” (as defined in Regulation D). Such reserve percentages shall include, without limitation, those imposed under Regulation D.

“Reuters Screen CDOR Page” means the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“Revolving Advances” means the Cdn. Revolving Advance and the US Revolving Advance.

“Rollover” means the rollover of a Cdn. Revolving Advance which is a BA Loan for an additional Contract Period pursuant to the terms of this Agreement.

“SCF Partners” means SCF-V, L.P. and its general partner, investors and their respective Affiliates.

“Scheduled Principal Payments” means for US Borrower and its Subsidiaries, on a consolidated basis, for any period, the principal amount which was due and payable during such period on Funded Debt of US Borrower and its Subsidiaries.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between either Borrower or any Subsidiary and a Cash Management Bank.

“Security Agreement-Canadian Subsidiary” means a Security Agreement executed by a Canadian Subsidiary in favor of Cdn. Lender in form and substance satisfactory to Cdn. Lender, as the same may be amended, supplemented or modified from time to time.

“Security Agreement-Domestic Subsidiary” means a Security Agreement executed by a Domestic Subsidiary in favor of Agent in substantially the form of Exhibit “H”, as the same may be amended, supplemented or modified from time to time.

“Security Agreement-US Borrower” means the Security Agreement executed by US Borrower in favor of Agent in substantially the form of Exhibit “G”, as the same may be amended, supplemented or modified from time to time.

“SPD” means SPD, L.P., a Delaware limited partnership (formerly known as Baker SPD, L.P., a Delaware limited partnership, which was formerly known as Forum SPD, L.P., a Delaware limited partnership), and its successors and assigns.

“Special Event of Default” means (a) an Event of Default under Section 14.1(a), or (b) an Event of Default under Section 14.1(c)(i).

“Subsidiary” means each Guarantor and any Person of which or in which US Borrower, Cdn. Borrower, any Guarantor or any of their other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors or equivalent body of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.

“Swing Lender” means Amegy Bank National Association.

“Swing Loan” has the meaning assigned to such term in Section 2.17.

“Swing Note” means the promissory note executed by US Borrower payable to the order of Agent, in substantially the form of Exhibit “F”, as the same may be renewed, extended or modified and all promissory notes executed in renewal, extension, modification or substitution thereof.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Termination Date-Cdn. Revolving Advances” means 11:00 a.m., Toronto, Ontario time November 21, 2011, or such earlier date on which Commitment-Cdn. Revolving Advances terminate as provided in this Agreement.

“Termination Date-US Revolving Advances” means 11:00 a.m., Houston, Texas time on November 21, 2011, or such earlier date on which the Combined Commitments-US Revolving Advances terminate as provided in this Agreement.

“Total Capitalization” means at any time, for US Borrower and its Subsidiaries, on a consolidated basis, the sum of (a) Total Debt, plus (b) stockholders’ equity.

“Total Debt” means, for US Borrower and its Subsidiaries, on a consolidated basis, all Debt of US Borrower and its Subsidiaries.

“Type” means the type of Loan (i.e. with respect to US Loans, either a Prime Rate Loan or LIBOR Loan and with respect to Cdn. Revolving Advances either a Prime Rate Loan or a BA Loan).

“UK Borrowers” means RB Pipetech, Limited, a company organized and existing under the laws of the United Kingdom, Forum Oilfield UK, Limited, a company organized and existing under the laws of the United Kingdom, Oilfield Bearing International Limited, a company organized and existing under the laws of Scotland and all other now existing or hereafter created Subsidiaries of Forum Oilfield UK, Limited which are organized and existing under the laws of the United Kingdom, and their successors and assigns.

“UK Purchase Note” means those certain promissory notes in the original principal amount of up to £1,000,000.00 that may be executed from time to time by US Borrower and payable to Richard John Betteridge and Ronald Richard Brown (“UK Sellers”), which evidence certain contingent consideration payable by US Borrower to UK Sellers not earlier than January 31, 2008.

“Unmatured Event of Default” means the occurrence of an event or the existence of a condition which, with the giving of notice or the passage of time would constitute an Event of Default.

“US Credit Parties” means US Borrower and each Domestic Subsidiary that has executed a Guaranty Agreement-Domestic Subsidiary, a Security Agreement-Domestic Subsidiary and a Pledge Agreement-Domestic Subsidiary-Equity.

“US Dollars” and “US$” means lawful currency of the United States of America.

“US Facilities” means the US Revolving Line of Credit and the Swing Loan.

“US Issuing Bank” means any US Lender in the capacity of the issuer of US Letters of Credit; provided, however, that each US Lender shall act as US Issuing Bank only if it agrees to do so, which agreement shall be made in the sole discretion of such US Lender; and provided, further, that a US Lender acting as US Issuing Bank may cause US Letters of Credit to issued on its behalf by its Affiliates.

“US Lenders” means those Lenders identified on the signature pages hereto as such and any subsequent Lender designated a “US Lender”, and “US Lender” means any one of them as the context requires.

“US Letter of Credit” means any letter of credit issued by US Issuing Bank for the account of US Borrower pursuant to Article II.

“US Letter of Credit Liabilities” means, at any time, the aggregate face amounts of all outstanding US Letters of Credit.

“US Loans” means US Revolving Advances and Swing Loans.

“US Notes” means the US Revolving Notes and the Swing Note.

“US Obligations” means (a) all obligations, indebtedness, and liabilities of US Borrower to Agent, US Issuing Bank, and US Lenders, or any of them, arising pursuant to this Agreement or any of the Loan Documents, now existing or hereafter arising, including, without limitation, all of US Borrower’s contingent reimbursement obligations in respect of US Letters of Credit, (b) all

Rate Management Transaction Obligations owed to any US Lender or any Affiliate thereof, (c) obligations under Secured Cash Management Agreements owed to any US Lender or any Affiliates thereof and (d) all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“US Prime Rate” means, with respect to US Prime Rate Loans, that variable rate of interest per annum established by Agent from time to time as its prime rate which shall vary from time to time. Such rate is set by Agent as a general reference rate of interest, taking into account such factors as Agent may deem appropriate, it being understood that many of Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate charged to any customer and that US Lenders may make various commercial or other loans at rates of interest having no relationship to such rate.

“US Prime Rate Loans” means US Loans that bear interest at rates based upon the US Prime Rate.

“US Revolving Advance” means an advance of funds pursuant to Article II.

“US Revolving Advance Request Form” means a certificate, in substantially the form of Exhibit “P”, properly completed and signed by US Borrower requesting a US Revolving Advance.

“US Revolving Line of Credit” means the credit facility extended by those US Lenders who have Commitments-US Revolving Advances to US Borrower pursuant to Article II.

“US Revolving Notes” means the promissory notes executed by US Borrower payable to the order of each US Lender, respectively, in substantially the form of Exhibit “A”, properly completed, as the same may be renewed, extended or modified and all promissory notes executed in renewal, extension, modification or substitution thereof.

Section 1.2. Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the Uniform Commercial Code as adopted by the State of Texas, unless otherwise defined herein, shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas.

ARTICLE II.

US Revolving Line of Credit and US Letters of Credit

Section 2.1. US Revolving Line of Credit. Subject to the terms and conditions of this Agreement, each US Lender agrees severally to extend a portion of the US Revolving Line of Credit to US Borrower by making one or more US Revolving Advances to US Borrower from time to time from the date hereof to and including the Termination Date-US Revolving Advances in an aggregate principal amount at any time outstanding up to but not exceeding such US Lender’s Commitment-US Revolving Advances; provided that the aggregate amount of all US Revolving Advances at any time outstanding shall not exceed the Combined Commitments-US Revolving Advances minus the sum of (a) the aggregate principal amount of the outstanding Swing Loans plus (b) the US Letter of Credit Liabilities. US Lenders shall have no obligation to make any US Revolving Advance (other than a US Revolving Advance to reimburse US Issuing Bank for any draw on a US Letter of Credit issued pursuant to the terms hereof) if an Event of Default or an Unmatured Event of Default has occurred and is continuing unless waived by Majority US Lenders. The obligations of the US Lenders under the Commitments-US Revolving Advances are several and not joint. The failure of any US Lender to make a US Revolving Advance required to be made by it shall not relieve any other US Lender of its obligation to make its US Revolving Advance, and no US Lender shall be responsible for the failure of any other US Lender to make the US Revolving Advance to be made by such other US Lender. No US Lender shall ever be required to lend hereunder in excess of its legal lending limit. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, US Borrower may borrow, repay, and reborrow hereunder.

Section 2.2. US Revolving Notes. The obligation of US Borrower to repay the US Revolving Advances shall be evidenced by a US Revolving Note executed by US Borrower, payable to the order of each US Lender, respectively, in the principal amount of such US Lender’s Commitment-US Revolving Advances. From time to time a new US Revolving Note may be issued to another US Lender hereunder as such Person becomes a party to this Agreement. From time to time the Agent may require a US Revolving Note to be exchanged for a newly issued US Revolving Note to accurately reflect the amount of each US Lender’s Commitment-US Revolving

Advances hereunder. Upon the request of Agent, US Borrower shall execute and deliver to Agent such new US Revolving Notes as requested by Agent; provided, however, that in no event will US Borrower be required to issue US Revolving Notes in an aggregate amount which exceeds the amount of the Combined Commitments-US Revolving Advances.

Section 2.3. Interest. The unpaid principal amount of the US Revolving Advances (and, therefore, the US Revolving Notes) shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the Applicable Rate in effect from day to day, and each change in the rate of interest charged on the US Revolving Advances shall become effective, without notice to US Borrower or any other Person on the effective date of each change in the Applicable Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the US Revolving Advances to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest on the US Revolving Advances below the Maximum Rate until the aggregate amount of interest actually accrued on the US Revolving Advances equals the amount of interest which would have accrued on the US Revolving Advances if the interest rate specified in clause (b) preceding had at all times been in effect. Notwithstanding the foregoing, if any Special Event of Default has occurred and is continuing, the outstanding principal of the US Revolving Advances shall, upon the determination of the Majority US Lenders, bear interest at the Default Rate.

Section 2.4. Repayment of Principal and Interest. (a) Accrued and unpaid interest on the US Revolving Advances (and, therefore, the US Revolving Notes) shall be payable as follows:

(i) in the case of each US Revolving Advance which is a US Prime Rate Loan, on each January 1, April 1, July 1 and October 1, commencing July 1, 2006;

(ii) in the case of each US Revolving Advance which is a LIBOR Loan, on the last day of each Interest Period therefor;

(iii) upon the payment or prepayment (mandatory or optional) of any US Revolving Advance or the Conversion of any US Revolving Advance (but only on the principal amount so paid, prepaid, or Converted); and

(iv) for all US Revolving Advances, on the Termination Date-US Revolving Advances.

(b) The principal amount of the US Revolving Advances (and, therefore, the US Revolving Notes) shall be due and payable on the earlier of (i) the Termination Date-US Revolving Advances or (ii) such other dates on which the US Revolving Advances are or may be required to be paid pursuant to this Agreement.

(c) Notwithstanding the foregoing, interest payable at the Default Rate shall be payable from time to time on demand.

Section 2.5. Requests for US Revolving Advances. (a) US Borrower shall request each US Revolving Advance by delivering to Agent a US Revolving Advance Request Form (i) stating the amount of the US Revolving Advance, (ii) stating the date on which US Borrower desires that the US Revolving Advance be funded, (iii) stating the Type of the US Revolving Advance, and (iv) if such US Revolving Advance is a LIBOR Loan, designating the Interest Period thereof. Each US Revolving Advance Request Form shall be delivered to Agent (i) in the case of each US Revolving Advance which is to be a US Prime Rate Loan, (A) not later than 11:00 a.m. on any Business Day, in which case such US Revolving Advance shall be funded on such Business Day (if all other conditions contained in this Agreement are satisfied) or (B) after 11:00 a.m. on any Business Day, in which case, such US Revolving Advance shall be funded on the next succeeding Business Day (if all other conditions contained in this Agreement are satisfied), and (ii) in the case of each US Revolving Advance which is to be a LIBOR Loan, at least three (3) Business Days before the date on which US Borrower desires that the US Revolving Advance be funded; provided that (x) no US Revolving Advance which is a LIBOR Loan may be in an amount which is less than US$200,000.00, and (y) at any time there can be no more than five (5) Interest Periods in effect for all US Loans which are LIBOR Loans. US Borrower at any time may redesignate the amounts of, and Convert and Continue the US Revolving Advances, subject to the terms and provisions of this Agreement, including Sections 7.7, 7.8 and 7.9 hereof.

(b) The Agent shall promptly notify each US Lender of such request for a US Revolving Advance. No later than 12:00 p.m. Houston, Texas time on the date specified for each US Revolving Advance hereunder, each US Lender shall make available to Agent at its office specified herein in immediately available funds, its Pro Rata Share-US Revolving Advances of each requested US Revolving Advance. After Agent’s receipt of such funds and subject to the other terms and conditions of this Agreement, Agent shall make each US Revolving Advance available to the US Borrower.

Section 2.6. Use of Proceeds. The proceeds of the US Revolving Advances shall be used to refinance existing debt and for working capital and general corporate purposes, including capital expenditures and acquisitions permitted by this Agreement.

Section 2.7. Intentionally deleted.

Section 2.8. Unused Commitment Fee; Reduction or Termination of Commitment-US Revolving Advances. US Borrower agrees to pay to Agent for the Pro Rata-US Revolving Advances benefit of the US Lenders a commitment fee on the average daily unused portion of the Combined Commitments-US Revolving Advances, from and including the Closing Date to and including the Termination Date-US Revolving Advances, at a rate equal to 0.375%, based on a 360 day year and the actual number of days elapsed, payable quarterly, in arrears, on the first day of each quarter and on the Termination Date-US Revolving Advances, commencing July 1, 2006. For the purpose of calculating the commitment fee hereunder, the Combined Commitments-US Revolving Advances shall be deemed utilized by the amount of all outstanding US Revolving Advances and US Letter of Credit Liabilities. US Borrower shall have the right at any time to terminate in whole or from time to time to irrevocably reduce in part the Combined Commitments-US Revolving Advances upon at least three (3) Business Days prior notice to Agent specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction; provided, however, the Combined Commitments-US Revolving Advances shall never be reduced below an amount equal to the US Letter of Credit Liabilities. At the time of such reduction, US Borrower shall prepay the amount by which the unpaid principal amount of the US Revolving Advances plus the US Letter of Credit Liabilities exceeds the Combined Commitments-US Revolving Advances (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid. The Combined Commitments-US Revolving Advances may not be reinstated after they have been terminated or reduced.

Section 2.9. US Letters of Credit. Subject to the terms and conditions of this Agreement, US Issuing Bank agrees to issue one or more US Letters of Credit for the account of US Borrower or any Subsidiary from time to time from the date hereof to and including the Termination Date-US Revolving Advances; provided, however, that the US Letter of Credit Liabilities shall not at any time exceed the lesser of (a) US$5,000,000.00, or (b) the Combined Commitments-US Revolving Advances minus the sum of (i) the outstanding US Revolving Advances plus (ii) the aggregate principal amount of the outstanding Swing Loans. Each US Letter of Credit shall (a) have an expiration date which is at least ten (10) days prior to the Termination Date-US Revolving Advances, (b) support a transaction that is entered into in the ordinary course of US Borrower’s or a Subsidiary’s business, and (c) otherwise be reasonably satisfactory in form and substance to US Issuing Bank. No US Letter of Credit shall require any payment by US Issuing Bank to the beneficiary thereunder pursuant to a drawing prior to the third Business Day following presentment of a draft and any related documents to US Issuing Bank. US Issuing Bank shall have no obligation to issue any US Letter of Credit if an Event of Default or an Unmatured Event of Default has occurred and is continuing.

Section 2.10. Procedure for Issuing US Letters of Credit. Each US Letter of Credit shall be issued upon receipt by US Issuing Bank of written notice from an Authorized Representative requesting the issuance of such US Letter of Credit, which notice shall be received by US Issuing Bank at least three (3) Business Days prior to the requested date of issuance of such US Letter of Credit. Such notice shall be accompanied by a US Letter of Credit Application and such other documents and instruments as US Issuing Bank may reasonably require. Such notice and application (both front and back sides) may be sent by fax, provided that US Borrower holds US Issuing Bank harmless with respect to actions taken by US Issuing Bank based upon notices and applications sent by fax. Each request for a US Letter of Credit shall constitute a representation by US Borrower to US Issuing Bank, Agent and the other US Lenders that (a) the sum of (i) the outstanding US Revolving Advances plus (ii) the US Letter of Credit Liabilities plus (iii) the face amount of the requested US Letter of Credit plus (iv) the aggregate principal amount of the outstanding Swing Loans does not exceed the Combined Commitments-US Revolving Advances, and (b) no Event of Default or Unmatured Event of Default exists.

Section 2.11. Participation by US Lenders. By the issuance of any US Letter of Credit and without any further action on the part of US Issuing Bank or any US Lender in respect thereof, US Issuing Bank hereby grants to each US Lender, and each US Lender hereby agrees to acquire from US Issuing Bank, a participation in each such US Letter of Credit and the related US Letter of Credit Liabilities, effective upon the issuance thereof without recourse or warranty, equal to such US Lender’s Pro Rata Part-US Revolving Advances of such US Letter of Credit and US Letter of Credit Liabilities. US Issuing Bank shall provide a copy of each US Letter of Credit to each other US Lender promptly after issuance. This agreement to grant and acquire participations is an agreement between US Issuing Bank and US Lenders, and neither US Borrower nor any beneficiary of a US Letter of Credit shall be entitled to rely thereon. US Borrower agrees that each US Lender purchasing a participation from the US Issuing Bank pursuant to this Section 2.11 may exercise all of its rights to payment against the US Borrower including the right of setoff, with respect to such participation as fully as if such US Lender were the direct creditor of US Borrower in the amount of such participations.

Section 2.12. Payments Constitute US Revolving Advances. Each payment by US Issuing Bank pursuant to a drawing under a US Letter of Credit shall constitute and be deemed a US Revolving Advance by US Issuing Bank to US Borrower under the US Revolving Notes and this Agreement as of the day and time such payment is made by US Issuing Bank and in the amount of such payment. Each US Lender shall make available to US Issuing Bank in immediately available funds its Pro Rata Share-US Revolving Advances of each such US Revolving Advance in the manner provided in Section 2.5 hereof upon notice given by the US Issuing Bank in the manner provided in Section 2.5 for notices given by Agent. Notwithstanding the foregoing, if, prior to paying a drawing on a US Letter of Credit with a US Revolving Advance as provided above, an Event of Default under Section 14.1(d) or (e) shall have occurred or if for any other reason a US Revolving Advance cannot be made, then, each US Lender will, on the date on which the US Revolving Advance was to have been made to pay such drawing or such other date as is designated by US Issuing Bank, purchase from US Issuing Bank an undivided participation interest in such US Letter of Credit in an amount equal to its Pro Rata Share of the US Revolving Advances. Upon request from Agent (which shall be given by Agent to US Lenders immediately following receipt of notice by Agent from US Issuing Bank), each US Lender will immediately transfer such amount to US Issuing Bank.

Section 2.13. US Letter of Credit Fees. US Borrower shall pay to US Issuing Bank for the Pro Rata-US Revolving Advances benefit of the US Lenders a letter of credit fee payable quarterly in arrears equal to the greater of (a) US$300.00 or (b) the applicable percentage set forth below of the stated amount of such US Letter of Credit based upon a 360 day year for the period during which such US Letter of Credit remains outstanding:

Ratio of Funded Debt to EBITDA	Letter of Credit Fee
Less than 1.00 to 1.00	1.25%
Equal to or greater than 1.00 to 1.00 but less than 1.50 to 1.00	1.50%
Equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00	1.75%
Equal to or greater than 2.00 to 1.00 but less than 2.50 to 1.00	2.00%
Equal to or greater than 2.50 to 1.00 but less than 3.00 to 1.00	2.25%
Equal to or greater than 3.00 to 1.00	2.75%

At the time of issuance of each US Letter of Credit, US Borrower shall also pay to the US Issuing Bank a letter of credit fee in an amount equal to one-eighth of one percent ( 1/8%) of the stated amount of such US Letter of Credit. In addition, US Borrower shall pay to US Issuing Bank (a) at the time of issuance of any US Letter of Credit, all reasonable and documented out-of-pocket costs incurred by US Issuing Bank in connection with the issuance of such US Letter of Credit, (b) upon the payment of any US Letter of Credit, all applicable payment fees, and (c) upon the amendment (including the extension) of any US Letter of Credit, all applicable amendment fees.

Section 2.14. Obligations Absolute. The obligations of US Borrower under this Agreement and the other Loan Documents, including without limitation the obligation of US Borrower to reimburse US Issuing Bank and US Lenders, as applicable, for payment of drawings under any US Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances, including (a) any lack of validity or enforceability of any US Letter of Credit or any other Loan Document, (b) the existence of any claim, set-off, counterclaim, defense or other rights which US Borrower, any Domestic Subsidiary or any other Person may have at any time against any beneficiary of any US Letter of Credit, US Issuing Bank, Agent, any US Lender, or any other Person, whether in connection with this Agreement or any other Loan Document or any unrelated transaction, (c) if any statement, draft or other document presented under any US Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein is untrue or inaccurate in any respect whatsoever, (d) payment by US Issuing Bank under any US Letter of Credit against presentation of a draft or other document which does not comply with the terms of such US Letter of Credit in a manner which is not material, (e) any amendment or waiver of, or any consent to departure from, any Loan Document or (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Notwithstanding the foregoing, US Issuing Bank shall be liable to US Borrower to the extent of any direct, but not consequential, damages suffered by US Borrower which US Borrower proves in a final, non-appealable judgment were caused by US Issuing Bank’s willful misconduct or gross negligence with respect to any US Letter of Credit.

Section 2.15. Limitation of Liability. US Borrower assumes all risks of the acts or omissions of any beneficiary of any US Letter of Credit with respect to its use of such US Letter of Credit. None of US Issuing Bank, Agent, any US Lender or any of their officers, employees or directors shall have any responsibility or liability to US Borrower or any other Person for (a) the failure of any draft to bear any reference or adequate reference to any US Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any US Letter of Credit or to send documents apart from drafts as required by the terms of any US Letter of Credit, or the failure of any Person to note the amount of any instrument on any US Letter of Credit, each of which requirements, if contained in any US Letter of Credit itself, it is agreed may be waived by US Issuing Bank, (b) errors, omissions, interruptions or delays in transmission or delivery of any messages, (c) the validity, sufficiency or genuineness of any draft or other document, or any endorsement thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent or forged or any statement therein is untrue or inaccurate in any respect, (d) payment by US Issuing Bank to the beneficiary of any US Letter of Credit against presentation of any draft or other document that does not comply with the terms of the US Letter of Credit in a respect which is not material or (e) any other circumstance whatsoever in making or failing to make any payment under a US Letter of Credit. US Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, US Issuing Bank shall be liable to US Borrower to the extent of any direct, but not consequential, damages suffered by US Borrower which US Borrower proves in a final nonappealable judgment were caused by (i) US Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any US Letter of Credit complied with the terms thereof or (ii) US Issuing Bank’s willful failure to pay under any US Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such US Letter of Credit.

Section 2.16. Provisions Regarding Electronic Issuance of US Letters of Credit. US Issuing Bank may adopt procedures pursuant to which US Borrower may request the issuance of US Letters of Credit by electronic means and US Issuing Bank may issue US Letters of Credit based on such electronic requests. Such procedures may include the entering by US Borrower into the Letter of Credit Applications electronically. All the procedures, actions and documents referred to in the two preceding sentences are referred to as “Electronic Applications”. US Borrower further agrees to be bound by all the terms and provisions contained in the Letter of Credit Applications, including, without limitation, the terms and provisions of the Letter of Credit Applications contained on the reverse side of the paper copies thereof, including the release and indemnification provisions contained therein.

Section 2.17. Swing Loan. (a) On the terms and conditions set forth in this Agreement, Swing Lender may, in its discretion from time to time on any Business Day prior to the Termination Date-US Revolving Advances, make US Prime Rate Loans under the Swing Note (“Swing Loans”) to US Borrower in an aggregate principal amount not to exceed US$5,000,000.00 outstanding at any time; provided that the aggregate principal amount of the outstanding US Revolving Advances, plus the US Letter of Credit Liabilities, plus the aggregate principal amount of the outstanding Swing Loans shall never exceed the Combined Commitments-US Revolving Advances and provided, further, that Swing Lender shall not make Swing Loans if an Event of Default known to Swing Lender or an Unmatured Event of Default known to Swing Lender has occurred and is continuing. Subject to the other provisions of this Agreement, US Borrower may from time to time borrow, prepay (in whole or in part and without premium or penalty) and reborrow Swing Loans. US Borrower shall request a Swing Loan by either written or telephonic notice to Swing Lender.

(b) US Borrower shall repay the outstanding principal amount of the Swing Loans on the Termination Date-US Revolving Advances. The US Borrower shall pay the accrued interest on the Swing Loans on each January 1, April 1, July 1 and October 1, commencing July 1, 2006. US Borrower may prepay the Swing Loans, together with accrued interest thereon, at any time.

(c) US Borrower and US Lenders agree that Swing Lender may request each US Lender to pay, and upon such a request made in accordance with the following sentence each US Lender shall pay, to Swing Lender such US Lender’s Pro Rata Share of all outstanding (or certain) Swing Loans as a US Prime Rate Loan under such US Lender’s Commitment-US Revolving Advances upon written request from Swing Lender. In connection with any US Revolving Advance to be made to refinance the Swing Loans (or any Swing Loans) as contemplated by the foregoing sentence, Swing Lender shall give a notice to Agent prior to 12:00 noon (Central Time) of such US Revolving Advance on the date the proposed US Revolving Advance is to be made, and Agent shall give each US Lender a notice by 1:00 p.m. (Central Time) on such date, to make a US Prime Rate Loan in the amount of its Pro Rata Share for US Revolving Advances of the outstanding (or designated) Swing Loans. Each US Revolving Advance made pursuant to each request made by Swing Lender pursuant to the foregoing sentence shall be considered to be a US Revolving Advance, and US Borrower hereby irrevocably instructs Swing Lender to apply the proceeds of such US Revolving Advances to the prepayment of the outstanding Swing Loans. Each US Lender (including Swing Lender in its capacity as a US Lender) shall make its Pro Rata Share for the US Revolving Advances of each such US Revolving Advance available to Agent in immediately available funds by 3:00 p.m. (Central Time) on the date requested, and the obligation to fund such Revolving Advance shall be unconditional, irrespective of the occurrence, existence or continuance of an Event of Default or Unmatured Event of Default. Upon the date of any such US Revolving Advance all accrued but unpaid interest on the Swing Note to such date shall be due and payable by US Borrower to Swing Lender.

(d) If, prior to refunding a Swing Loan with a US Revolving Advance as provided above, an Event of Default under Section 14.1(d) or (e) shall have occurred or if for any other reason a US Revolving Advance cannot be made, then, each US Lender will, on the date on which the US Revolving Advance was to have been made or such other date as is designated by Swing Lender, purchase from the Swing Lender an undivided participation interest in all the outstanding Swing Loans in an amount equal to its Pro Rata Share for the US Revolving Advances. Upon request from Agent (which shall be given by Agent to US Lenders immediately following receipt of notice by Agent from Swing Lender), each US Lender will immediately transfer such amount to the Swing Lender.

Section 2.18. Increase of the Combined Commitments-US Revolving Advances. (a) At any time prior to the Termination Date-US Revolving Advances, the US Borrower may effectuate up to three (3) separate increases in the aggregate Combined Commitments-US Revolving Advances (each such increase being a “Combined Commitments-US Revolving Advances Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Combined Commitments-US Revolving Advances Increase) or one or more other banks or other financial institutions (reasonably acceptable to Agent) that at the time agree, in the case of any such bank or financial institution that is an existing Lender to increase its Commitment-US Revolving Advances as such Lender shall so select (an “Increasing Lender”) and, in the case of any other such bank or financial institution (an “Additional Lender”), to become a party to this Agreement; provided, however, that (i) each Combined Commitments-US Revolving Advances Increase shall be in an amount at least equal to $5,000,000.00, (ii) the aggregate amount of all Combined Commitments-US Revolving Advances Increases shall not exceed $50,000,000.00, and (iii) all Commitments-US Revolving Advances and US Revolving Advances provided pursuant to a Combined Commitments-US Revolving Advances Increase shall be available on the same terms as those applicable to the existing Commitments-US Revolving Advances and US Revolving Advances. The sum of the increases in the Commitments-US Revolving Advances of the Additional Lenders upon giving effect to a Combined Commitments-US Revolving Advances Increase shall not, in the aggregate, exceed the amount of such Combined Commitments-US Revolving Advances Increase. US Borrower shall provide prompt notice of any proposed Combined Commitments-US Revolving Advances Increase pursuant to clause (a) above to Agent. This Section 2.18 shall not be construed to create any obligation on Agent or any Lender to advance or to commit to advance any credit to US Borrower or to arrange for any other Person to advance or to commit to advance any credit to US Borrower.

(b) A Combined Commitments-US Revolving Advances Increase shall become effective upon (i) the receipt by Agent of (A) an agreement in form and substance reasonably satisfactory to Agent signed by US Borrower, each Increasing Lender and each Additional Lender, as applicable, setting forth the Commitments-US Revolving Advances of each such Lender, and in the case of an Additional Lender, setting forth the agreement of such Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (B) such evidence of appropriate authorization on the part of US Borrower with respect to such Combined Commitments-US Revolving Advances Increase as Agent may reasonably request, and (ii) receipt by Agent of a certificate of an Authorized Representative of US Borrower stating that, both before and after giving effect to such Combined Commitments-US Revolving Advances Increase, no Event of Default or Unmatured Event of Default has occurred and is continuing, and that all representations and warranties made by US Borrower in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date which remains true and correct as of such earlier date.

(c) Upon the occurrence of a Combined Commitments-US Revolving Advances Increase, the outstanding US Revolving Advances and participation interests shall be reallocated by Agent and Lenders by causing such assignments (among the Lenders with Commitments-US Revolving Advances) of US Revolving Advances, Commitments-US Revolving Advances and participation interests as necessary such that, after giving effect to such Combined Commitments-US Revolving Advances Increase, each Lender with a Commitment-US Revolving Advances will hold US Revolving Advances, Commitments-US Revolving Advances and participation interests based upon its Pro Rata Share of the Combined Commitments-US Revolving Advances (after giving effect to such Combined Commitments-US Revolving Advances Increase and such assignments). US Borrower shall be responsible for payment of any costs arising under Section 7.9 as a result of the assignments described in this paragraph (c) as though such assignments were prepayments. The fees described in paragraph (b) of Section 16.16 shall not be applicable in connection with assignments described in this paragraph (c).

ARTICLE III.

Cdn. Revolving Line of Credit and Cdn. Letters of Credit

Section 3.1. Cdn. Revolving Line of Credit. Subject to the terms and conditions of this Agreement, Cdn. Lender agrees to extend the Cdn. Revolving Line of Credit to Cdn. Borrower by making one or more Cdn. Revolving Advances to Cdn. Borrower from time to time from the date hereof to and including the Termination Date-Cdn. Revolving Advances in an aggregate principal amount at any time outstanding up to but not exceeding the Commitment-Cdn. Revolving Advances; provided that the aggregate amount of all Cdn. Revolving Advances at any time outstanding shall not exceed the Commitment-Cdn. Revolving Advances minus the Cdn. Letter of Credit Liabilities. Cdn. Lender shall have no obligation to make any Cdn. Revolving Advance (other than a Cdn. Revolving Advance to reimburse Cdn. Issuing Bank for any draw on a Cdn. Letter of Credit issued pursuant to the terms hereof) if an Event of Default or an Unmatured Event of Default has occurred and is continuing. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Cdn. Borrower may borrow, repay, and reborrow hereunder.

Section 3.2. Cdn. Revolving Note. The obligation of Cdn. Borrower to repay the Cdn. Revolving Advances shall be evidenced by the Cdn. Revolving Note executed by Cdn. Borrower, payable to the order of Cdn. Lender, in the principal amount of the Commitment-Cdn. Revolving Advances.

Section 3.3. Interest. The unpaid principal amount of the Cdn. Revolving Advances (and, therefore, the Cdn. Revolving Note) shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the Applicable Rate in effect from day to day, and each change in the rate of interest charged on the Cdn. Revolving Advances shall become effective, without notice to Cdn. Borrower or any other Person, on the effective date of each change in the Applicable Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the Cdn. Revolving Advances to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest on the Cdn. Revolving Advances below the Maximum Rate until the aggregate amount of interest actually accrued on the Cdn. Revolving Advances equals the amount of interest which would have accrued on the Cdn. Revolving Advances if the interest rate specified in clause (b) preceding had at all times been in effect. Notwithstanding the foregoing, if any Special Event of Default has occurred and is continuing, the outstanding principal of the Cdn. Revolving Advances shall, upon the determination of Cdn. Lender, bear interest at the Default Rate.

Section 3.4. Repayment of Principal and Interest. (a) Accrued and unpaid interest on the Cdn. Revolving Advances (and, therefore, the Cdn. Revolving Note) shall be payable as follows:

(i) in the case of each Cdn. Revolving Advance which is a Cdn. Prime Rate Loan, on each January 1, April 1, July 1 and October 1, commencing October 1, 2006;

(ii) in the case of each Cdn. Revolving Advance which is a BA Loan, on the first day of each month and on the last day of each Contract Period therefor;

(iii) upon the payment or prepayment (mandatory or optional) of any Cdn. Revolving Advance or the Conversion Date for any Cdn. Revolving Advance (but only on the principal amount so paid, prepaid, or Converted); and

(iv) for all Cdn. Revolving Advances, on the Termination Date-Cdn. Revolving Advances.

(b) The principal amount of the Cdn. Revolving Advances (and, therefore, the Cdn. Revolving Note) shall be due and payable on the earlier of (i) the Termination Date-Cdn. Revolving Advances or (ii) such other dates on which the Cdn. Revolving Advances are or may be required to be paid pursuant to this Agreement.

(c) Notwithstanding the foregoing, interest payable at the Default Rate shall be payable from time to time on demand.

Section 3.5. Requests for Cdn. Revolving Advances. (a) Cdn. Borrower shall request each Cdn. Revolving Advance by delivering to Cdn. Lender a Cdn. Revolving Advance Request Form (i) stating the amount of the Cdn. Revolving Advance, (ii) stating the date on which Cdn. Borrower desires that the Cdn. Revolving Advance be funded, (iii) stating the Type of the Cdn. Revolving Advance, and (iv) if such Cdn. Revolving Advance is a BA Loan, designating the Contract Period thereof. Each Cdn. Revolving Advance Request Form shall be delivered to Cdn. Lender (i) in the case of each Cdn. Revolving Advance which is to be a Cdn. Prime Rate Loan, (A) not later than 11:00 a.m. Toronto, Ontario time on any Business Day, in which case such Cdn. Revolving Advance shall be funded on such Business Day (if all other conditions contained in this Agreement are satisfied) or (B) after 11:00 a.m. Toronto, Ontario time on any Business Day, in which case, such Cdn. Revolving Advance shall be funded on the next succeeding Business Day (if all other conditions contained in this Agreement are satisfied), and (ii) in the case of each Cdn. Revolving Advance which is to be a BA Loan, at least three (3) Business Days before the date on which Cdn. Borrower desires that the Cdn. Revolving Advance be funded; provided that (x) no Cdn. Revolving Advance which is a BA Loan may be in an amount which is less than C$500,000.00, and (y) at any time there can be no more than five (5) Contract Periods in effect for all Cdn. Revolving Advances which are BA Loans. Cdn. Borrower at any time may redesignate the amounts of, and Convert and Continue the Cdn. Revolving Advances, subject to the terms and provisions of this Agreement, including Sections 7.7, 7.8 and 7.9 hereof.

(b) Anything contained herein to the contrary notwithstanding, it is acknowledged that Cdn. Borrower and Cdn. Lender may enter into certain cash management arrangements pursuant to separate written arrangements by and between Cdn. Borrower and Cdn. Lender (such cash management arrangements are sometimes hereinafter called the “Sweep to Loan Documents”) whereby Cdn. Lender’s “sweep to loan” automated system shall be utilized for obtaining Prime Rate Loans under the Cdn. Revolving Line of Credit and making periodic repayments of such Loans. Accordingly, so long as the Sweep to Loan Documents are in full force and effect, no Cdn. Revolving Advance Request Form shall be required for any Prime Rate Loans made under the Cdn. Revolving Line of Credit to cover daily cash needs; provided, however, a Cdn. Revolving Advance Request Form shall be required with respect to any Cdn. Revolving Loan which is a BA Loan or any conversion or refunding of same. In the event that the Sweep to Loan Documents are either not entered into or are no longer in full force and effect, then the Cdn. Revolving Advance Request Form shall be used for any and all advances of the Cdn. Revolving Line of Credit. Each time a Cdn. Revolving Advance is made using the sweep to loan automated system, Cdn. Borrower shall be deemed to have represented and warranted to Cdn. Lender that no Event of Default or Unmatured Event of Default has occurred and is continuing.

Section 3.6. Use of Proceeds. The proceeds of the Cdn. Revolving Advances shall be used for working capital and general corporate purposes.

Section 3.7. Facility Fee. Cdn. Borrower agrees to pay to Cdn. Lender a facility fee in the amount of C$69,750.00 on the Closing Date. Such facility fee shall be fully earned when paid.

Section 3.8. Intentionally deleted.

Section 3.9. Unused Commitment Fee; Reduction or Termination of Commitment-Cdn. Revolving Advances. Cdn. Borrower agrees to pay to Cdn. Lender a commitment fee on the average daily unused portion of the Commitment-Cdn. Revolving Advances, from and including the Closing Date to and including the Termination Date-Cdn. Revolving Advances, at a rate equal to 0.375%, based on a 360 day year and the actual number of days elapsed, payable quarterly, in arrears, on the first day of each quarter and on the Termination Date-Cdn. Revolving Advances, commencing October 1, 2006. For the purpose of calculating the commitment fee hereunder, the Commitment-Cdn. Revolving Advances shall be deemed utilized by the amount of all outstanding Cdn. Revolving Advances and Cdn. Letter of Credit Liabilities. Cdn. Borrower shall have the right at any time to terminate in whole or from time to time to irrevocably reduce in part the Commitment-Cdn. Revolving Advances upon at least three (3) Business Days prior notice to Cdn. Lender specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction; provided, however, the Commitment-Cdn. Revolving Advances shall never be reduced below an amount equal to the Cdn. Letter of Credit Liabilities. At the time of such reduction, Cdn. Borrower shall prepay the amount by which the unpaid principal amount of the Cdn. Revolving Advances plus the Cdn. Letter of Credit Liabilities exceeds the Commitment-Cdn. Revolving Advances (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid. The Commitment-Cdn. Revolving Advances may not be reinstated after they have been terminated or reduced.

Section 3.10. Cdn. Letters of Credit. Subject to the terms and conditions of this Agreement, Cdn. Issuing Bank agrees to issue one or more Cdn. Letters of Credit for the account of Cdn. Borrower or any Canadian Subsidiary from time to time from the date hereof to and including the Termination Date-Cdn. Revolving Advances; provided, however, that the Cdn. Letter of Credit Liabilities shall not at any time exceed the lesser of (a) C$500,000.00, or (b) the Commitment-Cdn. Revolving Advances minus the outstanding Cdn. Revolving Advances. Each Cdn. Letter of Credit shall (a) have an expiration date which is at least ten (10) days prior to the Termination Date-Cdn. Revolving Advances, (b) be payable in United States dollars or Canadian dollars, (c) support a transaction that is entered into in the ordinary course of Cdn. Borrower’s or a Canadian Subsidiary’s business, and (d) otherwise be reasonably satisfactory in form and substance to Cdn. Issuing Bank. No Cdn. Letter of Credit shall require any payment by Cdn. Issuing Bank to the beneficiary thereunder pursuant to a drawing prior to the third Business Day following presentment of a draft and any related documents to Cdn. Issuing Bank. Cdn. Issuing Bank shall have no obligation to issue any Cdn. Letter of Credit if an Event of Default or an Unmatured Event of Default has occurred and is continuing.

Section 3.11. Procedure for Issuing Cdn. Letters of Credit. Each Cdn. Letter of Credit shall be issued upon receipt by Cdn. Issuing Bank of written notice from an Authorized Representative requesting the issuance of such Cdn. Letter of Credit, which notice shall be received by Cdn. Issuing Bank at least three (3) Business Days prior to the requested date of issuance of such Cdn. Letter of Credit. Such notice shall be accompanied by a Letter of Credit Application and such other documents and instruments as Cdn. Issuing Bank may reasonably require. Such notice and application (both front and back sides) may be sent by fax, provided that Cdn. Borrower holds Cdn. Issuing Bank harmless with respect to actions taken by Cdn. Issuing Bank based upon notices and applications sent by fax. Each request for a Cdn. Letter of Credit shall constitute a representation by Cdn. Borrower to Cdn. Issuing Bank, that (a) the sum of (i) the outstanding Cdn. Revolving Advances plus (ii) the Cdn. Letter of Credit Liabilities plus (iii) the face amount of the requested Cdn. Letter of Credit does not exceed the Commitment-Cdn. Revolving Advances, and (b) no Event of Default or Unmatured Event of Default exists.

Section 3.12. Payments Constitute Cdn. Revolving Advances. Each payment by Cdn. Issuing Bank pursuant to a drawing under a Cdn. Letter of Credit shall constitute and be deemed a Cdn. Revolving Advance by Cdn. Issuing Bank to Cdn. Borrower under the Cdn. Revolving Note and this Agreement as of the day and time such payment is made by Cdn. Issuing Bank and in the amount of such payment.

Section 3.13. Cdn. Letter of Credit Fees. Cdn. Borrower shall pay to Cdn. Issuing Bank a letter of credit fee payable quarterly in arrears equal to the greater of (a) US$300.00 or (b) the applicable percentage set forth below of the stated amount of such Cdn. Letter of Credit based upon a 360 day year for the period during which such Cdn. Letter of Credit remains outstanding:

Ratio of Funded Debt to EBITDA	Letter of Credit Fee
Less than 1.00 to 1.00	1.25%
Equal to or greater than 1.00 to 1.00 but less than 1.50 to 1.00	1.50%
Equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00	1.75%
Equal to or greater than 2.00 to 1.00 but less than 2.50 to 1.00	2.00%
Equal to or greater than 2.50 to 1.00 but less than 3.00 to 1.00	2.25%
Equal to or greater than 3.00 to 1.00	2.75

At the time of issuance of each Cdn. Letter of Credit, Cdn. Borrower shall also pay to the Cdn. Issuing Bank a letter of credit fee in an amount equal to one-eighth of one percent ( 1/8%) of the stated amount of such Cdn. Letter of Credit. In addition, Cdn. Borrower shall pay to Cdn. Issuing Bank (a) at the time of issuance of any Cdn. Letter of Credit, all reasonable and documented out-of-pocket costs incurred by Cdn. Issuing Bank in connection with the issuance of such Cdn. Letter of Credit, (b) upon the payment of any Cdn. Letter of Credit, all applicable payment fees, and (c) upon the amendment (including the extension) of any Cdn. Letter of Credit, all applicable amendment fees.

Section 3.14. Obligations Absolute. The obligations of Cdn. Borrower under this Agreement and the other Loan Documents, including without limitation the obligation of Cdn. Borrower to reimburse Cdn. Issuing Bank for payment of drawings under any Cdn. Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances, including (a) any lack of validity or enforceability of any Cdn. Letter of Credit or any other Loan Document, (b) the existence of any claim, set-off, counterclaim, defense or other rights which Cdn. Borrower, any Canadian Subsidiary or any other Person may have at any time against any beneficiary of any Cdn. Letter of Credit, Cdn. Issuing Bank, Cdn. Lender, or any other Person, whether in connection with this Agreement or any other Loan Document or any unrelated transaction, (c) if any statement, draft or other document presented under any Cdn. Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein is untrue or inaccurate in any respect whatsoever, (d) payment by Cdn. Issuing Bank under any Cdn. Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Cdn. Letter of Credit in a manner which is not material, (e) any amendment or waiver of, or any consent to departure from, any Loan Document or (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Notwithstanding the foregoing, Cdn. Issuing Bank shall be liable to Cdn. Borrower to the extent of any direct, but not consequential, damages suffered by Cdn. Borrower which Cdn. Borrower proves in a final, non-appealable judgment were caused by Cdn. Issuing Bank’s willful misconduct or gross negligence with respect to any Cdn. Letter of Credit.

Section 3.15. Limitation of Liability. Cdn. Borrower assumes all risks of the acts or omissions of any beneficiary of any Cdn. Letter of Credit with respect to its use of such Cdn. Letter of Credit. Neither Cdn. Issuing Bank nor Cdn. Lender or any of their officers, employees or directors shall have any responsibility or liability to Cdn. Borrower or any other Person for (a) the failure of any draft to bear any reference or adequate reference to any Cdn. Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Cdn. Letter of Credit or to send documents apart from drafts as required by the terms of any Cdn. Letter of Credit, or the failure of any Person to note the amount of any instrument on any Cdn. Letter of Credit, each of which requirements, if contained in any Cdn. Letter of Credit itself, it is agreed may be waived by Cdn. Issuing Bank, (b) errors, omissions, interruptions or delays in transmission or delivery of any messages, (c) the validity, sufficiency or genuineness of any draft or other document, or any endorsement thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent or forged or any statement therein is untrue or inaccurate in any respect, (d) payment by Cdn. Issuing Bank to the beneficiary of any Cdn. Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Cdn. Letter of Credit in a respect which is not material or (e) any other circumstance whatsoever in making or failing to make any payment under a Cdn. Letter of Credit. Cdn. Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, Cdn. Issuing Bank shall be liable to Cdn. Borrower to the extent of any direct, but not consequential, damages suffered by Cdn. Borrower which Cdn. Borrower proves in a final nonappealable judgment were caused by (i) Cdn. Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Cdn. Letter of Credit complied with the terms thereof or (ii) Cdn. Issuing Bank’s willful failure to pay under any Cdn. Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Cdn. Letter of Credit.

Section 3.16. Provisions Regarding Electronic Issuance of Cdn. Letters of Credit. Cdn. Issuing Bank may adopt procedures pursuant to which Cdn. Borrower may request the issuance of Cdn. Letters of Credit by electronic means and Cdn. Issuing Bank may issue Cdn. Letters of Credit based on such electronic requests. Such procedures may include the entering by Cdn. Borrower into the Letter of Credit Applications electronically. All the procedures, actions and documents referred to in the two preceding sentences are referred to as “Electronic Applications”. Cdn. Borrower further agrees to be bound by all the terms and provisions contained in the Letter of Credit Applications, including, without limitation, the terms and provisions of the Letter of Credit Applications contained on the reverse side of the paper copies thereof, including the release and indemnification provisions contained therein.

Section 3.17. Withholding Tax Indemnification. (a) If, any payments to be made by or on behalf of any Credit Party under or with respect to this Agreement or any other Loan Document are subject to any deduction or withholding for, or on account of, any present or future Taxes the following shall apply: (i) the amount payable shall be increased as may be necessary so that, after making all required deductions or withholdings (including deductions and withholdings applicable to, and taking into account all Taxes on, or arising by reason of the payment of, additional amounts under this Section 3.17), Cdn. Lender receives and retains an amount equal to the amount that it would have received had no such deductions or withholdings been required, (ii) the Credit Parties shall make such deductions or withholdings, and (iii) the Credit Parties shall remit the full amount deducted or withheld to the relevant taxing authority in accordance with Applicable Laws. Notwithstanding the foregoing, Borrowers shall not be required to pay additional amounts in respect of Excluded Taxes (as defined in subsection (d) below).

(b) Borrowers shall indemnify Cdn. Lender for the full amount of any Taxes (other than Excluded Taxes but including any applicable withholding taxes) imposed by any jurisdiction on amounts payable by Borrowers under this Agreement or any other Loan Document and paid by Cdn. Lender and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto. The indemnifications contained in this Section 3.17 shall be made within thirty (30) days after the date Cdn. Lender makes written demand therefor.

(c) Within thirty (30) days after the date of any payment of Taxes by any Cdn. Credit Party, Borrowers shall furnish to Cdn. Lender the original or a certified copy of a receipt evidencing payment by Borrowers of any Taxes with respect to any amount payable to Cdn. Lender hereunder.

(d) “Excluded Taxes” means, in relation to Cdn. Lender, any Taxes imposed on the net income or capital of Cdn. Lender by any Governmental Authority as a result of such Lender (i) carrying on a trade or business or having a permanent establishment in any jurisdiction or political subdivision thereof, (ii) being organized under the laws of such jurisdiction or any political subdivision thereof, or (iii) being or being deemed to be resident in such jurisdiction or political subdivision thereof.

(e) Borrowers’ obligations under this Section 3.17 shall survive the termination of this Agreement and the payment of all amounts payable under or with respect to this Agreement.

Section 3.18. Interest Act. For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a year of 360 or 365 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 360 or 365, as applicable.

Section 3.19. Judgment Currency. The obligation of Borrowers to make payments of the principal of and interest on the Notes and any other amounts payable hereunder in the currency specified for such payment herein or in the Notes shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by the Applicable Lender of the full amount of the particular currency expressed to be payable herein or in the Notes. The obligation of Borrowers to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable herein or in the Note.

Section 3.20. Intentionally Deleted.

ARTICLE IV.

Intentionally Deleted

ARTICLE V.

Intentionally Deleted

ARTICLE VI.

Intentionally Deleted

ARTICLE VII.

Payments; Additional Matters with Respect to

LIBOR Loans; Yield Protection Provisions

Section 7.1. Method of Payment. All payments of principal, interest, and other amounts to be made by US Borrower under this Agreement with respect to the US Obligations, the US Notes or any other Loan Documents (other than the Guaranty Agreement-US Borrower) shall be made to Agent at its designated office specified herein for the account of each US Lender’s office specified herein in immediately available funds in US Dollars, without setoff, deduction, or counterclaim, not later than 11:00 a.m. Houston, Texas time on the date that such payment shall become due (and each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). All payments of principal, interest, and other amounts to be made by Cdn. Borrower under this Agreement with respect to the Cdn. Obligations, the Cdn. Revolving Note or any other Loan Documents shall be made to Cdn. Lender at its designated office specified herein in immediately available funds in Canadian Dollars, without setoff, deduction, or counterclaim, not later than 11:00 a.m. Toronto, Ontario time on the date that such payment shall become due (and each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Each payment received by Agent under this Agreement or any other Loan Document for the account of a US Lender shall be paid promptly to such US Lender, in immediately available funds, at such US Lender’s office designated herein; provided, however, in the event any US Lender shall have failed to make a US Revolving Advance as contemplated by Section 2.5 hereof (a “Defaulting US Lender”) and Agent or another US Lender or US Lenders shall have made such US Revolving Advance, payment received by Agent for the account of such Defaulting US Lender shall not be distributed to such Defaulting US Lender or US Lenders until such US Revolving Advance shall have been repaid in full to Agent or US Lender or US Lenders who funded such US Revolving Advance. Whenever any payment under this Agreement, any Note or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next Business Day, and interest shall continue to accrue during such extension.

Section 7.2. Sharing of Payments, etc./Non-Receipt of Funds by Agent.

(a) If any US Lender shall obtain any payment (whether voluntary, involuntary, or otherwise) on account of the US Revolving Advances (including, without limitation, any set-off), which is in excess of its Pro Rata Share of payments on the US Revolving Advances obtained by all US Lenders, such US Lender shall purchase from the other US Lenders such participation as shall be necessary to cause such purchasing US Lender to share the excess payment Pro Rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing US Lender, the purchase shall be rescinded and the purchase price restored to the extent of recovery. US Borrower agrees that any US Lender so purchasing a participation from another US Lender pursuant to this section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such US Lender were the direct creditor of US Borrower in the amount of such participation.

(b) Unless Agent shall have been notified by a US Lender or US Borrower (the “Payor”) prior to the date on which such US Lender is to make payment to Agent of the proceeds of a US Revolving Advance or US Borrower is to make a payment to Agent for the account of one or more of the US Lenders, as the case may be (a “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to Agent, the recipient of such payment shall, on demand, pay to Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was made available by Agent until the date Agent recovers such amount at the rate applicable to such portion of the US Revolving Advances.

Section 7.3. Voluntary Prepayment. (a) US Borrower may prepay the US Notes in whole at any time or from time to time in part without premium or penalty other than as provided in Section 7.9 but with accrued interest to the date of prepayment on the amount so prepaid.

(b) Cdn. Borrower may prepay the Cdn. Revolving Note in whole at any time or from time to time in part without premium or penalty other than as provided in Section 7.9 but with accrued interest to the date of prepayment on the amount so prepaid.

Section 7.4. Computation of Interest. Interest on the indebtedness evidenced by the Notes shall be computed on the basis of a year of (a) 360 days and the actual number of days elapsed (including the first day but excluding the last day) for all LIBOR Loans unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365/366 days, as the case may be, (b) 365 or 366 days, as the case may be, for all Prime Rate Loans, and (c) 365 or 366 days, as the case may be, and the actual number of days elapsed, in the case of BA loans. Interest on any BA Loan shall be calculated for the period commencing from and including the first day of the Contract Period or the immediately preceding date on which interest was paid, as the case may be, applicable to such BA Loan, to but excluding the date on which interest is to be paid.

Section 7.5. Capital Adequacy. If after the date hereof, any US Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such US Lender (or its parent) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such US Lender’s (or its parent’s) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such US Lender (or its parent) could have achieved but for such adoption, change or compliance (taking into consideration such US Lender’s policies with respect to capital adequacy) by an amount deemed by such US Lender to be material, then from time to time, within ten (10) Business Days after demand by such US Lender (which demand must be made with three (3) months of the occurrence of the event giving rise to such demand), US Borrower shall pay to such US Lender such additional amount or amounts as will compensate such US Lender (or its parent) for such reduction. A certificate of such US Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, absent manifest error, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such US Lender may use any reasonable averaging and attribution methods.

Section 7.6. Additional Costs in Respect of US Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to US Letters of Credit issued or to be issued hereunder or US Issuing Bank’s commitment to issue US Letters of Credit hereunder, and the result shall be to increase the cost to US Issuing Bank of issuing or maintaining any US Letter of Credit or its commitment to issue US Letters of Credit hereunder or reduce any amount receivable by US Issuing Bank hereunder in respect of any US Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of US Issuing Bank’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, within ten (10) Business Days after demand by US Issuing Bank (which demand must be made three (3) months of the occurrence of the event giving rise to such demand), US Borrower agrees to pay to US Issuing Bank from time to time as specified by US Issuing Bank, such additional amounts as shall be sufficient to compensate US Issuing Bank for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by US Issuing Bank, submitted by US Issuing Bank to US Borrower, shall be conclusive, absent manifest error, as to the amount thereof, provided that the determination thereof is made on a reasonable basis.

Section 7.7. Conversions and Continuations of US Loans; Conversions and Rollovers of Cdn. Revolving Advances. (a) US Borrower shall have the right from time to time to Convert any US Loan from one Type of US Loan into another Type of US Loan or US Loans or to Continue any LIBOR Loan as a LIBOR Loan or Loans by giving Agent written notice (i) for Conversion into a US Prime Rate Loan, (A) not later than 11:00 on a Business Day, in which case such US Loan shall be Converted into a US Prime Rate Loan on such Business Day (if all the conditions contained in this Agreement are satisfied) or (B) after 11:00 a.m. on a Business Day, in which case such US Loan shall be Converted into a US Prime Rate Loan on the next succeeding Business Day (if all the conditions contained in this Agreement are satisfied), and (ii) for Continuation of or Conversion into a LIBOR Loan, at least three (3) Business Days before such Conversion into or Continuation, specifying (A) the Conversion or Continuation date, (B) in the case of Conversions, the Type of US Loan to be Converted into, and (C) in the case of a Continuation of or Conversion into a LIBOR Loan, the duration of the Interest Period applicable thereto; provided that (w) no US Revolving Advance which is a LIBOR Loan may be in an amount which is less than US$200,000.00, (x) at any time there can be no more than five (5) Interest Periods in effect for all US Loans which are LIBOR Loans, (y) LIBOR Loans may only be Converted on the last day of the Interest Period therefor, and (z) except for Conversions to US Prime Rate Loans, no US Lender shall have an obligation to make any Conversions while an Event of Default or an Unmatured Event of Default has occurred and is continuing. All notices under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Houston, Texas time on the day which is not less than the number of Business Days specified above for such notice. If US

Borrower shall fail to give Agent the notice specified above for Continuation or Conversion of any LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be Converted into a US Prime Rate Loan on the last day of such Interest Period. In no event may any LIBOR Loan be Converted, Continued or prepaid prior to the last day of its current Interest Period.

(b)(i) At least three (3) Business Days before the expiry of the Contract Period of each BA Loan and so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Cdn. Borrower shall notify Cdn. Lender by irrevocable telephone notice, followed by written confirmation on the same day in form and substance satisfactory to Cdn. Lender, if Cdn. Borrower intends to:

(A) enter into a new Contract Period with respect to the maturing BA Loan, or

(B) repay the BA Loan.

If Cdn. Borrower fails to provide the foregoing notice or make the required payment or if an Event of Default or Unmatured Event of Default has occurred and is continuing on the last day of the Contract Period, the maturing BA Loan shall be converted to a Cdn. Prime Rate Loan equal to the amount outstanding under such BA Loan.

(ii) Subject to the other provisions of this Agreement, the Cdn. Borrower may, during the term of this Agreement, effective on any Business Day, convert, in whole or in part, an outstanding Cdn. Revolving Advance into a Cdn. Prime Rate Loan upon Cdn. Borrower giving written notice to Cdn. Lender in form and substance satisfactory to Cdn. Lender, the notice period being that which would be applicable to the Type of Loan into which the outstanding Loan is to be converted. Conversions under this Section 7.7(b)(ii) may only be made provided that:

(A) each conversion of a Cdn. Revolving Advance shall be for minimum aggregate amounts of C$500,000.00 and whole multiples in excess thereof;

(B) a BA Loan may be converted only on the last day of the relevant Contract Period; if less than all of the BA Loan is converted, after the conversion, not less than C$500,000 shall remain as a BA Loan; and

(C) no Event of Default or Unmatured Event of Default shall have occurred and be continuing on the relevant Conversion Date or after giving effect to the conversion of the Cdn. Revolving Advance to be made on the Conversion Date.

(iii) A Conversion or Rollover shall not constitute a repayment of any Cdn. Revolving Advance or a new Cdn. Revolving Advance.

(iv) With respect to all matters referred to in this Section 7.7(b), the determination by Cdn. Lender shall be final, conclusive and binding on the Cdn. Borrower, absent manifest error.

Section 7.8. Illegality, Impossibility, Regulatory Change; Change in Law and Compensation. In the event that (a) it becomes unlawful for any Lender to honor its obligation to make LIBOR Loans or BA Loans hereunder or to maintain LIBOR Loans or BA Loans hereunder, (b) Agent or Cdn. Lender, as applicable, determines that (i) quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” or “BA Rate” are not being provided in the relative amounts or for the relative maturities for determining the interest rates borne by the LIBOR Loans or BA Loans as provided in this Agreement or (ii) such quotations do not accurately reflect any Lender’s costs in connection therewith, or (c) a Regulatory Change (including the imposition of a Reserve Requirement) or any change in law occurs which changes any Lender’s basis of taxation with respect to LIBOR Loans or BA Loans or imposes reserve, capital or other requirements with respect thereto, then (x) such Lender shall notify the Applicable Borrower of any such event, (y) the Applicable Borrower shall promptly pay to such Lender such amounts as such Lender may determine (which determination shall be conclusive provided such determination is made on a reasonable basis) to be necessary to compensate such Lender for any increased costs incurred by such Lender or decreases in amounts receivable by such Lender which such Lender determines are attributable to any event described in clauses (a), (b) or (c) above, and (z) the obligation of Lenders to make or Continue LIBOR Loans or BA Loans or to Convert Prime Rate Loans to LIBOR Loans or BA Loans, as applicable, shall terminate, and (i) all future Loans shall be Prime Rate Loans and (ii) all outstanding Loans which are LIBOR Loans or BA Loans shall be Converted to Prime Rate Loans on the last day of the current Interest Period or Contract Period, as applicable, therefor.

Section 7.9. Compensation for Prepayment or Failure to Borrow. (a) US Borrower shall pay to Agent, promptly upon the request of Agent such amount or amounts as shall be sufficient to compensate any US Lender for any actual and reasonable loss, cost or expense (including any reasonable losses and expenses arising from the liquidation or reemployment of deposits acquired to fund or maintain any principal amount prepaid) incurred by such US Lender as a result of (a) any payment, prepayment or Conversion of any LIBOR Loan on a day other than the last day of an Interest Period therefor or (b) the failure by Borrower to borrow, Convert or prepay a LIBOR Loan on any date required hereby. Such reimbursement shall be calculated as though such US Lender funded the principal amount paid, prepaid, Converted or not borrowed through the purchase of US Dollar deposits in the London, England interbank market having a maturity corresponding to last day of the Interest Period for the amount paid, prepaid, Converted or to be borrowed and bearing an interest rate equal to the LIBOR Rate for such principal amount for such Interest Period, whether in fact that is the case or not. Such US Lender’s determination of the amount of such reimbursement shall be conclusive in the absence of manifest error, provided that the determination thereof is made on a reasonable basis.

(b) To induce Cdn. Lender to provide BA Loans on the terms provided herein, if:

(i) any BA Loan is repaid in whole or in part prior to the last day of any Contract Period applicable thereto (whether such repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of demand, acceleration, by operation of law or otherwise);

(ii) Cdn. Borrower shall default in payment when due of the principal amount of or interest on any BA Loan;

(iii) Cdn. Borrower shall default in making any borrowing of, conversion into or continuation of BA Loans after Cdn. Borrower has given notice requesting the same in accordance herewith; or

(iv) Cdn. Borrower shall fail to make any prepayment of a BA Loan after Cdn. Borrower has given a notice thereof in accordance herewith,

then Cdn. Borrower shall indemnify and hold harmless Cdn. Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss or expense arising from the re-employment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to Cdn. Lender under this Section, Cdn. Lender shall be deemed to have actually funded its relevant BA Loan, through the purchase of a deposit bearing interest at the BA Rate, in an amount equal to the amount of such BA Loan and having a maturity comparable to the Contract Period applicable thereto; provided, however, that Cdn. Lender may fund each of its BA Loans in any manner its sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Obligations. As promptly as practicable under the circumstances, Cdn. Lender shall provide Cdn. Borrower with its written calculation of all amounts payable pursuant to this Subsection (b), and such calculation shall be binding on the parties hereto unless Cdn. Borrower shall object in writing with ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

Section 7.10. Replacement of US Lenders. If any US Lender requests compensation under Sections 7.5, 7.6 or 7.8 or if any US Lender defaults in its obligation to fund the US Loans hereunder, then US Borrower may, at its sole expense and effort, upon notice to such US Lender and Agent, require such US Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 16.16), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another US Lender if a US Lender accepts such assignment); provided, however, that (a) US Borrower shall have received the prior written consent of the Agent, which consent shall not be unreasonably withheld, and (b) such US Lender shall have received payment of an amount equal to the outstanding principal of its US Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of all such outstanding principal and accrued interest and fees) and US Borrower (in the case of all other amounts). A US Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such US Lender or otherwise, the circumstances entitling US Borrower to require such assignment cease to apply and are not likely to resurface.

Section 7.11. Replacement of Cdn. Lender. If Cdn. Lender requests compensation under Section 7.8 or if Cdn. Lender defaults in its obligation to fund the Cdn. Revolving Advances hereunder, or if Cdn. Lender fails to consent to or approve any waiver, consent or amendment approved by Majority US Lenders, then Cdn. Borrower may, at its sole expense and effort, upon notice to Cdn. Lender, require Cdn. Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 16.16), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations; provided, however, that Cdn. Lender shall have received payment of an amount equal to the outstanding principal of its Cdn. Revolving Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of all such outstanding principal and accrued interest and fees) and Cdn. Borrower (in the case of all other amounts). Cdn. Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by Cdn. Lender or otherwise, the circumstances entitling Cdn. Borrower to require such assignment cease to apply and are not likely to resurface.

Section 7.12. Other Matters Related to Loans. (a) All US Loans shall be either Prime Rate Loans or LIBOR Loans. All Cdn. Revolving Advances shall be either Cdn. Prime Rate Loans or BA Loans.

(b) All Loans to Cdn. Borrower shall be in Canadian dollars and all Loans to US Borrower shall be in US Dollars. Notwithstanding any other term in this Agreement, no Loan denominated in C$ may be converted into a Loan denominated in US$ and no Loan denominated in US$ may be converted into a Loan denominated in C$.

ARTICLE VIII.

Collateral

Section 8.1. Collateral. To secure full and complete payment and performance of the US Obligations or the Cdn. Obligations, as applicable, the Applicable Borrower shall execute and deliver or cause to be executed and delivered to the Agent for the benefit of the US Lenders, in the case of the US Facilities, or to the Cdn. Lender, in the case of the Cdn. Revolving Line of Credit, the documents described below covering the property and collateral described therein and in this Section 8.1 (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”):

(a) US Borrower shall grant to Agent a first priority security interest in all of its accounts, accounts receivable, inventory, equipment, machinery, fixtures, chattel paper, documents, instruments, investment securities, financial assets and general intangibles, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to the Security Agreement-US Borrower.

(b) Cdn. Borrower shall grant to Cdn. Lender a first priority security interest in all of its accounts, accounts receivable, inventory, equipment, machinery, fixtures, chattel paper, documents, instruments, investment securities, financial assets and general intangibles, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to the Debenture and the Debenture Pledge Agreement.

(c) Each Domestic Subsidiary shall grant to Agent a first priority security interest in all of its accounts, accounts receivable, inventory, equipment, machinery, fixtures, chattel paper, documents, instruments, investment securities, financial assets and general intangibles, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to a Security Agreement-Domestic Subsidiary.

(d) Each Canadian Subsidiary shall grant to Cdn. Lender a first priority security interest in all of its accounts, accounts receivable, inventory, equipment, machinery, fixtures, chattel paper, documents, instruments, investment securities, financial assets and general intangibles, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to a Security Agreement-Canadian Subsidiary.

(e) US Borrower shall grant to Agent a first priority security interest in all its ownership interests of its directly owned Domestic Subsidiaries, pursuant to the Pledge Agreement-US Borrower-Equity.

(f) Cdn. Borrower shall grant to Cdn. Lender a first priority security interest in all its ownership interests of its directly owned Canadian Subsidiaries, pursuant to the Pledge Agreement-Cdn. Borrower-Equity.

(g) Each Domestic Subsidiary shall grant to Agent a first priority security interest in all its ownership interests of its directly owned Domestic Subsidiaries, pursuant to the Pledge Agreement-Domestic Subsidiary-Equity.

(h) Each Canadian Subsidiary shall grant to Cdn. Lender a first priority security interest in all its ownership interests of its directly owned Canadian Subsidiaries, pursuant to the Pledge Agreement-Canadian Subsidiary-Equity.

(i) SPD shall grant to Agent a first priority lien on the Real Property-SPD pursuant to the Deed of Trust.

(j) Cdn. Borrower shall grant to Cdn. Lender a first priority lien on the Real Property-Cdn. Borrower pursuant to the Debenture.

(k) Each Borrower shall execute and cause to be executed such further documents and instruments as Agent (with respect to the US Facilities) or Cdn. Lender (with respect to the Cdn. Revolving Line of Credit), in their reasonable discretion, deems necessary or desirable to evidence and perfect its liens and security interests in the Collateral. US Borrower authorizes, directs and permits Agent to file Uniform Commercial Code financing statements with respect to the applicable Collateral in such jurisdictions as Agent may desire. Cdn. Borrower authorizes, directs and permits the Cdn. Lender to file PPSA financing statements with respect to the applicable Collateral in such jurisdictions as Cdn. Lender may desire.

Section 8.2. Setoff. Upon the occurrence and during the continuance of an Event of Default, Agent, US Issuing Bank and each US Lender shall have the right to set off and apply against the US Obligations, and Cdn. Lender and Cdn. Issuing Bank shall have the right to set off and apply against the Cdn. Obligations in such a manner as such Person may determine, at any time and without notice to the Applicable Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from such Person to the Applicable Borrower whether or not the respective Obligations are then due. The rights and remedies of Agent, US Issuing Bank, Cdn. Issuing Bank and each Lender hereunder are in addition to other rights and remedies (including, without limitation, to the rights of setoff) which such Person may have.

Section 8.3. Guaranty Agreements. (a) Each Domestic Subsidiary shall unconditionally and irrevocably guarantee payment and performance of the US Obligations by execution and delivery of a Guaranty Agreement-Domestic Subsidiary.

(b) US Borrower shall unconditionally and irrevocably guarantee payment and performance of the Cdn. Obligations by execution and delivery of the Guaranty Agreement-US Borrower.

(c) Each Canadian Subsidiary shall unconditionally and irrevocably guarantee payment and performance of the Cdn. Obligations by execution and delivery of a Guaranty Agreement-Canadian Subsidiary.

Section 8.4. Agent. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the parties hereby agree that (a) the Agent is the agent under this Agreement and the other Loan Documents for the US Lenders and their Affiliates that are counterparties to Rate Management Transactions (“Transaction Affiliates”), and after the repayment and satisfaction in full of all US Obligations and the termination of commitments of the US Lenders related thereto, to the extent that Rate Management Transactions are outstanding, the Agent shall continue to be the agent under this Agreement and the other Loan Documents for the Transaction Affiliates, (b) the security interests granted to the Agent to secure the US Obligations under each Pledge Agreement-Domestic Subsidiary-Equity, Pledge Agreement-US Borrower-Equity, Security Agreement-Domestic Subsidiary, Security Agreement-US Borrower, and any other security agreement and pledge agreement executed prior to, on or after the date hereof by the US Borrower or any Domestic Subsidiary, are granted for the benefit of the US Lenders and the Transaction Affiliates, and (c) the guarantees of the US Obligations made to the Agent under each Guaranty Agreement-Domestic Subsidiary, Guaranty Agreement-US Borrower, and each other guarantee executed by any Domestic Subsidiary executed prior to, on or after the date hereof, are made for the benefit of the US Lenders and the Transaction Affiliates.

ARTICLE IX.

Conditions Precedent

Section 9.1. Initial Extension of Credit. The obligation of Lenders to fund any amounts hereunder is subject to the condition precedent that prior thereto Agent shall have received all of the documents set forth below in form and substance reasonably satisfactory to Agent and Cdn. Lender.

(a) Certificate - Borrowers. A certificate of the Secretary or another officer of each Borrower acceptable to Agent and Cdn. Lender certifying (i) resolutions of the board of directors of such Borrower which authorize the execution, delivery and performance by such Borrower of this Agreement and the other Loan Documents to which such Borrower is or is to be a party, and (ii) the names of the officers of such Borrower authorized to sign this Agreement and each of the other Loan Documents to which such Borrower is or is to be a party together with specimen signatures of such officers.

(b) Organizational Documents - Borrowers. The Organizational Documents of each Borrower certified by the Secretary or another officer of such Borrower acceptable to Agent and Cdn. Lender.

(c) Governmental Certificates - Borrowers. Certificates issued by the appropriate government officials of the jurisdiction of organization of each Borrower as to the existence and good standing of such Borrower.

(d) Certificate - Domestic Subsidiaries. A certificate of the Secretary or another officer of each Domestic Subsidiary acceptable to Agent certifying (i) resolutions of the governing body of such Domestic Subsidiary which authorize the execution, delivery and performance by such Domestic Subsidiary of each of the Loan Documents to which such Domestic Subsidiary is or is to be a party, and (ii) the names of the officers of such Domestic Subsidiary authorized to sign each of the Loan Documents to which such Domestic Subsidiary is or is to be a party together with specimen signatures of such officers.

(e) Organizational Documents - Domestic Subsidiaries. The Organizational Documents of each Domestic Subsidiary certified by the Secretary or another officer of such Domestic Subsidiary acceptable to Agent.

(f) Governmental Certificates - Domestic Subsidiaries. Certificates issued by the appropriate government officials of the state of organization of each Domestic Subsidiary as to the existence and good standing of such Domestic Subsidiary.

(g) Certificate - Canadian Subsidiaries. A certificate of the Secretary or another officer of each Canadian Subsidiary acceptable to Cdn. Lender certifying (i) resolutions of the governing body of such Canadian Subsidiary which authorize the execution, delivery and performance by such Canadian Subsidiary of each of the Loan Documents to which such Canadian Subsidiary is or is to be a party, and (ii) the names of the officers of such Canadian Subsidiary authorized to sign each of the Loan Documents to which such Canadian Subsidiary is or is to be a party together with specimen signatures of such officers.

(h) Organizational Documents - Canadian Subsidiaries. The Organizational Documents of each Canadian Subsidiary certified by the Secretary or another officer of such Canadian Subsidiary acceptable to Cdn. Lender.

(i) Governmental Certificates - Canadian Subsidiaries. Certificates issued by the appropriate government officials of the jurisdiction of organization of each Canadian Subsidiary as to the existence and good standing of such Canadian Subsidiary.

(j) Notes. The Notes executed by the Applicable Borrowers and payable to the order of the respective Lenders.

(k) Security Agreement-US Borrower. The Security Agreement-US Borrower executed by US Borrower.

(l) Debenture; Debenture Pledge Agreement. The Debenture and the Debenture Pledge Agreement executed by Cdn. Borrower.

(m) Security Agreement-Domestic Subsidiary. A Security Agreement-Domestic Subsidiary executed by each Domestic Subsidiary.

(n) Pledge Agreement-US Borrower-Equity. The Pledge Agreement-US Borrower-Equity executed by US Borrower.

(o) Pledge Agreement-Domestic Subsidiary-Equity. A Pledge Agreement-Domestic Subsidiary-Equity executed by each Domestic Subsidiary, as applicable.

(p) Financing Statements. Uniform Commercial Code and PPSA financing statements, as applicable, showing each Borrower, each Domestic Subsidiary and each Canadian Subsidiary as debtor, respectively.

(q) Guaranty Agreement-US Borrower. The Guaranty Agreement-US Borrower executed by US Borrower.

(r) Guaranty Agreement-Domestic Subsidiary. A Guaranty Agreement-Domestic Subsidiary executed by each Domestic Subsidiary.

(s) Arbitration Agreement. The Arbitration Agreement executed by US Borrower and Domestic Subsidiaries.

(t) Deed of Trust. The Deed of Trust executed by SPD.

(u) Facility Fee-Cdn. Lender. The facility fee referred to in Section 3.7.

(v) Insurance Policies. A summary of the coverage provided by, and certificates with respect to, all insurance policies required by Section 10.5, including loss payable endorsements in favor of (i) Agent with respect to all insurance policies covering Collateral owned by US Borrower or any Domestic Subsidiary, and (ii) Cdn. Lender with respect to all insurance policies covering Collateral owned by Cdn. Borrower or any Canadian Subsidiary.

(w) PPSA and UCC Lien Searches. PPSA and UCC record and copy searches, evidencing the appropriate filing and recording of the financing statements, and disclosing no notice of any Liens filed against any of the Collateral other than financing statements in favor of Cdn. Lender and Agent, as applicable or the Permitted Liens.

(x) Mortgagee Title Insurance Policies. A paid mortgagee policy of title insurance in the amount of US$2,000,000.00 insuring that the Deed of Trust creates in favor of Agent a first priority lien on the Real Property-SPD. Such mortgagee policy of title insurance shall have been issued at US Borrower’s expense by a title insurance company acceptable to Agent and US Lenders, shall show a state of title and exceptions thereto, if any, acceptable to Agent and US Lenders, and shall contain such endorsements as may be required by Agent and US Lenders.

(y) Transfer; Release. A document transferring title to the Real Property-Cdn Borrower to Cdn. Borrower and releases of all existing Liens on the Real Property-Cdn. Borrower

(z) Surveys. A survey of the Real Property-SPD and the Real Property-Cdn. Borrower, respectively, showing (i) a metes and bounds description of the Real Property-SPD and the Real Property-Cdn. Borrower, (ii) all recorded or visible boundary lines, building locations, locations of utilities, easements, rights-of-way, rights of access, building or set-back lines, dedications and natural and manufactured objects affecting the Real Property-SPD and the Real Property-Cdn. Borrower, (iii) any encroachments upon or protrusions from the Real Property-SPD and the Real Property-Cdn. Borrower, (iv) any area federally designated as a flood hazard and (v) such other matters as Agent or any Lender, as applicable, may require.

(aa) Easements, etc. Copies of all recorded easements, rights-of way, restrictive covenants, leases, encumbrances and other documents and instruments filed of record that affect the Real Property-SPD and the Real Property-Cdn. Borrower, respectively.

(bb) Opinion of Counsel. An opinion of Vinson & Elkins LLP, legal counsel to US Borrower and the Domestic Subsidiaries, and Bennett Jones LLP, legal counsel to Cdn. Borrower and the Canadian Subsidiaries.

(cc) Additional Documentation. Such additional approvals, opinions or documents as Agent or Cdn. Lender may reasonably request.

Section 9.2. Post Closing Items. Borrowers will use their best efforts to deliver to Agent and Cdn. Lender, as applicable, within ninety (90) days after the Closing Date a landlord waiver executed by the owner of (a) the property leased by AMT known as 6896 Hwy 90 East, Lake Charles, Louisiana 70616, (b) the property leased by Cdn. Borrower known as 9620-51st Avenue, Edmonton, Alberta, and (c) the property leased by Cdn. Borrower known as 5400-39139 Highway 2A, Red Deer

County, Alberta; provided, however, that Borrowers’ failure to obtain any such landlord waivers shall not constitute an Event of Default or an Unmatured Event of Default, and the only effect of such failure shall be that inventory located at any leased property for which no landlord waiver has been obtained shall be excluded from the US Borrowing Base [[The term “US Borrowing Base” has been deleted from the Agreement]] or the Cdn. Borrowing Base [[The term “Cdn. Borrowing Base has been deleted from the Agreement]], as applicable.

Section 9.3. All Extensions of Credit. The obligation of Lenders to make any Revolving Advance, and US Issuing Bank and Cdn. Issuing Bank to issue any Letter of Credit (including the initial US Revolving Advance, the initial Cdn. Revolving Advance, the initial US Letter of Credit and the initial Cdn. Letter of Credit) is subject (a) to receipt by Agent, US Issuing Bank, Cdn. Lender or Cdn. Issuing Bank, as applicable, of the items required by Sections 2.5, 2.10, 3.5 or 3.11, as applicable, and such additional approvals, opinions or documents as Agent (with respect to the US Facilities) or Cdn. Lender (with respect to the Cdn. Revolving Line of Credit) may reasonably request, (b) all of the representations and warranties contained in Article X hereof and the other Loan Documents being true and correct in al material respects on and as of the date of such Revolving Advance and/or Letter of Credit issuance (except those limited to an earlier date or period), as applicable, with the same force and effect as if such representations and warranties had been made on and as of such date, and (c) no Material Adverse Effect shall have occurred since the date of the financial statements most recently delivered pursuant to Section 11.1(a) or (b).

ARTICLE X.

Representations and Warranties

To induce Agent, US Issuing Bank, Cdn. Issuing Bank and Lenders to enter into this Agreement, each Borrower represents and warrants to each such Person that:

Section 10.1. Existence. Each Borrower and each Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization, (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted and (c) is qualified to do business in all jurisdictions necessary and where failure to so qualify would have a Material Adverse Effect. Each Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 10.2. Financial Statements. (a) US Borrower has delivered to Agent and Cdn. Lender audited consolidated financial statements of US Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 2005, and unaudited consolidated financial statements of US Borrower and its Subsidiaries for the month ended April 30, 2006 and the year-to-date period ended as of such date. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of US Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither US Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, material forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements. There has been no Material Adverse Effect since the effective date of the most recent financial statements referred to in this Section.

(b) Cdn. Borrower has delivered to Cdn. Lender audited consolidated financial statements of Pipe Wranglers as at and for the fiscal year ended December 31, 2005, and company prepared financial statements of Pipe Wranglers for the fiscal month ended April 30, 2006 and the year-to-date period ended as of such date (the “Historical Financial Statements”), and pro forma projected financial statements of Cdn. Borrower and its Subsidiaries for the fiscal year ending December 31, 2006 (the “Pro Forma Financial Statements”). To the knowledge of Cdn. Borrower, such Historical Financial Statements, fairly and accurately present, the financial condition of Pipe Wranglers as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. The Pro Forma Financial Statements and the projections and budget included therein, have been prepared in accordance with the underlying assumptions stated therein and have been prepared in good faith based upon reasonable assumptions made in light of information known at the time such assumptions were made; it being understood that projections are necessarily based upon professional opinions, estimates and projects and that Cdn. Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. The projections, budget and the Pro Forma Financial Statements have been prepared assuming consummation of the acquisition of Pipe Wranglers and the financing thereof pursuant to this Agreement.

Section 10.3. Requisite Action; No Breach. The execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is or may become a party have been duly authorized by all requisite action on the part of such Borrower and do not and will not violate or conflict with the Organizational Documents of such Borrower or any law, rule or regulation or any order, writ, injunction, or decree of any court, governmental authority, or arbitrator, and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except as provided in this Agreement) upon any of the revenues or assets of such Borrower or any Subsidiary pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license, or other instrument or agreement by which such Borrower or any Subsidiary or any of its respective properties is bound.

Section 10.4. Operation of Business. Each Borrower and each Subsidiary possesses, or will possess prior to the time required by applicable laws for the operation of such Person’s business, all material licenses, permits, franchises, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted.

Section 10.5. Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any court, governmental authority, or arbitrator pending, or to the knowledge of either Borrower, threatened against or affecting either Borrower or any Subsidiary, that could, if adversely determined, reasonably be expected to have a Material Adverse Effect. Except as previously disclosed to the Agent pursuant to Section 11.1(h), there are no outstanding judgments against either Borrower or any Subsidiary that would result in an Event of Default hereunder.

Section 10.6. Rights in Properties; Liens. Each Borrower and each Subsidiary has good title to or valid leasehold interests in its respective properties and assets, real and personal, including the properties, assets and leasehold interests reflected in the financial statements described in Section 10.2, and none of the properties, assets or leasehold interests of either Borrower or any Subsidiary is subject to any Lien, except as permitted by this Agreement.

Section 10.7. Enforceability. This Agreement constitutes, and the other Loan Documents to which each Borrower is party, when delivered, shall constitute the legal, valid, and binding obligations of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights.

Section 10.8. Approvals. No authorization, approval, or consent of, and no filing or registration with, any court, Governmental Authority, or third party is or will be necessary for the execution, delivery, or performance by either Borrower of this Agreement and the other Loan Documents to which either Borrower is or may become a party or the validity or enforceability thereof.

Section 10.9. Debt. Borrowers and their Subsidiaries have no Debt except Debt to Lenders and other Debt permitted pursuant to Section 12.1.

Section 10.10. Use of Proceeds; Margin Securities. Neither either Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 10.11. ERISA. Each Borrower and each Subsidiary has complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA, and there are no existing conditions that would give rise to material liability thereunder. No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan that might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan.

Section 10.12. Taxes. Each Borrower and each Subsidiary has filed all tax returns (federal, state, provincial, municipal and local) required to be filed, including all income, franchise, employment, property, sales and goods and services taxes, and have paid all of their liabilities for taxes, assessments, governmental charges and other levies that are due and payable, and neither Borrower knows of any pending investigation of either Borrower or any Subsidiary by any taxing authority.

Section 10.13. Disclosure. There is no fact known to either Borrower which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to have a Material Adverse Effect in the future that has not been disclosed in writing to Agent and Cdn. Lender.

Section 10.14. Subsidiaries. (a) US Borrower has no Subsidiaries other than AOI, SPD, AMT, Burke Services, NuWave Energy GP LLC, a Delaware limited liability company, NuWave Energy LP LLC, a Delaware limited liability company, Access Oil Tools, LP, a Delaware limited partnership, Forum International Holdings, Inc., a Delaware corporation, Cdn. Borrower, Forum Oilfield UK, Limited, a company organized and existing under the laws of the United Kingdom, RB Pipetech, Limited, a company organized and existing under the laws of the United Kingdom, RB (GB), Limited, a company organized under the laws of the United Kingdom, Forum

Oilfield Singapore Pte. Ltd., a company organized under the laws of Singapore, AOI Singapore Pte. Ltd., a company organized under the laws of Singapore, Vanoil Equipment, Inc., a Texas corporation, AOT Holdings, Inc., a Delaware corporation, Milestone-OBI Acquisition Corp., a Nevada corporation, Oilfield Bearing Industries, Inc., a Texas corporation, TriPoint Energy Services, Inc., a Delaware corporation, Oilfield Bearing International Limited, a company organized under the laws of the British Virgin Islands, Oilfield Bearing International Limited, a company organized and existing under the laws of Scotland, and Subsidiaries created or acquired in compliance with Section 12.4. US Borrower, directly or indirectly, owns one hundred percent (100%) of the outstanding voting stock or other ownership interests of each such Subsidiary.

(b) Cdn. Borrower has no Subsidiaries other than Subsidiaries created or acquired in compliance with Section 12.4. Cdn. Borrower, directly or indirectly, owns one hundred percent (100%) of the outstanding voting stock or other ownership interest of each such Subsidiary.

Section 10.15. Compliance with Laws. Neither either Borrower nor any Subsidiary is in violation in any material respect of any material law, rule, regulation, order or decree of any court, Governmental Authority or arbitrator. All inventory of the Borrowers and their Subsidiaries has been and will hereafter be produced in substantial compliance with all applicable laws, rules, regulations and governmental standards, including, without limitation, with respect to US Borrower and its Domestic Subsidiaries, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. §§ 201-219), and the regulations promulgated thereunder.

Section 10.16. Compliance with Agreements. Neither either Borrower nor any Subsidiary is in violation in any material respect of any material document, agreement, contract or instrument to which it is a party or by which it or its properties are bound.

Section 10.17. Environmental Matters. Except where non-compliance could not reasonably be expected to have a Material Adverse Effect, each Borrower and each Subsidiary, and its respective properties, are in compliance with all applicable Environmental Laws and neither either Borrower nor any Subsidiary is subject to any liability or obligation for remedial action thereunder. There is no pending or to either Borrower’s knowledge, threatened investigation or inquiry by any governmental authority of either Borrower or any Subsidiary or any of their respective properties pertaining to any Hazardous Substance. Except in the ordinary course of business and in compliance with all applicable Environmental Laws or where the failure could not reasonably be expected to have a Material

Adverse Effect, there are no Hazardous Substances located on or under any of the properties of either Borrower or any Subsidiary. Except in the ordinary course of business and in substantial compliance with all applicable Environmental Laws, neither either Borrower nor any Subsidiary has caused or permitted any Hazardous Substance to be disposed of on or under or released from any of its properties. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Borrower and each Subsidiary have obtained all permits, licenses and authorizations which are required under and by all applicable Environmental Laws.

Section 10.18. Solvency. (a) US Borrower and its Subsidiaries, on a consolidated basis, are not insolvent, US Borrower’s and its Subsidiaries’ assets, on a consolidated basis, exceed their liabilities, and US Borrower will not be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

(b) Cdn. Borrower and its Subsidiaries, on a consolidated basis, are not insolvent, Cdn. Borrower’s and its Subsidiaries’ assets, on a consolidated basis, exceed their liabilities, and Cdn. Borrower will not be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

Section 10.19. Investment Company Act. Neither either Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 10.20. Canadian Pension Plans. The Canadian Pension Plans are duly registered under the ITA (if required to be so registered) and any other Applicable Laws which require registration, have been administered in accordance with the ITA and such other Applicable Laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All material obligations of each of the Cdn. Borrower (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. All contributions or premiums required to be made or paid by the Cdn. Borrower and all Canadian Subsidiaries to the Canadian Pension Plans or the Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.

ARTICLE XI.

Affirmative Covenants

Each Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any commitment to advance funds hereunder, or either US Issuing Bank or Cdn. Issuing Bank has any obligation to issue any Letter of Credit hereunder or any Letter of Credit Liabilities exist, each Borrower will perform and observe the covenants set forth below, unless Majority Lenders shall otherwise consent in writing.

Section 11.1. Reporting Requirements. Borrowers will deliver to Agent, Lenders, US Issuing Bank and Cdn. Issuing Bank:

(a) Annual Financial Statements - US Borrower. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of US Borrower, beginning with the fiscal year ending December 31, 2006, a copy of the annual audited financial statements of US Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets, statements of income, statements of stockholders’ equity and statements of cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year (if applicable), all in reasonable detail, prepared in accordance with GAAP, and audited and certified without qualification by independent certified public accountants of recognized standing acceptable to Agent.

(b) Quarterly Financial Statements - US Borrower. As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of US Borrower, a copy of the financial statements of US Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets, statements of income, statements of stockholders’ equity and cash flows in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year (except in the case of the financial statements as of June 30, 2006 and September 30, 2006), all in reasonable detail and certified by a Financial Officer to have been prepared in accordance with GAAP (except for absence of footnotes and other year end adjustments) and to fairly and accurately present in all material respects the financial condition and results of operations of US Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.

(c) Quarterly Financial Statements - Cdn. Borrower. As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Cdn. Borrower, a copy of the financial statements of Cdn. Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets, statements of income, statements of stockholders’ equity and cash flows in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year (except in the case of the financial statements as of June 30, 2006 and September 30, 2006), all in reasonable detail and certified by a Financial Officer to have been prepared in accordance with GAAP (except for absence of footnotes and other year end adjustments) and to fairly and accurately present in all material respects the financial condition and results of operations of Cdn. Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.

(d) No Default Certificate. (i) As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of US Borrower (other than the fourth quarter), a No Default Certificate as of the last day of such fiscal quarter, and (ii) together with the financial statements delivered pursuant to Section 11.1(a), a No Default Certificate as of the last day of the fiscal year covered by such financial statements, in each case executed by a Financial Officer and containing detailed calculations of the covenants contained in Article XIII.

(e) Intentionally deleted.

(f) Intentionally deleted.

(g) Intentionally deleted.

(h) Annual Projection Reports. As soon as available, and in any event within sixty (60) days after the end of each fiscal year of US Borrower, a copy of the annual business plan for the ensuing year, including financial projections, a Capital Expenditure budget (with Maintenance Capital Expenditures and growth capital spending segregated).

(i) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, affecting either Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(j) Judgments. Within five (5) Business Days of the rendering thereof, notice of any judgment against either Borrower or any Subsidiary in an amount which is more than US$150,000.00.

(k) Notice of Default. As soon as possible and in any event within five (5) Business Days after either Borrower becomes aware of the occurrence of each Event of Default and Unmatured Event of Default, a written notice setting forth the details of such Event of Default or Unmatured Event of Default and the action which such Borrower has taken and proposes to take with respect thereto.

(l) Notice of Material Adverse Effect. As soon as possible, and in any event within five (5) Business Days after either Borrower becomes aware thereof, notice of the occurrence of any event or the existence of any condition specific to any US Credit Party or any Cdn. Credit Party which could reasonably be expected to have a Material Adverse Effect.

(m) General Information. Promptly, such other information concerning either Borrower or any Subsidiary as Agent or any US Lender (with respect to the US Borrower and its Subsidiaries) or Cdn. Lender (with respect to Cdn. Borrower and its Subsidiaries) may from time to time reasonably request.

Section 11.2. Maintenance of Existence; Conduct of Business. Each Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, (a) its corporate existence; provided, however, that any Credit Party may change its type of business entity, after giving ten (10) Business Days prior notice to Agent (with respect to US Credit Parties) and Cdn. Lender (with respect to Cdn. Credit Parties) of such change, and (b) all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary or desirable in the ordinary conduct of its business.

Section 11.3. Maintenance of Properties. Each Borrower will maintain, and will cause each Subsidiary to maintain, its assets and properties in good condition and repair, ordinary wear and tear excepted.

Section 11.4. Taxes and Claims. Each Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither either Borrower nor any Subsidiary shall be required to pay or discharge any claim, tax, levy, assessment, or governmental charge with respect to which no Lien has been filed of record, which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

Section 11.5. Insurance. Each Borrower will maintain, and will cause each Subsidiary to maintain, with financially sound and reputable insurance companies workmen’s compensation insurance, liability insurance, and insurance on its property and assets, all at least in such amounts and against such risks as are usually insured against by Persons engaged in similar businesses and acceptable to Agent and Cdn. Lender, as applicable. Each insurance policy covering Collateral owned by US Borrower and its Domestic Subsidiaries shall name Agent as lender loss payee and each insurance policy covering Collateral owned by Cdn. Borrower and its Canadian Subsidiaries shall name Cdn. Lender as lender loss payee. Each such policy shall provide that it will not be cancelled without thirty (30) days prior written notice to Agent or Cdn. Lender, as applicable.

Section 11.6. Inspection; Field Audits. At any reasonable time and from time to time, following reasonable notice, each Borrower will permit, and will cause each Subsidiary to permit, representatives of Agent and/or Cdn. Lender:

(a) Subject to applicable confidentiality constraints, to examine and make copies of the books and records of, and visit and inspect the properties or assets of the Applicable Borrower and its Subsidiaries and to discuss the business, operations, and financial condition of any such Persons with their respective officers and with their independent certified public accountants; and

(b) To conduct Field Audits one time during each fiscal year of the Applicable Borrower, unless an Event of Default or an Unmatured Event of Default exists (in which case Agent or Cdn. Lender may conduct additional Field Audits at its discretion), and the cost of all Field Audits (up to US$3,000.00 per Field Audit) shall be paid by such Borrower.

Section 11.7. Keeping Books and Records. Each Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 11.8. Compliance with Laws. Each Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all material applicable laws, rules, regulations, and orders of any court, Governmental Authority, or arbitrator.

Section 11.9. Compliance with Agreements. Each Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all material agreements, contracts, and instruments binding on it or affecting its properties or business.

Section 11.10. Further Assurances. Each Borrower will execute and deliver, and will cause each Subsidiary to execute and deliver, such further instruments as may be reasonably requested by Agent (with respect to the US Borrower and its Domestic Subsidiaries) or Cdn. Lender (with respect to the Cdn. Borrower and its Canadian Subsidiaries) to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of Agent and Cdn. Lender in the Collateral.

Section 11.11. ERISA. US Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any material liability thereunder.

Section 11.12. Continuity of Operations. Each Borrower will continue to conduct, and will cause each of its Subsidiaries (a) to continue to conduct, its primary businesses as conducted as of the Closing Date or as conducted by Pipe Wranglers immediately before the Closing Date, and (b) to continue its operations in such businesses.

Section 11.13. Administration Fees. The US Borrower shall pay to the Agent an administration fee described in the fee letter dated October 25, 2006.

Section 11.14. Benefit and Pension Plans. For each existing Canadian Pension Plan, Cdn. Borrower and each Canadian Subsidiary shall ensure that such plan retains its registered status under and is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other applicable laws. For each Canadian Pension Plan hereafter adopted or contributed to by Cdn. Borrower or any Canadian Subsidiary which is required to be registered under the ITA or any other applicable laws, Cdn. Borrower and such Canadian Subsidiary shall use their respective best efforts to seek and receive confirmation in writing from the applicable regulatory authorities to the effect that such plan is unconditionally registered under the ITA and such other applicable laws. For each existing Canadian Pension Plan and Canadian Benefit Plan hereafter adopted or contributed to by Cdn. Borrower or any Canadian Subsidiary, Cdn. Borrower and such Canadian Subsidiary shall in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding therefor.

Section 11.15. Environmental Reports; Appraisals. Promptly upon receipt thereof, Cdn. Borrower shall deliver to Cdn. Lender any Phase I report, appraisal or other report related to its properties.

Section 11.16. Special Field Audit; Landlord Waivers. (a) On or before April 30, 2007, Cdn. Lender shall obtain an acceptable Special Field Audit of Cdn. Borrower evidencing: (i) Cdn. Borrower has instituted and implemented a perpetual inventory system satisfactory to Cdn. Lender, (ii) Cdn. Borrower has eliminated all pre-billing of invoices, and (iii) Cdn. Borrower has retained and will make available to auditors, all bank statements and such statements shall be reconciled to the Cdn. Borrower’s general ledger. Failure to satisfactorily evidence any or all of the aforementioned shall be an Event of Default following which Cdn. Borrower shall have ninety (90) days to cure such Event of Default. If such an Event of Default occurs, then Cdn. Lender shall obtain an additional Special Field Audit upon the earlier of (i) notice from Cdn. Borrower that the Event of Default has been cured, or (ii) the expiration of the ninety (90) day cure period. For the purposes of this section “Special Field Audit” shall mean an interim Field Audit for which Cdn. Lender shall be reimbursed by Cdn. Borrower for all related costs and such audit shall not be deemed the annual Field Audit contemplated under Section 11.6(b) of this Agreement.

(b) On or before September 30, 2007, Cdn. Borrower shall use commercially reasonable efforts to deliver to Cdn. Lender executed landlord waivers for all Canadian leased facilities at which collateral is maintained, and such waivers are to be in form and substance satisfactory to Cdn. Lender.

(c) Not later than ninety (90) days following any Acquisition or Merger by Cdn. Borrower (including the acquisition of the assets of Vanoil Equipment Incorporated), Cdn. Lender shall obtain an acceptable Special Field Audit of Cdn. Borrower and its Subsidiaries.

Section 11.17. Mortgages. US Borrower shall, and shall cause its Domestic Subsidiaries to, grant to Agent first priority Liens on all real properties owned by such Persons and located in the United States (a) not later than May 31, 2007 in the case of real properties owned as of April 30, 2007, and (b) not later than thirty (30) days following the acquisition thereof in the case of real properties not owned as of April 30, 2007.

ARTICLE XII.

Negative Covenants

Each Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any commitment to advance funds hereunder, or either US Issuing Bank or Cdn. Issuing Bank has any obligation to issue any Letter of Credit hereunder or any Letter of Credit Liabilities exist, each Borrower will perform and observe the covenants set forth below, unless Majority Lenders shall otherwise consent in writing.

Section 12.1. Debt. Neither Borrower will incur, create, assume or permit to exist, nor will either Borrower permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except (a) Debt to Lenders incurred pursuant to this Agreement, (b) purchase money indebtedness and Capitalized Lease Obligations in an aggregate amount which does not exceed US$2,000,000.00 outstanding at any time, (c) Debt in an aggregate principal amount which does not exceed US$1,500,000.00 outstanding at any time, (d) accounts payable in the ordinary course of business, (e) Debt arising from the endorsement of instruments for collection in the ordinary course of business, (f) Rate Management Transaction Obligations incurred solely in connection with hedging transactions with Lenders or their Affiliates or another counterparty acceptable to Agent and guaranties by US Borrower thereof, (g) Debt consisting of guaranties of one Credit Party of the indebtedness or obligations of another Credit Party, (h) Debt of one Credit Party to another Credit Party, provided that such Debt is incurred in accordance with Section 12.6, (i) Debt consisting of financed insurance premiums, (j) Debt of UK Borrowers or any of them in an aggregate principal amount which does not exceed £5,000,000.00 outstanding at any time, (k) Debt consisting of the guaranty by US Borrower of the Debt described in clause (j) of this Section 12.1 and rate management transaction obligations of UK Borrowers, and (l) Debt evidenced by the UK Purchase Note.

Section 12.2. Limitation on Liens. Neither Borrower will incur, create, assume or permit to exist, nor will either Borrower permit any Subsidiary to incur, create, assume or permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except (a) Liens in favor of (i) Agent as agent for US Lenders or, with respect to Rate Management Transactions or Secured Cash Management Agreements between any Borrower and any US Lender or its Affiliates, the US Lenders or their Affiliates, or (ii) the Cdn. Lender (granted by Cdn. Borrower and its Canadian Subsidiaries), (b) purchase money Liens and Liens related to Capitalized Lease Obligations securing Debt permitted by Section 12.1(b), which Liens cover only the assets financed with the Debt permitted by Section 12.1(b), (c) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of either Borrower or any Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use, (d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established, (e) Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due (or are being contested in good faith and for which adequate reserves have been established) and are incurred in the ordinary course of business, (f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations, (g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution, (h) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business, (i) judgment and attachment Liens not giving rise to an Event of Default and with respect to which no enforcement action has been commenced, (j) landlord’s liens covering property leased by either Borrower or a Subsidiary; provided that such Borrower or such Subsidiary will use commercially reasonably efforts to obtain a landlord subordination agreement in form and substance reasonably satisfactory to the Agent (with respect to properties leased by US Borrower or any Domestic Subsidiary) or Cdn. Lender (with respect to properties leased by Cdn. Borrower or any Canadian Subsidiary) for any location leased by such Borrower or such Subsidiary where a material portion of inventory is stored, (k) rights and interests of consignees arising in connection with inventory held by such Person on consignment, and (l) Liens on the assets of UK Borrowers and their Subsidiaries securing Debt permitted by Section 12.1(j).

Section 12.3. Mergers, Acquisitions, Dissolutions and Disposition of Assets. Neither Borrower will, nor will either Borrower permit any Subsidiary to:

(a) become a party to a merger, consolidation or other business combination (a “Merger”) or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person (an “Acquisition”), except that (i) any US Credit Party may enter into a Merger or Acquisition with another US Credit Party, (ii) any Cdn. Credit Party may enter into a Merger or Acquisition with another Cdn. Credit Party, and (iii) either Borrower or any Subsidiary may participate in any Merger or Acquisition as long as (A) no Unmatured Event of Default or Event of Default exists at the time of such Merger or Acquisition, (B) no Unmatured Event of Default or Event of Default would arise as a result of such Merger or Acquisition, (C) if either Borrower or any Subsidiary enters into a Merger or Acquisition with any Person (an “Acquired Person”), either (1) such Acquired Person shall cease to exist and such Borrower or such Subsidiary shall be the surviving Person of each transaction, or (2) (x) such Acquired Person shall become a Subsidiary of such Borrower or such Subsidiary, (y) such new Subsidiary shall be one hundred percent (100%) owned directly or indirectly by such Borrower or such Subsidiary, and (z) such new Subsidiary shall comply with the requirements of Section 12.4, (D) upon giving effect to such Merger or Acquisition either (1) the Ratio of Funded Debt to EBITDA is less than or equal to 2.50 to 1.00, or (2) (x) no more than sixty-five percent (65%) of the total purchase price paid by US Borrower and its Subsidiaries in connection with such Merger or Acquisition is funded with US Revolving Advances, (y) at least twenty percent (20%) of the total purchase price paid by US Borrower and its Subsidiaries in connection with such Merger or Acquisition is funded by cash equity from SCF Partners, management of US Borrower or the seller in such transaction, and (z) the remaining portion of the consideration paid by US Borrower and its Subsidiaries is funded by additional equity from SCF Partners, management rollover equity or Debt the payment of which is fully subordinated to the payment of the Obligations in a manner satisfactory to Co-Lead Arrangers, and (E) upon giving effect to such Merger or Acquisition, the difference between (1) the Combined Commitments-US Revolving Advances, and (2) the sum of the outstanding US Revolving Advances plus the US Letter of Credit Liabilities is not less than $5,000,000.00.

(b) dissolve or liquidate;

(c) sell, lease, assign, transfer or otherwise dispose of its assets, except for (i) dispositions of ownership interests in Subsidiaries in accordance with clause (d) of this Section 12.3, (ii) dispositions of inventory in the ordinary course of business, (iii) dispositions of equipment and machinery that is promptly replaced by equipment of at least comparable value and use on which Agent (with respect to assets of US Borrower and its Domestic Subsidiaries) or Cdn. Lender (with respect to assets of Cdn. Borrower and its Canadian Subsidiaries) has a first Lien (unless such replacement equipment was financed by Debt permitted by Section 12.1(b)), and (iv) the sale or other disposition (including casualty events) of any property, business or assets, provided that (A) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of such property, business or assets, and (B) the property, business or assets so sold or disposed of has a fair market value of not more than US$200,000.00 in any fiscal year in the aggregate;

(d) issue, sell or otherwise dispose of any of its equity securities (of any class) or its ownership interests (partnership, membership or otherwise) in any Subsidiary to any Person other than in the case of US Borrower or its Subsidiaries, to US Borrower or its Subsidiaries, and in the case of Cdn. Borrower and its Subsidiaries, to Cdn. Borrower or its Subsidiaries; or

(e) enter into any agreement to do any of the foregoing.

Section 12.4. Subsidiaries. Neither Borrower will, nor will either Borrower permit any Subsidiary to, create or acquire any Subsidiary (including any acquisition permitted by Section 12.3, but excluding the acquisition of Pipe Wranglers), unless at the time of the creation or acquisition of such Subsidiary, (a) such Borrower or such Subsidiary has notified Agent (with respect to US Borrower and its Domestic Subsidiaries) or Cdn. Lender (with respect to Cdn. Borrower and its Canadian Subsidiaries) of the creation or the acquisition of such Subsidiary, (b) if such Subsidiary is a Domestic Subsidiary, such Subsidiary has (i) executed and delivered a Security Agreement-Domestic Subsidiary, a Pledge Agreement-Domestic Subsidiary-Equity and a Guaranty Agreement-Domestic Subsidiary and (ii) has delivered to the Agent its Organizational Documents and evidence of its authority to enter into the documents referred to in clause (b)(i) above, (c) if such Subsidiary is a Canadian Subsidiary, such Subsidiary has (i) executed and delivered a Security Agreement-Canadian Subsidiary, a Pledge Agreement-Canadian Subsidiary-Equity and a Guaranty Agreement-Canadian Subsidiary and (ii) has delivered to the Cdn. Lender its Organizational Documents and evidence of its authority to enter into the documents referred to in clause (c)(i) above, and (d) the direct parent of such

Subsidiary has pledged its ownership interests in such Subsidiary to Agent or Cdn. Lender, as applicable. Security Agreements-Domestic Subsidiary, Pledge Agreements-Domestic Subsidiary-Equity and Guaranty Agreements-Domestic Subsidiary executed by Domestic Subsidiaries, and Security Agreements-Canadian Subsidiary, Pledge Agreements-Canadian Subsidiary-Equity and Guaranty Agreements-Canadian Subsidiary executed by Canadian Subsidiaries pursuant to the preceding sentence shall constitute Loan Documents.

Section 12.5. Restricted Payments. US Borrower will not declare or pay any Distribution.

Section 12.6. Loans and Advances. Except for accounts generated in the ordinary course of business and except for Rate Management Transaction Obligations, neither Borrower will, nor will either Borrower permit any Subsidiary to, make any advance, loan or extension of credit to any Person (including any employee, officer or director of either such Borrower or any Subsidiary); provided, however, that any Credit Party may make unsecured, subordinated loans and advances to any other Credit Party; provided that (a) the sum of (i) the aggregate outstanding amount of all such unsecured, subordinated loans and advances from US Borrower and the Domestic Subsidiaries to Cdn. Borrower and the Canadian Subsidiaries, plus (ii) the amount of all equity contributions made by US Borrower and the Domestic Subsidiaries to Cdn. Borrower and the Canadian Subsidiaries shall not exceed US$27,500,000.00 at any time (provided that such limitation shall not apply to loans and advances or additional equity contributions made from additional equity raised by US Borrower after such limitation has been reached), and (b) the sum of (i) the aggregate outstanding amount of all such unsecured, subordinated loans and advances from US Borrower and the Domestic Subsidiaries to UK Borrowers and their subsidiaries, plus (ii) the amount of all equity contributions made by US Borrower and the Domestic Subsidiaries to UK Borrowers and their subsidiaries shall not exceed US$20,000,000.00 at any time (provided that such limitation shall not apply to loans and advances or additional equity contributions made from additional equity raised by US Borrower after such limitation has been reached); and further provided that Borrowers and their Subsidiaries may advance money for anticipated expenses to any of their respective employees, officers, and directors in the ordinary course of business.

Section 12.7. Investments. Except for investments permitted pursuant to Sections 12.3 and 12.4, neither Borrower will, nor will either Borrower permit any Subsidiary to, make any capital contribution to or investment in any Person, or purchase any stock, bonds, notes, debentures, or other securities of any Person, except (a) readily marketable direct obligations of the United States of America, (b) time deposits with maturities of one year or less from the date of acquisition of

Agent or any Lender, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service, Inc., and (d) investments made through Agent or its Affiliates (with respect to US Borrower and its Subsidiaries) or Cdn. Lender (with respect to Cdn. Borrower and its Subsidiaries) and approved by Agent or Cdn. Lender, as applicable.

Section 12.8. Compliance with Environmental Laws. Except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, neither Borrower will, nor will either Borrower permit any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Substance, except in the ordinary course of business and in compliance with all applicable Environmental Laws, (b) generate any Hazardous Substance, except in the ordinary course of business and in substantial compliance with all applicable Environmental Laws, (c) conduct any activity which is likely to cause a release or threatened release of any Hazardous Substance in violation of applicable Environmental Laws, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any applicable Environmental Law.

Section 12.9. Accounting. Neither Borrower will, nor will either Borrower permit any Subsidiary to, make any change in accounting treatment or reporting practices, except as permitted by GAAP.

Section 12.10. Change of Business. Neither Borrower will, nor will either Borrower permit any Subsidiary to, enter into any type of business which is materially different from the business in which such Borrower or such Subsidiary is engaged or contemplated to be engaged as of the Closing Date.

Section 12.11. Transactions With Affiliates. Except for the Financial Advisory Agreement or a similar agreement with L.E. Simmons & Associates Incorporated, neither Borrower will enter into or permit to exist, nor will either Borrower permit any Subsidiary to enter into or permit to exist, any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates or any owner of either Borrower which is on terms which are less favorable than are obtainable from any Person who is not an Affiliate of either Borrower or such Subsidiary or an owner of either Borrower.

Section 12.12. Rate Management Transactions. Neither Borrower will, nor will either Borrower permit any Subsidiary to, enter into any Rate Management Transactions, except for Rate Management Transactions which are entered into solely for hedging purposes.

Section 12.13. Negative Pledge. Neither Borrower will, nor will either Borrower permit any Subsidiary to, incur, create, assume or permit to exist any Lien upon any of its assets (whether now owned or hereafter acquired) located in the United Kingdom of Great Britain.

ARTICLE XIII.

Financial Covenants

Each Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any commitment to advance funds hereunder, or either US Issuing Bank or Cdn. Issuing Bank has any obligation to issue any Letter of Credit hereunder or any Letter of Credit Liabilities exist, US Borrower will observe and perform the financial covenants set forth below, unless Majority Lenders shall otherwise consent in writing.

Section 13.1. Ratio of Funded Debt to EBITDA. US Borrower will maintain a Ratio of Funded Debt to EBITDA of not greater than (a) 3.50 to 1.00 from September 30, 2006 through September 30, 2007, (b) 3.25 to 1.00 from December 31, 2007 through September 30, 2008, and (c) 3.00 to 1.00 at all times thereafter. The Ratio of Funded Debt to EBITDA shall be calculated and tested quarterly as of the last day of each fiscal quarter of US Borrower, commencing with the fiscal quarter ending September 30, 2006, and, for purposes of calculating the Ratio of Funded Debt to EBITDA, EBITDA (in the denominator) shall be calculated on a cumulative basis for the twelve months ended as of such date (a “rolling or trailing twelve months” basis).

Section 13.2. Capitalization Ratio. US Borrower will at all times maintain a Capitalization Ratio of not greater than 0.65 to 1.00. The Capitalization Ratio shall be calculated and tested quarterly as of the last day of each fiscal quarter of US Borrower, commencing with the fiscal quarter ending March 31, 2007.

Section 13.3. Interest Coverage Ratio. US Borrower will at all times maintain an Interest Coverage Ratio of not less than 3.25 to 1.00. The Interest Coverage Ratio will be calculated and tested quarterly as of the last day of each fiscal quarter of US Borrower, commencing with the fiscal quarter ending September 30, 2006, on a cumulative basis for the twelve months ended as of such date (a “rolling or trailing twelve months” basis), provided, that until February 28, 2007, Interest Expense (in the denominator) of US Borrower and its Subsidiaries shall be annualized for the periods commencing as of the month ending February 28, 2006.

Section 13.4. Capital Expenditures. US Borrower will not permit the aggregate Capital Expenditures of US Borrower and its Subsidiaries to exceed US$20,000,000.00 during any fiscal year; provided that Capital Expenditures incurred in connection with Mergers and Acquisitions permitted by Section 12.3(a) and Capital Expenditures incurred by a Person before it became a Subsidiary shall be excluded from Capital Expenditures for the purposes of this Section 13.4.

ARTICLE XIV.

Default

Section 14.1. Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Either Borrower shall fail to pay (i) any principal of its respective Obligations when due, or (ii) interest on its respective Obligations when due and such failure shall remain unremedied for five (5) days.

(b) Any representation or warranty made or deemed made by either Borrower or any Subsidiary (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

(c) Either Borrower or any Subsidiary shall fail to perform, observe, or comply with any covenant, agreement, or term (i) contained in Sections 11.5, 13.1, 13.2, 13.3 or 13.4 of this Agreement, (ii) contained in Section 11.1(a) through Section 11.1(f) of this Agreement and such failure shall remain unremedied for fifteen (15) days following the earlier of (A) date on which Agent (with respect to US Borrower or its Subsidiaries) gave notice of such failure to US Borrower or Cdn. Lender (with respect to Cdn. Borrower or its Subsidiaries) gave notice of such failure to Cdn. Borrower or (B) an executive officer of either Borrower or any Subsidiary become aware of such failure, or (iii) contained in any other Section of this Agreement or any other Loan Document and such failure shall continue unremedied for thirty (30) days following the earlier of (A) date on which Agent (with respect to US Borrower or its Subsidiaries) gave notice of such failure to US Borrower or Cdn. Lender (with respect to Cdn. Borrower or its Subsidiaries) gave notice of such failure to Cdn. Borrower or (B) an executive officer of either Borrower or any Subsidiary become aware of such failure.

(d) US Borrower or any Subsidiary shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(e) An involuntary proceeding shall be commenced against US Borrower or any Subsidiary seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

(f) The commencement or acquiescence of Cdn. Borrower or any Canadian Subsidiary of or in proceedings for substantive relief with respect to Cdn. Borrower or any Canadian Subsidiary in any bankruptcy, insolvency, debt restructuring, reorganization, readjustment of debt, dissolution, liquidation or other similar proceedings (including, without limitation, proceedings under the BIA, the Winding-up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada), or other similar federal or provincial legislation) including, without limitation, the filing of a proposal or plan of arrangement or a notice of intention to file same, or proceedings for the appointment of a trustee, interim receiver, receiver, receiver and manager, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to Cdn. Borrower or any Canadian Subsidiary or all or any substantial part of the assets of Cdn. Borrower or any Canadian Subsidiary, or any similar relief.

(g) Either Borrower or any Subsidiary shall fail to discharge or bond within a period of sixty (60) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of US$500,000.00 against any of its assets or properties.

(h) A judgment or judgments for the payment of money in excess of US$500,000.00 in the aggregate (to the extent not covered by independent third party insurance) shall be rendered by a court against either Borrower or any Subsidiary and the same shall not be discharged, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof.

(i) Either Borrower or any Subsidiary shall fail to pay when due (after giving effect to any applicable grace period) any principal of or interest on any Funded Debt in excess of US$500,000.00 (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(j) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by either Borrower or any Subsidiary, or either Borrower or any Subsidiary shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and Lien upon any of the Collateral purported to be covered thereby which has a fair market value greater than US$250,000.00.

(k) SCF Partners shall fail to own more than fifty percent (50%) of the outstanding voting stock of US Borrower.

(l) US Borrower shall fail to comply with the provisions of Section 2.7 of this Agreement or Cdn. Borrower shall fail to comply with the provisions of Section 3.8 of this Agreement.

(m) The occurrence or existence of any early termination event due to a breach by US Borrower with respect to any Rate Management Transaction.

Section 14.2. Remedies Upon Default. (a) If any Event of Default shall occur and be continuing, Agent may, and, upon direction from the Majority US Lenders, shall do any one or more of the following: (i) declare the outstanding principal of and accrued and unpaid interest on the US Notes and the US Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by US Borrower, (ii) terminate the Combined Commitments-US Revolving Advances without notice to US Borrower, (iii) foreclose or otherwise enforce any Lien granted to Agent to secure payment and performance of the US Obligations, and (iv) exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction by any of the Loan Documents, by equity or otherwise; provided, however, that upon the occurrence of an Event of Default under Section 14.1(d) or Section 14.1(e), the Combined Commitments-US Revolving Advances shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the US Notes and the other US Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by US Borrower.

(b) If any Event of Default shall occur and be continuing, that has not been waived by Majority Lenders in accordance with Section 16.7, Cdn. Lender may do any one or more of the following: (i) declare the outstanding principal of and accrued and unpaid interest on the Cdn. Revolving Note and the Cdn. Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Cdn. Borrower, (ii) terminate the Commitment-Cdn. Revolving Advances without notice to Cdn. Borrower, (iii) foreclose or otherwise enforce any Lien granted to Cdn. Lender to secure payment and performance of the Cdn. Obligations, and (iv) exercise any and all rights and remedies afforded by the laws of the State of Texas, the Province of Alberta or any other jurisdiction by any of the Loan Documents, by equity or otherwise; provided, however, that upon the occurrence of an Event of Default under Section 14.1(d), Section 14.1(e) or Section 14.1(f), the Commitment-Cdn. Revolving Advances shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Cdn. Revolving Note and the other Cdn. Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Cdn. Borrower.

Section 14.3. Cash Collateral. If any Event of Default shall occur, the Applicable Borrower shall, if requested by Agent or Cdn. Issuing Bank, as applicable, immediately deposit with and pledge to Agent or Cdn. Issuing Bank, as applicable, in respect of US Letters of Credit and Cdn. Letters of Credit, as applicable, cash or cash equivalent investments in an amount equal to its respective Letter of Credit Liabilities; provided, however, that at such time as such Event of Default is cured, Agent or Cdn. Issuing Bank, as applicable, shall release to the Applicable Borrower, the cash or cash equivalent investments pledged pursuant to this Section 14.3.

Section 14.4. Performance by Agent or Cdn. Lender. If either Borrower shall fail to perform any covenant, duty, or agreement contained in any of the Loan Documents, Agent (with respect to US Borrower) or Cdn. Lender (with respect to Cdn. Borrower) may perform or attempt to perform such covenant, duty, or agreement on behalf of the Applicable Borrower. In such event, the Applicable Borrower shall, at the request of Agent or Cdn. Lender, as applicable, promptly pay any amount expended by Agent or Cdn. Lender in such performance or attempted performance to Agent or Cdn. Lender, as applicable, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that neither Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of either Borrower under this Agreement or any other Loan Document.

Section 14.5. Application of Liquidation Proceeds - US. All monies received by Agent or any US Lender or other holder or holders of any of the US Notes or Rate Management Transaction Obligations or Secured Cash Management Agreements with US Lenders or their Affiliates from the exercise of remedies under this Agreement or under the Loan Documents securing or relating to the US Loans or Rate Management Transaction Obligations with US Lenders or their Affiliates shall, unless otherwise required by applicable law, be applied as follows:

(a) First, to the payment of all expenses (to the extent required to be paid hereunder by US Borrower and not paid by US Borrower) incurred by the Agent in connection with the exercise of such rights and remedies, including, without limitation, all costs and expenses of collection, attorneys’ fees, court costs and foreclosure expenses.

(b) Second, to the payment of all expenses (to the extent required to be paid hereunder by US Borrower and not paid by US Borrower) incurred by the US Lenders (or other holders of the US Notes) in connection with the exercise of such rights and remedies, including, without limitation, all costs and expenses of collection, attorneys’ fees, court costs and foreclosure expenses.

(c) Third, to the payment of interest then accrued on the US Obligations.

(d) Fourth, to the payment pro rata of the principal balance then owing on the US Notes, the cash collateralization of outstanding US Letters of Credit, the repayment of unreimbursed drawings in respect of US Letters of Credit, all payments under Rate Management Transaction Obligations with US Lenders and their Affiliates and Secured Cash Management Agreements.

(e) Fifth, to the payment of any other US Obligations.

(f) Finally, any remaining surplus, to US Borrower or to whomsoever shall be lawfully entitled thereto.

The provisions of this Section 14.5 shall govern and control over any conflicting provisions in this Agreement or any Loan Document.

ARTICLE XV.

The Agent

Section 15.1. Appointment and Authorization. (a) Each US Lender and the US Issuing Bank hereby irrevocably (subject to Section 15.9) appoints Amegy Bank National Association to act as Agent hereunder, and under the Loan Documents and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall include the Person serving as Agent hereunder in its individual capacity.

(b) US Issuing Bank shall act on behalf of US Lenders with respect to any US Letters of Credit issued by it and the documents associated therewith. The US

Issuing Bank shall have all of the benefits and immunities (i) provided to Agent in this Article XV with respect to any acts taken or omissions suffered by US Issuing Bank in connection with US Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such US Letters of Credit as fully as if the term “Agent”, as used in this Article XV, included US Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to US Issuing Bank.

Section 15.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 15.3. Liability of Agent. (a) Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (regardless of whether an Event of Default or an Unmatured Event of Default exists), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Documents or otherwise exist against Agent. Without limiting the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretional rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority US Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law.

(b) None of Agent nor any of its directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Documents or the transactions contemplated hereby (except for their own gross negligence or willful misconduct), or (ii) have any duty to inquire into or be responsible in any manner to any Lender for any recital, statement, representation or warranty made by either Borrower or any Subsidiary or Affiliate of either Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of either Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of either Borrower or any of either Borrower’s Subsidiaries or Affiliates.

Section 15.4. Reliance by Agent. Agent shall be entitled to rely, and shall not incur any liability for relying, (a) upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, email or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, (b) any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon and (c) upon advice and statements of legal counsel (including counsel to either Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority US Lenders as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Documents in accordance with a request or consent of the Majority US Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders. In determining compliance with any condition hereunder to the making of a US Loan, or the issuance of a US Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, US Issuing Bank or Cdn. Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender, US Issuing Bank or Cdn. Issuing Bank unless the Agent shall have received notice to the contrary from such Lender, US Issuing Bank or Cdn. Issuing Bank prior to the making of such US Loan or the issuance of such US Letter of Credit.

Section 15.5. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of US Lenders, unless Agent shall have received written notice from a Lender or either Borrower referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Agent will notify Lenders of its receipt of any such notice. Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Majority Lenders or Majority US Lenders, as applicable, in accordance with Article XV; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of US Lenders.

Section 15.6. Credit Decision. Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of Borrowers and their Subsidiaries, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and their Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Applicable Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrowers or their Subsidiaries which may come into the possession of the Agent.

Section 15.7. Indemnification. Whether or not the transactions contemplated hereby are consummated, the US Lenders shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of US Borrower and without limiting the obligation of US Borrower to do so), based on their Pro Rata Shares-US Revolving Advances, from and against any and all losses, liabilities, damages, judgments, costs and expenses incurred by any such Person as a result of Agent acting as such under this Agreement (“Agent Claims”); provided that no US Lender shall be liable for any payment to any such Person of any portion of the Agent Claims to the extent such Agent Claims arise from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each US Lender shall reimburse Agent upon demand for its Pro Rata Share-US Revolving Advances of any costs or out-of-pocket expenses (including reasonable attorneys’ fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive repayment of the US Revolving Advances, cancellation of each US Note, expiration or termination of the US Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of Agent.

Section 15.8. Agent in Individual Capacity. Amegy Bank National Association and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates as though Amegy Bank National Association were not Agent or US Issuing Bank hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, Amegy Bank National Association or its Affiliates may receive information regarding US Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of US Borrower or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them.

Section 15.9. Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to US Lenders and the Borrowers. If Agent resigns under this Agreement, Majority US Lenders shall, with (so long as no Event of Default exists) the consent of Borrowers (which shall not be unreasonably withheld or delayed), appoint from among US Lenders a successor agent for US Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with US Lenders and Borrowers, a successor agent from among US Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XV and Sections 16.1, 16.2 and 16.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and US Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Majority US Lenders appoint a successor agent as provided for above.

Section 15.10. Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent under any Loan Document (i) upon termination of the Combined Commitments-US Revolving Advances and payment in full of all US Revolving Advances, the US Letter of Credit Liabilities and all other US Obligations and the expiration or termination of all US Letters of Credit; (ii) on property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 16.7, if approved, authorized or ratified in writing by the Majority US Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 15.10.

ARTICLE XVI.

Miscellaneous

Section 16.1. Expenses. Borrowers hereby agree to pay Agent and Lenders, as applicable, promptly following receipt of an invoice thereof (a) all reasonable costs and expenses incurred by Agent and Cdn. Lender in connection with the preparation, negotiation, and execution of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of Agent’s and Cdn. Lender’s legal counsel, (b) all reasonable costs and expenses incurred by Agent and each Lender in connection with the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of each such Person’s legal counsel, and (c) all other reasonable costs and expenses incurred by Agent and Cdn. Lender in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes, assessments, filing fees, and other charges levied by any Governmental Authority or otherwise payable in respect of this Agreement or any other Loan Document or in obtaining any insurance policy, or, subject to Section 10.6, audit or appraisal in respect of the Collateral.

SECTION 16.2. INDEMNIFICATION. BORROWERS HEREBY INDEMNIFY AGENT, US ISSUING BANK, CDN. ISSUING BANK AND EACH LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS,

COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) (COLLECTIVELY, “CLAIMS”) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY EITHER BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS SUBSTANCE LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF EITHER BORROWER OR ANY SUBSIDIARY, (E) ANY ACT OR OMISSION OF AGENT OR ANY LENDER BASED UPON ANY FAX OR ELECTRONIC TRANSMISSION, OR (F) ANY MATTER RELATED TO ANY LETTER OF CREDIT, INCLUDING, WITH RESPECT TO ALL OF THE ABOVE, ANY CLAIM WHICH ARISES AS A RESULT OF THE NEGLIGENCE OF AGENT OR ANY LENDER; PROVIDED, HOWEVER, THAT BORROWERS’ INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 16.2 SHALL NOT APPLY TO THE EXTENT THAT THE CLAIMS ARISE AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON. NO INDEMNIFIED PARTY MAY SETTLE ANY CLAIM SUBJECT TO THIS SECTION 16.2 WITHOUT THE PRIOR WRITTEN CONSENT OF BORROWERS, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD OR DELAYED.

Section 16.3. Limitation of Liability. Neither Agent, US Issuing Bank, Cdn. Issuing Bank, any Lender nor any affiliate, officer, director, employee, attorney, or agent of such Person shall have any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by such Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each party hereby waives, releases, and agrees not to sue each other party hereto or any of such Person’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 16.4. No Waiver; Cumulative Remedies. No failure on the part of Agent, US Issuing Bank, Cdn. Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 16.5. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Agent, US Issuing Bank, Cdn. Issuing Bank, each Lender and each Borrower and their respective permitted successors and assigns, except that neither Borrower may assign or transfer any of its rights or obligations under this Agreement without prior written consent of Agent (with respect to US Borrower) or Cdn. Lender (with respect to Cdn. Borrower).

Section 16.6. Survival. Without prejudice to the survival of any other obligation of either Borrower hereunder, the obligations of Borrower’s under Sections 16.1 and 16.2 shall survive repayment of the Notes and termination of the Combined Commitments-US Revolving Advances, Commitment-Cdn. Revolving Advances and the Letters of Credit.

Section 16.7. Amendments. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any Note shall in any event be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Pro Rata Share-Total of not less than the aggregate Pro Rata Share-Total (or such other aggregate Pro Rata Share) expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or any Note, by the Majority Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, a waiver from the Majority Lenders shall be of no force or effect with respect to any default by Cdn. Borrower under any of the following Sections: 14.1(a), 14.1(c), or 14.1(f), or if Cdn. Lender in its sole discretion, shall in good faith deem itself insecure. No amendment, modification, waiver or consent shall change the Pro Rata Share-US Revolving Advances of any US Lender without the consent of such US Lender. No amendment, modification, waiver or consent shall (i) increase the Combined Commitments-US Revolving Advances or the Commitment-Cdn. Revolving Advances, (ii) extend the date for payment of any principal of or interest on the US Revolving Advances, Cdn. Revolving Advances, or any fees payable hereunder, (iii) extend any Lender’s Commitment-US Revolving Advances or Commitment-Cdn. Revolving Advances, (iv) reduce the principal amount of any US Revolving Advance or Cdn. Revolving Advance or US Letter of Credit Liabilities (including outstanding reimbursement obligations related thereto), the rate or amount of interest thereon or any fees payable hereunder, (v) release any guaranty or all or any substantial part of the collateral granted under the Loan Documents (except that Agent and Cdn. Lender shall be entitled to release any Collateral to the extent the sale or disposition thereof is permitted under this Agreement), or (vi) reduce the aggregate Pro Rata Share-Total required to effect an amendment, modification, waiver or consent without, in each case, the consent of all affected Lenders. Cdn. Lender may (without consent of the other Lenders) but providing notice to Agent: (i) extend the date for payment of any principal of or interest on the Cdn. Revolving Advances, and (ii) reduce the principal amount of any Cdn. Revolving Advance, the rate of interest thereon or any fees payable under the Cdn. Revolving Line of Credit. No provision of Article XV or other provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent. No provision of this Agreement relating to the rights or duties of either US Issuing Bank or Cdn. Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of such Person.

Section 16.8. Maximum Interest Rate. No provision of this Agreement or of any other Loan Documents shall require the payment or the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any other Loan Documents or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither either Borrower nor the sureties, guarantors, successors, or assigns of either Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event Agent, US Issuing Bank, Cdn. Issuing Bank or any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Notes; and, if the principal of the Notes has been paid in full, any remaining excess shall forthwith be paid to the Applicable Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and Agent, US Issuing Bank, Cdn. Issuing Bank and Lenders shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Rate.

Section 16.9. Notices. All notices and other communications provided for in this Agreement and the other Loan Documents shall be in writing and may be emailed, telecopied (faxed), mailed by certified mail return receipt requested, or delivered to the intended recipient at the addresses specified on the signature pages hereof or at such other address as shall be designated by any such party in a notice to the other parties given in accordance with this Section; provided, however, that all electronic mail transmissions may be only in the form of electronically scanned documents, showing all signatures. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given (a) when received if transmitted by electronic mail, (b) when transmitted by telecopy (fax), subject to confirmation of receipt, (c) when personally delivered or, (d) in the case of a mailed notice, when received by the intended recipient, in each case given or addressed as aforesaid; provided, however, that notices to Agent pursuant to Article II or Cdn. Lender pursuant to Article III shall not be effective until received by Agent or Cdn. Lender, as applicable.

Section 16.10. Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas and it shall be performable for all purposes in Harris County, Texas. Any action or proceeding against either Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Harris County, Texas, and each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of such courts and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Cdn. Borrower also hereby irrevocably submits to the nonexclusive jurisdiction of any provincial or federal court in Calgary, Alberta with respect to any action seeking to establish or prove the obligations owned to Cdn. Lender hereunder and Cdn. Borrower waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Each Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its office specified in this Agreement. Nothing herein or in any of the other Loan Documents shall affect the right of Agent or any Lender to serve process in any other manner permitted by law or shall limit the right of Agent or any Lender to bring any action or proceeding against either Borrower or with respect to any of its property in courts in other jurisdictions.

Section 16.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 16.12. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 16.13. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 16.14. Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

Section 16.15. Consent to Participations. Any Lender shall have the right at any time and from time to time to sell or transfer one or more participation interests in the Notes and the indebtedness evidenced thereby to one or more purchasers (“Purchasers”), whether related or unrelated to such Lender, but such Purchaser shall not be a “Lender” hereunder. Subject to Section 16.19, any Lender may provide to any one or more Purchasers or potential Purchasers any information, financial statements, data or knowledge such Lender may have about either Borrower or about any other matter relating to the Obligations. Each Borrower further waives any and all notices of sale of participation interests and notices of repurchases of participation interests. Each Borrower agrees that the owners of any participation interests will be considered as the absolute owners of their interests in the Obligations, but such Purchaser’s shall not have any direct rights under this Agreement or the Loan Documents.

Section 16.16. Assignments. Any US Lender may, with the prior written consents of Agent and, (so long as no Event of Default exists), the US Borrower (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by any US Lender to one of its Affiliates), at any time assign and delegate to an Eligible Assignee all or any fraction of such US Lender’s Commitment-US Revolving Advances, in a minimum aggregate amount equal to the lesser of the amount of the assigning US Lender’s Pro Rata Share of the Combined Commitments-US Revolving Advances and US$3,000,000.00; provided that US Borrower and Agent shall be entitled to continue to deal solely and directly with such US Lender in connection with the interests so assigned and delegated to an Eligible Assignee until the date when all of the following conditions shall have been met:

(a) the assigning US Lender and the Eligible Assignee shall have executed and delivered to US Borrower and Agent an Assignment and Acceptance, together with any documents required to be delivered thereunder, which Assignment and Acceptance shall have been accepted by Agent,

(b) except in the case of an assignment by US Lender to one of its Affiliates, the assigning Lender or the Eligible Assignee shall have paid Agent a processing fee of US$3,500.00, and

(c) five (5) Business Days (or such lesser period of time as the Agent and the assigning US Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Eligible Assignee, shall have been given to US Borrower and Agent by such assigning US Lender and the Eligible Assignee.

From and after the date on which the conditions described above have been met, (x) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Eligible Assignee pursuant to such Assignment and Acceptance, shall have the rights and obligations of a US Lender hereunder and (y) the assigning US Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment and Acceptance, shall be released from its obligations hereunder. Within five (5) Business Days after effectiveness of any assignment and delegation, the US Borrower shall execute and deliver to Agent (for delivery to the Eligible Assignee and the assigning US Lender, as applicable) a new US Note in the principal amount of the Eligible Assignee’s Pro Rata Share of the Combined Commitments-US Revolving Advances, and, if the assigning US Lender has retained a Commitment-US Revolving Advance hereunder, a replacement US Revolving Note in the principal amount of the Pro Rata Share of the Combined Commitments-US Revolving Advances retained by the assigning US Lender (each such Note to be in exchange for, but not in payment of, the portion of the predecessor Note not being assigned). At such time, the assigning US Lender shall deliver to US Borrower the Notes assigned by such US Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 16.16 shall be null and void.

Notwithstanding the foregoing provisions of this Section 16.16 or any other provision of this Agreement, any US Lender may at any time assign all or any portion of its Commitment-US Revolving Advances and its Notes to a Federal Reserve Bank (but no such assignment shall release any US Lender from any of its obligations hereunder).

If no Event of Default exists, Cdn. Lender may at any time assign the Cdn. Revolving Note and the Liens securing the Cdn. Revolving Note to any Person who is an Eligible Canadian Assignee and such Person shall become the Cdn. Lender for all purposes of this Agreement. If an Event of Default exists, Cdn. Lender may assign the Cdn. Revolving Note to any Person who is a commercial bank having capital and surplus of not less than US$100,000,000.00 and such Person shall become the Cdn. Lender for all purposes of this Agreement.

Section 16.17. USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

Section 16.18. Foreign Lender Reporting Requirements. If any Lender which is not a Person organized and existing under the laws of the United States of America or a state thereof (a “Non-US Person”) becomes a party to this Agreement, such Lender will deliver to the Applicable Borrower and Agent such documents and forms related to such status as a Non-US Person as the Applicable Borrower or Agent may require.

Section 16.19. Confidentiality. Agent and each Lender agree (on behalf of itself and each of its Affiliates, directors, officers and employees) to use reasonable efforts to keep confidential, in accordance with customary procedures for handling confidential information of this nature and in accordance with safe and sound investment practices, any non-public information supplied to it by or on behalf of any of either Borrower or any Subsidiary pursuant to this Agreement or any other Loan Document, provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel or any other third party professional consultants or advisors for any Lender or Agent, (c) to regulatory bodies (including the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about Agent’s or any Lender’s investment portfolio), auditors or accountants of Agent or any Lender, (d) to Agent or any other Lender or any Affiliate thereof, (e) in connection with any litigation relating to the transactions contemplated by this Agreement or any other Loan Document to which any one or more of Agent or any Lender is a party, or (f) to any assignee or participant (or prospective assignee or participant) or to any direct or indirect contractual counterparties in swap agreements or to the professional advisors of such swap counterparties so long as such assignee or participant (or prospective assignee or participant) or direct or indirect contractual counterparties in swap agreements or such swap counterparties’ professional advisors agree in writing to be bound by the provisions of this Section 16.19. Non-public information does not include information that (i) was publicly known prior to the time of disclosure by either Borrower or any Subsidiary, (ii) after disclosure by either Borrower or any Subsidiary to any Lender or Agent, becomes publicly known through no act or omission by any Lender or Agent or by any Person acting on behalf of any Lender or Agent or (iii) otherwise becomes known to any Lender or Agent other than through disclosure by either Borrower or any Subsidiary.

Section 16.20. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert any amount owing or payable to Agent or Cdn. Lender, as applicable, under this Agreement or the Notes from the currency in which it is due (the “Agreed Currency”) into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which Agent or Cdn. Lender, as applicable, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of Borrowers and Guarantors in respect of any amount owing or payable under this Agreement to any Lender in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that Agent or Cdn. Lender, as applicable, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which Agent or Cdn. Lender, as applicable, could so purchase is less than the amount originally due in the Agreed Currency shall, as a separate obligation and notwithstanding the judgment or payment, indemnify Agent and Cdn. Lender, as applicable, against any loss.

Section 16.21. WAIVER OF TRIAL BY JURY. TO THE FULLEST EXTENT PERMITTED, BY APPLICABLE LAW, EACH BORROWER, AGENT, US ISSUING BANK, CDN. ISSUING BANK AND EACH LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG EITHER BORROWER AND AGENT, US ISSUING BANK, CDN. ISSUING BANK OR ANY LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR ANY RELATIONSHIP BETWEEN BORROWER AND AGENT, ISSUING BANK OR ANY LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT.

Section 16.22. ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE

CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

US BORROWER:

FORUM OILFIELD TECHNOLOGIES, INC.

By:	/s/ James W. Harris
James W. Harris
Executive Vice President and Chief Financial Officer

Address for Notices: One BriarLake Plaza, Suite 1175 2000 West Sam Houston Parkway South Houston, Texas 77042 Telephone No.: (713) 351-7999 Fax No.: 713-351-7997 Email: james.harris@forumoilfield.com

CDN. BORROWER:

FORUM CANADA ULC

By:	/s/ James W. Harris
James W. Harris
Vice President

Address for Notices: One BriarLake Plaza, Suite 1175 2000 West Sam Houston Parkway South Houston, Texas 77042 Telephone No.: (713) 351-7999 Fax No.: 713-351-7997 Email: james.harris@forumoilfield.com

AGENT:

AMEGY BANK NATIONAL ASSOCIATION,
as Agent

By:	/s/ Carmen Jordan
Carmen Jordan
Senior Vice President

Address for Notices:
Five Post Park
4400 Post Oak Parkway
Houston, Texas 77027
Telephone No.: (713) 888-4610
Fax No.: (713) 693-7475
Email: carmen.jordan@amegybank.com

US LENDERS:

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Carmen Jordan
Carmen Jordan
Senior Vice President

Address for Notices:
Five Post Park
4400 Post Oak Parkway
Houston, Texas 77027
Telephone No.: (713) 888-4610
Fax No.: (713) 693-7475
Email: carmen.jordan@amegybank.com

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Corbin Womac
Corbin Womac
Portfolio-Manager Bank Officer

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jeanie Gonzalez
Jeanie Gonzalez
Sr. Vice President

Address for Notices:
10 S. Dearborn, Floor 07
Chicago, Illinois 60603-2003
Attention: Joyce P. King
Telephone No.: 312-385-7025
Fax No.: 312-385-7096
Email: joyce.p.king@jpmchase.com

FORTIS CAPITAL CORP.

By:	/s/ Svein Engh
Name:	Svein Engh
Title:	Managing Director

By:	/s/ Gloria Beloit-Fields
Name:	Gloria Beloit-Fields
Title:	Vice President

Address for Notices:
520 Madison Avenue
New York, New York 10022
Telephone No.: 212-340-5377
Fax No.: 212-340-5370
Email: joseph.maxwell@us.fortis.com

NATIXIS

By:	/s/ Timothy L. Polvado
Name:	Timothy L. Polvado
Title:	Managing Director

By:	/s/ Louis P. Laville
Name:	Louis P. Laville, III
Title:	Managing Director

Address for Notices:
333 Clay Street, Suite 4340
Houston, Texas 77002
Telephone No.: (713) 571-8739
Fax No.: (713) 571-6167
Email: timothy.palvado@nyc.nxbp.com

CREDIT SUISSE, CAYMAN ISLANDS
BRANCH

By:	/s/ Vanessa Gomez
Name:	Vanessa Gomez
Title:	Vice President

By:	/s/ Nuper Kumar
Name:	Nuper Kumar
Title:	Associate

Address for Notices:
Eleven Madison Avenue
New York, New York 10010
Telephone No.: 212-538-2993
Fax No.: 212-448-3755
Email: vanessa.gomez@credit-suisse.com

COMERICA BANK

By:	/s/ Cyd Dillahunty
Cyd Dillahunty
Vice President - Texas Division

Address for Notices:
One Shell Plaza
910 Louisiana, Suite 410
Houston, Texas 77002
Telephone No.: (713) 220-5681
Fax No.: (713) 220-5581
Email: ccdillahunty@comerica.com

CAPITAL ONE, N.A.

By:	/s/ Patty Miller
Patty Miller
Senior Vice President

Address for Notices:
5718 Westheimer, 6th Floor
Houston, Texas 77057
Telephone No.: (713) 435-5055
Fax No.: (713) 435-5106
Email: patty.miller@capitalonebank.com

CDN. LENDER

COMERICA BANK, a Michigan Banking
Corporation under the Bank Act (Canada)

By:	/s/ John H. Tan
John H. Tan
Managing Director and Principal Officer

Address for Notices:
One Shell Plaza
910 Louisiana, Suite 410
Houston, Texas 77002
Telephone No.: (713) 220-5668
Fax No.: (713) 220-5581
Email: ccdillahunty@comerica.com

and

200 Bay Street, Suite 2210
South Tower, Royal Bank Plaza
Toronto, Ontario M5J 2J2
Canada
Telephone No.:
Fax No.:
Email:

LIST OF SCHEDULES

Schedule	Item
1.1.A	Domestic Subsidiaries

1.1.B	Canadian Subsidiaries

SCHEDULE “1.1.A”

Domestic Subsidiaries

Acadiana Oilfield Instruments, Inc., a Louisiana corporation

Access Oil Tools, LP, a Delaware limited partnership

Advance Manufacturing Technology, Inc., a Louisiana corporation

AOT Holdings, Inc., a Delaware corporation

Burke Services, LP, a Delaware limited partnership

Forum International Holdings, Inc., a Delaware corporation

Milestone-OBI Acquisition Corp., a Nevada corporation

NuWave Energy GP LLC, a Delaware limited liability company

NuWave Energy LP LLC, a Delaware limited liability company

Oilfield Bearing Industries, Inc., a Texas corporation

SPD, L.P., a Delaware limited partnership

TriPoint Energy Services, Inc., a Delaware corporation

Vanoil Equipment, Inc., a Texas corporation

“Schedule 1.1.B”

Canadian Subsidiaries

None

Annex I

LIST OF COMMITMENTS-US REVOLVING ADVANCES

April 27, 2007

	Name of US Lender	Percentage Share as of April 27, 2007	Commitments-US Revolving Advances Amounts as of April 27, 2007
1.	Amegy Bank National National Association	20.50%	$41,000,000.00
2.	Wells Fargo Bank, National Association	20.50%	$41,000,000.00
3.	JPMorgan Chase Bank, N.A.	17.50%	$35,000,000.00
4.	Fortis Capital Corp.	12.50%	$25,000,000.00
5.	Natixis	10.0%	$20,000,000.00
6.	Credit Suisse, Cayman Islands Branch	7.50%	$15,000,000.00
7.	Comerica Bank	6.50%	$13,000,000.00
8.	Capital One, N.A.	5.0%	$10,000,000.00
	Total	100%	$200,000,000.00

Annex II

LIST OF COMMITMENT-CDN. REVOLVING ADVANCES

January 31, 2007

	Name of Cdn. Lender	Percentage Share as of January 31, 2007	Commitment-Cdn. Revolving Advances Amounts as of January 31, 2007
1.	Comerica Bank	100%	$23,000,000.00

LIST OF EXHIBITS

Exhibit	Document
A	Form of US Revolving Note

B	Cdn. Revolving Note

C	Intentionally deleted

D	Intentionally deleted

E	Intentionally deleted

F	Swing Note

G	Security Agreement-US Borrower

H	Form of Security Agreement-Domestic Subsidiary

I	Pledge Agreement-US Borrower-Equity

J	Form of Pledge Agreement-Domestic Subsidiary-Equity

K	Deed of Trust

L	Intentionally deleted

M	Debenture

N	Guaranty Agreement-US Borrower

O	Form of Guaranty Agreement-Domestic Subsidiary

P	US Revolving Advance Request Form

Q	Cdn. Revolving Advance Request Form

R	Intentionally deleted

S	Intentionally deleted

T	No Default Certificate

U	Arbitration Agreement

V	Assignment and Acceptance

W	Debenture Pledge Agreement

EXHIBIT “A”

Form of US Revolving Note

[Form of US Revolving Note]

PROMISSORY NOTE

US$_________	Houston, Texas	______________

FOR VALUE RECEIVED, the undersigned, FORUM OILFIELD TECHNOLOGIES, INC., a Delaware corporation (the “US Borrower”), hereby promises to pay to the order of                     (the “Bank”), at the Agent’s office located at Five Post Oak Park, 4400 Post Oak Parkway, Houston, Texas 77027 or such other office as may be designated by the Agent, for the account of the Bank, in lawful money of the United States of America and in immediately available funds, the principal amount of                     AND NO/100 UNITED STATES DOLLARS (US$                    ) or such lesser amount as shall equal the aggregate unpaid principal amount of the US Revolving Advances as defined in the Credit Agreement referred to below, made by the Bank to the US Borrower under the Credit Agreement, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the amount of each such US Revolving Advance, at such office, in like money and funds, for the period commencing on the date of such US Revolving Advance until such US Revolving Advance shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This promissory note (this “US Revolving Note”) is one of the US Revolving Notes referred to in the Credit Agreement dated as of June 30, 2006, among the US Borrower, Forum Canada ULC, a corporation organized under the laws of Alberta, Canada, the Bank and certain other banks parties thereto and Amegy Bank National Association, as Agent for the Bank and certain other banks (such Credit Agreement, as the same may be amended, modified, or supplemented from time to time, is referred to herein as the “Credit Agreement”), which contains the terms and provisions related to the US Revolving Advances made by the Bank thereunder. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this US Revolving Note upon the happening of certain stated events and also for prepayments of the US Revolving Advances prior to the maturity of this US Revolving Note upon the terms and conditions specified in the Credit Agreement. Capitalized terms used in this US Revolving Note have the respective meanings assigned to them in the Credit Agreement.

This US Revolving Note is secured as provided in the Credit Agreement and is entitled to all the benefits of the Credit Agreement and all other Loan Documents.

Notwithstanding anything to the contrary contained herein, no provision of this US Revolving Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this US Revolving Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither the US Borrower nor the sureties, guarantors, successors or assigns of US Borrower shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this US Revolving Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to the US Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the US Borrower and the Bank shall, to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this US Revolving Note so that the interest for the entire term does not exceed the Maximum Rate.

THIS US REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS US REVOLVING NOTE IS PERFORMABLE IN HARRIS COUNTY, TEXAS.

FORUM OILFIELD TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT “B”

Cdn. Revolving Note

[Cdn. Revolving Note]

PROMISSORY NOTE

C$23,000,000.00	Houston, Texas	January 31, 2007

FOR VALUE RECEIVED, the undersigned, FORUM CANADA ULC, a corporation organized under the laws of Alberta, Canada (the “Cdn. Borrower”), hereby promises to pay to the order of COMERICA BANK (the “Bank”), a Michigan banking corporation and authorized foreign bank under the Bank Act (Canada), at the Bank’s designated office, for the account of the Bank, in lawful money of Canada and in immediately available funds, the principal amount of TWENTY-THREE MILLION AND NO/100 CANADIAN DOLLARS (C$23,000,000.00) or such lesser amount as shall equal the aggregate unpaid principal amount of the Cdn. Revolving Advances as defined in the Credit Agreement, made by the Bank to the Cdn. Borrower under the Credit Agreement, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the amount of each such Cdn. Revolving Advance, at such office, in like money and funds, for the period commencing on the date of such Cdn. Revolving Advance until such Cdn. Revolving Advance shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This promissory note (this “Cdn. Revolving Note”) is the Cdn. Revolving Note referred to in the Credit Agreement dated as of June 30, 2006, among the Cdn. Borrower, Forum Oilfield Technologies, Inc., a Delaware corporation, the Bank and certain other banks parties thereto and Amegy Bank National Association, as Agent for certain banks who are parties thereto (such Credit Agreement, as the same may be amended, modified, or supplemented from time to time, is referred to herein as the “Credit Agreement”), which contains the terms and provisions related to the Cdn. Revolving Advances made by the Bank thereunder. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Cdn. Revolving Note upon the happening of certain stated events and also for prepayments of the Cdn. Revolving Advances prior to the maturity of this Cdn. Revolving Note upon the terms and conditions specified in the Credit Agreement. Capitalized terms used in this Cdn. Revolving Note have the respective meanings assigned to them in the Credit Agreement.

This Cdn. Revolving Note is secured as provided in the Credit Agreement and is entitled to all the benefits of the Credit Agreement and all other Loan Documents.

Notwithstanding anything to the contrary contained herein, no provision of this Cdn. Revolving Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Cdn. Revolving Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither the Cdn. Borrower nor the sureties, guarantors, successors or assigns of Cdn. Borrower shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Cdn. Revolving Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to the Cdn. Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Cdn. Borrower and the Bank shall, to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Cdn. Revolving Note so that the interest for the entire term does not exceed the Maximum Rate.

THIS CDN. REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS CDN. REVOLVING NOTE IS PERFORMABLE IN ALBERTA, CANADA.

FORUM CANADA ULC

By:
James W. Harris
Vice President

EXHIBIT “C”

Intentionally Deleted

EXHIBIT “D”

Intentionally Deleted

EXHIBIT “E”

Intentionally Deleted

EXHIBIT “F”

Swing Note

[Swing Note]

PROMISSORY NOTE

US$5,000,000.00	Houston, Texas	June 30, 2006

FOR VALUE RECEIVED, the undersigned, FORUM OILFIELD TECHNOLOGIES, INC., a Delaware corporation (the “US Borrower”), hereby promises to pay to the order of AMEGY BANK NATIONAL ASSOCIATION (the “Bank”), at the Agent’s office located at Five Post Oak Park, 4400 Post Oak Parkway, Houston, Texas 77027, or such other office as may be designated by the Agent, for the account of the Bank, in lawful money of the United States of America and in immediately available funds, the principal amount of FIVE MILLION AND NO/100 UNITED STATES DOLLARS (US$5,000,000.00) or such lesser amount as shall equal the aggregate unpaid principal amount of the Swing Loans as defined in the Credit Agreement referred to below, made by the Bank to the US Borrower under the Credit Agreement, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the amount of each such Swing Loan, at such office, in like money and funds, for the period commencing on the date of such Swing Loan until such Swing Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This promissory note (this “Swing Note”) is the Swing Note referred to in the Credit Agreement dated as of June 30, 2006, among the US Borrower, Forum Canada ULC, a corporation organized under the laws of Alberta, Canada, the Bank and certain other banks parties thereto and Amegy Bank National Association, as Agent for the Bank and certain other banks (such Credit Agreement, as the same may be further amended, modified, or supplemented from time to time, is referred to herein as the “Credit Agreement”), and evidences Swing Loans made by the Bank as Swing Lender. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Swing Note upon the happening of certain stated events and also for prepayments of the Swing Loans prior to the maturity of this Swing Note upon the terms and conditions specified in the Credit Agreement. Capitalized terms used in this Swing Note have the respective meanings assigned to them in the Credit Agreement.

This Swing Note is secured as provided in the Credit Agreement and is entitled to all the benefits of the Credit Agreement and all other Loan Documents.

Notwithstanding anything to the contrary contained herein, no provision of this Swing Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Swing Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither the US Borrower nor the sureties, guarantors, successors or assigns of US Borrower shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Swing Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to the US Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the US Borrower and the Bank shall, to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Swing Note so that the interest for the entire term does not exceed the Maximum Rate.

THIS SWING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS SWING NOTE IS PERFORMABLE IN HARRIS COUNTY, TEXAS.

FORUM OILFIELD TECHNOLOGIES, INC.

By:
James W. Harris
Vice President and Chief Financial Officer

EXHIBIT “G”

Security Agreement-US Borrower

[US Borrower]

SECURITY AGREEMENT

THIS SECURITY AGREEMENT dated as of June 30, 2006 (this “Agreement”), is by and between FORUM OILFIELD TECHNOLOGIES, INC., a Delaware corporation (the “Debtor”), and AMEGY BANK NATIONAL ASSOCIATION, a national banking association, together with its successors and assigns, as Agent under the Credit Agreement described below (“Secured Party”).

R E C I T A L S:

WHEREAS, pursuant to that certain Credit Agreement dated the date hereof, as it may be amended, modified or extended from time to time (the “Credit Agreement”) among the Debtor, Forum Canada ULC, a corporation organized under the laws of Alberta, Canada (“Cdn. Borrower”), the financial institutions described therein, as lenders (the “Lenders”) and the Secured Party as Agent for certain Lenders, the Lenders have agreed to extend revolving and term credit facilities to Debtor and Cdn. Borrower.

WHEREAS, the US Lenders (as defined in the Credit Agreement) require, as a condition to the Credit Agreement, that the Debtor execute and deliver this Security Agreement to the Secured Party as security for its obligations under the Credit Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

Security Interest

Section 1. Security Interest. Debtor hereby grants to Secured Party a security interest in the following property, whether now owned or existing or hereafter arising or acquired and wherever arising or located (such property being hereinafter sometimes called the “Collateral”):

(1) all of its accounts, accounts receivable, contract rights, general intangibles, chattel paper, instruments, documents, promissory notes, deposit accounts, funds on deposit with Secured Party, investment property, investment securities, financial assets, letter of credit rights, electronic chattel paper, software, supporting obligations, payment intangibles, commercial tort claims and all other personal property, whether now owned or hereafter acquired, including without limitation, all lease receivables and note receivables, all cash, notes, drafts and acceptances arising therefrom, all returned and repossessed goods arising from or relating to any such accounts, or other proceeds of any sale, lease or other disposition of inventory, and all proceeds (including insurance proceeds) and products thereof;

(2) all of its inventory, whether now owned or hereafter acquired, including, without limitation, all raw materials, goods in process, finished goods and other tangible personal property held for sale or lease or furnished or to be furnished under contracts for service or used or consumed in Debtor’s trade or business and all additions, accessions, substitutions, attachments and replacements thereto and all contracts with respect thereto and all documents of title evidencing or representing any part thereof and all products and proceeds (including insurance proceeds) thereof; and

(3) all of its machinery, equipment, furniture, fixtures and personalty (including, without limitation, all tradenames, trademarks, patents and other licenses) of every nature and description, whether now owned or hereafter acquired, and all appurtenances, accessions and additions thereto and substitutions and replacements therefor, wheresoever located, including all tools, parts and accessories used in connection therewith, and all products and proceeds thereof (including insurance proceeds).

All terms used herein that are defined in the Uniform Commercial Code as adopted in the State of Texas shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas as in effect from time to time (the “UCC”).

Section 2. Obligations. The Collateral shall secure the following obligations, indebtedness, and liabilities (all such obligations, indebtedness, and liabilities being hereinafter sometimes called the “Obligations”):

(1) the US Notes (as defined in the Credit Agreement);

(2) the US Obligations (as defined in the Credit Agreement);

(3) all future advances by Secured Party to Debtor, pursuant to the Credit Agreement;

(4) all reasonable costs and expenses, including, without limitation, all reasonable attorneys’ fees and legal expenses, incurred by Secured Party to preserve and maintain the Collateral, collect the obligations herein described, and enforce this Agreement;

(5) all other obligations, indebtedness, and liabilities of Debtor to Secured Party arising pursuant to the Credit Agreement or any other Loan Document (as defined in the Credit Agreement), now existing or hereafter arising, regardless of whether such obligations, indebtedness, and liabilities are similar, dissimilar, related, unrelated, direct, indirect, fixed, contingent, primary, secondary, joint, several, or joint and several; and

(6) all extensions, renewals, and modifications of any of the foregoing and all promissory notes given in extension, renewal or modification of any of the foregoing.

Notwithstanding any provision of this Agreement to the contrary, the obligations and indebtedness secured by this Agreement do not include the Cdn. Obligations (as defined in the Credit Agreement) or any obligation or indebtedness of Cdn. Borrower to Cdn. Lender (as defined in the Credit Agreement).

Section 3. Renewal and Extension of Security Interests Created by Prior Security Agreement. Debtor, certain lenders, and Secured Party, as agent, entered into that certain Credit Agreement dated as of October 31, 2005 (the “Prior Credit Agreement”). The indebtedness under the Prior Credit Agreement was evidenced by certain promissory notes defined as the “Notes” in the Prior Credit Agreement (the “Prior Notes”). To secure its obligations under the Prior Credit Agreement, Debtor entered into that certain Security Agreement dated as of October 31, 2005, in favor of Secured Party, as agent, as amended by First Amendment to Security Agreement dated as of March 1, 2006 and Second Amendment to Security Agreement dated as of April 12, 2006 (the “Prior Security Agreement”). Debtor acknowledges and agrees that (a) the Credit Agreement is in restatement of the Prior Credit Agreement, (b) the US Notes are in renewal and replacement (but not discharge or novation) of the Prior Notes, and (c) the security interests, liens and collateral assignments created by this Agreement are in renewal of, and not in discharge or novation of, the security interests, liens and collateral assignments created by the Prior Security Agreement.

ARTICLE II.

Representations and Warranties

To induce Secured Party to enter into this Agreement and the Credit Agreement, Debtor represents and warrants to Secured Party that:

Section 1. Title. Except for the security interest granted herein or as otherwise permitted by the Credit Agreement, Debtor owns, and with respect to Collateral acquired after the date hereof Debtor will own, the Collateral free and clear of any lien, security interest, or other encumbrance.

Section 2. Accounts. Unless Debtor has given Secured Party written notice to the contrary, whenever the security interest granted hereunder attaches to an account, Debtor shall be deemed to have represented and warranted to Secured Party as to each and all of its accounts that (a) each account is genuine and is in all respects what it purports to be, (b) each account represents the legal, valid, and binding obligation of the account debtor evidencing indebtedness unpaid and owed by such account debtor arising out of the performance of labor or services by Debtor or the sale or lease of goods by Debtor, (c) the amount of each account represented as owing is the correct amount actually and unconditionally owing except for normal trade discounts granted in the ordinary course of business, and (d) no account is subject to any offset, counterclaim, or other defense.

Section 3. Financing Statements. No financing statement, security agreement, or other lien instrument in the name of the Debtor covering all or any part of the Collateral is on file in any public office, except as may have been filed in favor of Secured Party.

Section 4. Jurisdiction of Organization; Legal Name. Debtor is a Delaware corporation. Debtor’s legal name set forth in its Certificate of Incorporation filed with the Delaware Secretary of State, as amended to date, and its organization number, respectively are: Forum Oilfield Technologies, Inc. and 3966995.

Section 5. Location of Collateral. Substantially all inventory, machinery, and equipment of Debtor are located at 2000 West Sam Houston Parkway South, Suite 1175, Houston, Texas 77042; 10801 Hammerly Blvd., Suite 118, Houston, Texas 77043; 3711 Melancon Road, Broussard, Louisiana 70518; 6896 Highway 90 East, Lake Charles, Louisiana 70616; 105 Bonin Road, Lafayette, Louisiana 70508-4405; 4302 Profit Street, San Antonio, Texas 78219-2622; 1137 McKinley Avenue, Shreveport, Louisiana 71107; and such other locations as Debtor may from time to time designate after giving notice thereof to Secured Party.

Section 6. Business Purpose. The Collateral is used, acquired and held exclusively for business purposes and no portion of the Collateral is consumer goods. The Obligations were incurred solely for business purposes and not as a consumer-goods transaction or a consumer transaction.

ARTICLE III.

Covenants

Debtor covenants and agrees with Secured Party that until the Obligations are paid and performed in full:

Section 1. Maintenance. Debtor shall not use or permit the Collateral to be used in violation of any law or inconsistently with the terms of any policy of insurance. Debtor shall not use or permit the Collateral to be used in any manner or for any purpose that would impair the value of the Collateral (except for normal wear and tear) or expose the Collateral to unusual risk.

Section 2. Encumbrances. Debtor shall not create, permit, or suffer to exist, and shall defend the Collateral against any lien, security interest, or other encumbrance on the Collateral except the security interest of Secured Party hereunder, and the liens permitted by Section 12.2 of the Credit Agreement. Debtor shall defend Debtor’s rights in the Collateral and Secured Party’s security interest in the Collateral against the claims of all persons and entities.

Section 3. Modification of Collateral. Debtor shall do nothing to impair the rights of Secured Party in the Collateral. Without the prior written consent of Secured Party, Debtor shall not grant any extension of time for any payment with respect to the accounts, or compromise, compound, or settle any of the accounts, or release in whole or in part any person or entity liable for payment with respect to the accounts, or allow any credit or discount for payment with respect to the accounts other than normal trade discounts or settlements granted in the ordinary course of business or that do not materially affect the value of the Collateral as a whole, or release any lien, security interest, or assignment in favor of Secured Party securing the Collateral, or otherwise amend or modify any of the Collateral in any way that materially decreases the value thereof.

Section 4. Disposition of Collateral. Debtor shall not sell, lease, or otherwise dispose of the Collateral or any part thereof without the prior written consent of Secured Party, except (a) in accordance with Section 12.3(c) of the Credit Agreement, and (b) Debtor may sell or otherwise dispose of inventory in the ordinary course of business.

Section 5. Further Assurances. At any time and from time to time, upon the request of Secured Party, and at the sole expense of Debtor, Debtor shall promptly execute and deliver all such further instruments and documents and take such further action as Secured Party may reasonably deem necessary or desirable to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement.

Section 6. Risk of Loss; Insurance. Debtor shall be responsible for any loss of or damage to the Collateral. Debtor shall maintain insurance on the Collateral as provided in the Credit Agreement.

Section 7. Organizational Changes. Debtor shall not, without giving fifteen (15) days prior written notice to Secured Party, change its name, identity, organizational structure or state of organization (including, without limitation, through any merger or reorganization).

Section 8. Location of Collateral. Except for machinery, equipment and inventory which is located on or in route to a job site, Debtor will not move any of its machinery, equipment or inventory having a value in excess of $250,000.00 from the locations described in Section 2.5.

ARTICLE IV.

Rights of Secured Party

Section 1. Power of Attorney. Debtor hereby irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of Debtor or in its own name, upon the occurrence and during the continuance of an Event of Default, to take any and all action and to execute any and all documents and instruments which Secured Party at any time and from time to time reasonably deems necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, Debtor hereby gives Secured Party the power and right on behalf of Debtor and in its own name to do any of the following, without notice to or the consent of Debtor:

(1) to demand, sue for, collect, or receive in the name of Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title, or any other instruments for the payment of money under the Collateral or any policy of insurance;

(2) unless being disputed as provided for in the Credit Agreement, to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral;

(3) to send requests for verification to account debtors and other obligors; and

(4) (i) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Secured Party or as Secured Party shall direct; (ii) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (iii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications, and notices in connection with accounts and other documents relating to the Collateral; (iv) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Secured Party may determine; (v) to insure, and to make, settle, compromise, or adjust claims under any insurance policy covering any of the Collateral; and (vi) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and Debtor’s expense, at any time, or from time to time, all acts and things which Secured Party deems necessary to protect, preserve, or realize upon the Collateral and Secured Party’s security interest therein.

This power of attorney is a power coupled with an interest and shall be irrevocable so long as the Obligations remain outstanding. Secured Party shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to Secured Party in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Secured Party shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or in its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on Secured Party solely to protect, preserve, and realize upon its security interest in the Collateral. Secured Party’s sole duty with respect to the custody, safekeeping and preservation of the Collateral shall be to deal with it with reasonable care. Secured Party shall not be responsible for any decline in the value of the Collateral so long as such duty is satisfied and shall not be required to take any additional steps to preserve rights against prior parties or to protect, preserve, or maintain any security interest or lien given to secure the Collateral.

Section 2. Performance by Secured Party. If Debtor fails to perform or comply with any of its agreements contained herein where such failure could reasonably be expected to negatively effect the value of the Collateral, Secured Party itself may, at its sole discretion, cause or attempt to cause performance or compliance with such agreement and the expenses of Secured Party, together with interest thereon at the Default Rate (as defined in the Credit Agreement), shall be payable by Debtor to Secured Party on demand and shall constitute Obligations secured by this Agreement. Notwithstanding the foregoing, it is expressly agreed that, except for acts or omissions resulting from its gross negligence or willful misconduct, Secured Party shall not have any liability or responsibility for the performance of any obligation of Debtor under this Agreement.

Section 3. Financing Statements. Debtor expressly authorizes Secured Party to file financing statements showing Debtor as debtor covering all or any portion of the Collateral in such filing locations as selected by Secured Party and authorizes, ratifies and confirms any financing statement filed prior to the date hereof by Secured Party in any jurisdiction showing Debtor as debtor covering all or any portion of the Collateral.

ARTICLE V.

Default

Section 1. Events of Default. The term “Event of Default” shall mean an Event of Default as defined in the Credit Agreement.

Section 2. Rights and Remedies. Upon the occurrence of an Event of Default, Secured Party shall have the following rights and remedies:

(1) Secured Party may declare the Obligations or any part thereof immediately due and payable as provided in the Credit Agreement.

(2) In addition to all other rights and remedies granted to Secured Party in this Agreement and in any other instrument or agreement securing, evidencing, or relating to the Obligations or any part thereof, Secured Party shall have all of the rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Secured Party may (i) without demand or notice to Debtor, collect, receive, or take possession of the Collateral or any part thereof and for that purpose Secured Party may enter upon any premises on which the Collateral is located and remove the Collateral therefrom, and/or (ii) sell, lease, or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at Secured Party’s offices or elsewhere, for cash, on credit, or for future delivery. Upon the request of Secured Party, Debtor shall assemble the Collateral and make it available to Secured Party at any place designated by Secured Party that is reasonably convenient to Debtor and Secured Party. Debtor agrees that Secured Party shall not be obligated to give more than ten (10) days written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. Debtor shall be liable for all reasonable expenses of retaking, holding, preparing for sale, or the like, and all reasonable attorneys’ fees, legal expenses, and all other reasonable costs and expenses incurred by Secured Party in connection with the collection of the Obligations and the enforcement of Secured Party’s rights under this Agreement. Secured Party may apply the Collateral against the Obligations in such order and manner as Secured Party may elect in its sole discretion. Debtor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay the Obligations in full. Debtor waives all rights of marshalling in respect of the Collateral.

(3) Secured Party may cause any or all of the Collateral held by it to be transferred into the name of Secured Party or the name or names of Secured Party’s nominee or nominees.

(4) On any sale of the Collateral, Secured Party is authorized (i) to disclaim any warranty, express or implied, and (ii) to sell any of the Collateral without any refurbishment or reconditioning thereof. Debtor acknowledges and agrees that the foregoing actions by Secured Party may reduce the sales proceeds from any such sale of Collateral.

(5) Further, as to all Collateral now or hereafter located in the State of Louisiana, or as to which the laws of the State of Louisiana may now be or hereafter become applicable, the Debtor hereby acknowledges the Obligations whether now existing or to arise hereafter, and confesses judgment thereon if such Obligations are not paid at maturity, and does by these presents consent, agree and stipulate that if there should occur an Event of Default as defined above, all Obligations shall, at the option of the Secured Party, become immediately due and payable and it shall be lawful for the Secured Party, without making a demand and without notice or putting in default, the same being hereby expressly waived, to cause all and singular the Collateral to be seized and sold by executory process, without appraisement (appraisement being hereby expressly waived), either in its entirety or in lots or parcels, as the Secured Party may determine, to the highest bidder for cash, or on such terms as plaintiff in such proceedings may direct.

To the extent permitted under Louisiana Law, the Debtor hereby expressly waives: (a) the benefit of appraisement, as provided in Articles 2332, 2336, 2723 and 2724, Louisiana Code of Civil Procedure, and all other laws conferring the same; (b) the demand and three (3) days delay accorded by Articles 2639 and 2721, Louisiana Code of Civil Procedure; (c) the notice of seizure required by Articles 2293 and 2721, Louisiana Code of Civil Procedure; (d) the three (3) days delay provided by Articles 2331 and 2722, Louisiana Code of Civil Procedure; and (e) the benefit of the other provisions of Articles 2331, 2722 and 2723, Louisiana Code of Civil Procedure, and the benefit of any other Articles or laws relating to rights of appraisement, notice, or delay not specifically mentioned above; and the Debtor expressly agrees to the immediate seizure of the Collateral in the event of suit hereon.

Debtor acknowledges that Secured Party shall have all rights to appointment of a keeper in connection with any action to foreclose the lien hereof, all in accordance with La. R.S. 9:5136 et seq. The keeper shall be entitled to reasonable compensation and such compensation shall constitute a portion of the Obligations of Debtor secured by the lien hereof.

ARTICLE VI.

Miscellaneous

Section 1. No Waiver; Cumulative Remedies. No failure on the part of Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

Section 2. Successors and Assign. This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective heirs, successors, and assigns, except that Debtor may not assign any of its rights or obligations under this Agreement without the prior written consent of Secured Party and Secured Party may assign its rights and obligations under this Agreement only as provided in the Credit Agreement.

Section 3. Notices. All notices and other communications provided for in this Agreement shall be given as provided in the Credit Agreement; provided, however, that notwithstanding the foregoing, all notices under UCC Sections 9.208 (relating to the release of deposit accounts, electronic chattel paper, investment property and letter of credit rights), 9.209 (relating to account debtors that have been notified of the assignment to Secured Party), 9.210 (relating to a request for accounting), 9.513 (relating to requests for termination statements) and 9.616 (explanation of calculation of surplus or deficiency) shall be effective only if sent to the following address:

Amegy Bank National Association

Five Post Oak Park

4400 Post Oak Parkway

Attention: Dennis Baker

Section 4. Applicable Law; Venue; Service of Process. To the extent the Collateral is tangible property and is located in the State of Louisiana, this Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana and the applicable laws of the United States of America. With respect to all Collateral which does not constitute tangible property and with respect to all Collateral which constitutes tangible property but which is not located in the State of Louisiana, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas and in the State of Louisiana. Any action or proceeding against Debtor under or in connection with this Agreement or any other Loan Document may be brought in any state or federal court in Harris County, Texas, and Debtor hereby irrevocably submits to the nonexclusive jurisdiction of such courts and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court in an inconvenient forum. Nothing in this Agreement or any other Loan Document shall affect the right of Secured Party to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring any action or proceeding against Debtor or with respect to any of the Collateral in any state or federal court in any other jurisdiction. Any action or proceeding by Debtor against Secured Party shall be brought only in a court located in Harris County, Texas.

Section 5. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 6. Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by Secured Party shall affect the representations and warranties or the right of Secured Party to rely upon them.

Section 7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8. Waiver of Bond. In the event Secured Party seeks to take possession of any or all of the Collateral by judicial process, Debtor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

Section 9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10. Obligations Absolute. The obligations of Debtor under this Agreement shall be absolute and unconditional and, except upon payment and performance of the Obligations in full, shall not be released, discharged, reduced, or in any way impaired by any circumstance whatsoever, including, without limitation, any amendment, modification, extension, or renewal of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any release or subordination of collateral, or any waiver, consent, extension, indulgence, compromise, settlement, or other action or inaction in respect of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any exercise or failure to exercise any right, remedy, power, or privilege in respect of the Obligations.

Section 11. ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. THE PROVISIONS OF THIS AGREEMENT MAY BE AMENDED OR WAIVED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTIES HERETO.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

DEBTOR:

FORUM OILFIELD TECHNOLOGIES, INC.

By:
James W. Harris
Vice President and Chief Financial Officer

SECURED PARTY:

AMEGY BANK NATIONAL ASSOCIATION,
as Agent

By:
Carmen Jordan
Senior Vice President

EXHIBIT “H”

Form of Security Agreement-Domestic Subsidiary

[Form of Security Agreement-

Domestic Subsidiary]

SECURITY AGREEMENT

THIS SECURITY AGREEMENT dated as of                             (this “Agreement”), is by and between                             , a                              (the “Debtor”), and AMEGY BANK NATIONAL ASSOCIATION, a national banking association, together with its successors and assigns, as Agent under the Credit Agreement described below (“Secured Party”).

R E C I T A L S:

WHEREAS, pursuant to that certain Credit Agreement dated as of June 30, 2006, as it may be amended, modified or extended from time to time (the “Credit Agreement”) among Forum Oilfield Technologies, Inc., a Delaware corporation (“US Borrower”), Forum Canada ULC, a corporation organized under the laws of Alberta, Canada (“Cdn. Borrower”), the financial institutions described therein, as lenders (“Lenders”) and the Secured Party, as Agent for certain Lenders, the Lenders have agreed to extend revolving and term credit facilities to US Borrower and Cdn. Borrower.

WHEREAS, Debtor has entered into that certain Guaranty Agreement (hereinafter defined) for the benefit of Secured Party pursuant to which, and subject to the terms and conditions thereof, Debtor has guaranteed to Secured Party the obligations of US Borrower under the Credit Agreement.

WHEREAS, the US Lenders (as defined in the Credit Agreement) require, as a condition to the Credit Agreement, that the Debtor execute and deliver this Security Agreement to the Secured Party as security for the obligations of US Borrower under the Credit Agreement and the obligations of Debtor under the Guaranty Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Security Interest

Section 1.1. Security Interest. Debtor hereby grants to Secured Party a security interest in the following property, whether now owned or existing or hereafter arising or acquired and wherever arising or located (such property being hereinafter sometimes called the “Collateral”):

(a) all of its accounts, accounts receivable, contract rights, general intangibles, chattel paper, instruments, documents, promissory notes, deposit accounts, funds on deposit with Secured Party, investment property, investment securities, financial assets, letter of credit rights, electronic chattel paper, software, supporting obligations, payment intangibles, commercial tort claims and all other personal property, whether now owned or hereafter acquired, including without limitation, all lease receivables and note receivables, all cash, notes, drafts and acceptances arising therefrom, all returned and repossessed goods arising from or relating to any such accounts, or other proceeds of any sale, lease or other disposition of inventory, and all proceeds (including insurance proceeds) and products thereof;

(b) all of its inventory, whether now owned or hereafter acquired, including without limitation all raw materials, goods in process, finished goods and other tangible personal property held for sale or lease or furnished or to be furnished under contracts for service or used or consumed in Debtor’s trade or business and all additions, accessions, substitutions, attachments and replacements thereto and all contracts with respect thereto and all documents of title evidencing or representing any part thereof and all products and proceeds (including insurance proceeds) thereof; and

(c) all of its machinery, equipment, furniture, fixtures and personalty (including, but not limited to, all tradenames, trademarks, patents and other licenses) of every nature and description, whether now owned or hereafter acquired, and all appurtenances, accessions and additions thereto and substitutions and replacements therefor, wheresoever located, including all tools, parts and accessories used in connection therewith, and all products and proceeds thereof (including insurance proceeds).

All terms used herein that are defined in the Uniform Commercial Code as adopted in the State of Texas shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas as in effect from time to time (the “UCC”).

Section 1.2. Obligations. The Collateral shall secure the following obligations, indebtedness, and liabilities (all such obligations, indebtedness, and liabilities being hereinafter sometimes called the “Obligations”):

(a) the US Notes (as defined in the Credit Agreement);

(b) the US Obligations (as defined in the Credit Agreement);

(c) the obligations and indebtedness of Debtor to Secured Party under that certain Guaranty Agreement dated as of                              (the “Guaranty Agreement”);

(d) all reasonable costs and expenses, including, without limitation, all reasonable attorneys’ fees and legal expenses, incurred by Secured Party to preserve and maintain the Collateral, collect the obligations herein described, and enforce this Agreement; and

(e) all extensions, renewals, and modifications of any of the foregoing and all promissory notes given in extension, renewal or modification of any of the foregoing.

Notwithstanding any provision of this Agreement to the contrary, the obligations and indebtedness secured by this Agreement do not include the Cdn. Obligations (as defined in the Credit Agreement) or any obligation or indebtedness of Cdn. Borrower to Cdn. Lender (as defined in the Credit Agreement.

[[Section 1.3. Renewal and Extension of Security Interests Created by Prior Security Agreement. Debtor entered into that certain Security Agreement dated as of October 31, 2005, in favor of Secured Party, as agent (the “Prior Security Agreement”). Debtor acknowledges and agrees that the security interests, liens and collateral assignments created by this Agreement are in renewal of, and not in discharge or novation of, the security interests, liens and collateral assignments created by the Prior Security Agreement.]]

ARTICLE II

Representations and Warranties

To induce Secured Party to enter into this Agreement and the Credit Agreement, Debtor represents and warrants to Secured Party that:

Section 2.1. Title. Except for the security interest granted herein or as otherwise permitted by the Credit Agreement, Debtor owns, and with respect to Collateral acquired after the date hereof Debtor will own, the Collateral free and clear of any lien, security interest, or other encumbrance.

Section 2.2. Accounts. Unless Debtor has given Secured Party written notice to the contrary, whenever the security interest granted hereunder attaches to an account, Debtor shall be deemed to have represented and warranted to Secured Party as to each and all of its accounts that (i) each account is genuine and in all respects what it purports to be, (ii) each account represents the legal, valid, and binding obligation of the account debtor evidencing indebtedness unpaid and owed by such account debtor arising out of the performance of labor or services by Debtor or the sale or lease of goods by Debtor, (iii) the amount of each account represented as owing is the correct amount actually and unconditionally owing except for normal trade discounts granted in the ordinary course of business, and (iv) no account is subject to any offset, counterclaim, or other defense.

Section 2.3. Financing Statements. No financing statement, security agreement, or other lien instrument in the name of the Debtor covering all or any part of the Collateral is on file in any public office, except as may have been filed in favor of Secured Party.

Section 2.4. Jurisdiction of Organization; Legal Name. Debtor is a                                  [[jurisdiction/type of entity]]. Debtor’s legal name set forth in its                                  [[organizational documents]] filed with the                     [[jurisdiction]] Secretary of State, as amended to date, and its organization number, respectively are:                                  and                                     .

Section 2.5. Authority; No Conflict; Enforceability. Debtor is a [[limited liability company]] [[limited partnership]] [[corporation]] duly organized, validly existing, and in good standing under the laws of its state of organization. Debtor has the organizational power and authority to execute, deliver, and perform this Agreement and the other Loan Documents (as defined in the Credit Agreement) to which it is a party, and the execution, delivery, and performance of this Agreement and such Loan Documents by Debtor have been authorized by all necessary [[corporate]] action on the part of Debtor and do not and will not violate any law, rule, or regulation or the [[certificate of organization or operating agreement]] [[limited partnership agreement]] [[articles of incorporation or bylaws]] of Debtor and do not and will not conflict with, result in a breach of, or constitute a default under the provisions of any indenture, mortgage, deed of trust, security agreement, or other instrument or agreement pursuant to which Debtor or any of its property is bound. This Agreement and the other Loan Documents to which Debtor is a party constitute legal, valid and binding obligations of Debtor, enforceable against Debtor in accordance with their terms except to the extent such enforceability may be limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor’s rights.

Section 2.6. Location of Collateral. Substantially all inventory, machinery, and equipment of Debtor are located at                                          and such other locations as Debtor may from time to time designate after giving notice thereof to Secured Party.

Section 2.7. Substantial Benefit to Debtor. The value of the consideration received and to be received by Debtor as a result of Borrower and Secured Party entering into the Credit Agreement and Debtor executing and delivering this Agreement is reasonably worth at least as much as the liability and obligation, of Debtor hereunder, and such liability and obligation, and the Credit Agreement have substantially benefitted and may reasonably be expected to substantially benefit Debtor directly and indirectly.

Section 2.8. Representations in Credit Agreement. Each of the representations and warranties made by Borrower in the Credit Agreement with respect to Debtor is true and correct and Secured Party may rely on such representations and warranties as if they had been made directly by Debtor to Secured Party.

Section 2.9. Business Purpose. The Collateral is used, acquired and held exclusively for business purposes and no portion of the Collateral is consumer goods. The Obligations were incurred solely for business purposes and not as a consumer-goods transaction or a consumer transaction.

ARTICLE III

Covenants

Debtor covenants and agrees with Secured Party that until the Obligations are paid and performed in full:

Section 3.1. Maintenance. Debtor shall not use or permit the Collateral to be used in violation of any law or inconsistently with the terms of any policy of insurance. Debtor shall not use or permit the Collateral to be used in any manner or for any purpose that would impair the value of the Collateral (except for normal wear and tear) or expose the Collateral to unusual risk.

Section 3.2. Encumbrances. Debtor shall not create, permit, or suffer to exist, and shall defend the Collateral against, any lien, security interest, or other encumbrance on the Collateral except the security interest of Secured Party hereunder and liens permitted by Section 12.2 of the Credit Agreement. Debtor shall defend Debtor’s rights in the Collateral and Secured Party’s security interest in the Collateral against the claims of all persons and entities.

Section 3.3. Modification of Collateral. Debtor shall do nothing to impair the rights of Secured Party in the Collateral. Without the prior written consent of Secured Party, Debtor shall not grant any extension of time for any payment with respect to the accounts, or compromise, compound, or settle any of the accounts, or release in whole or in part any person or entity liable for payment with respect to the accounts, or allow any credit or discount for payment with respect to the accounts other than normal trade discounts or settlements granted in the ordinary course of business or that do not materially affect the value of the Collateral as a whole, or release any lien, security interest, or assignment in favor of Secured Party securing the Collateral, or otherwise amend or modify any of the Collateral in any way that materially decreases the value thereof.

Section 3.4. Disposition of Collateral. Debtor shall not sell, lease, or otherwise dispose of the Collateral or any part thereof without the prior written consent of Secured Party, except (a) in accordance with Section 12.3(c) of the Credit Agreement, and (b) Debtor may sell or otherwise dispose of inventory in the ordinary course of business.

Section 3.5. Further Assurances. At any time and from time to time, upon the request of Secured Party, and at the sole expense of Debtor, Debtor shall promptly execute and deliver all such further instruments and documents and take such further action as Secured Party may reasonably deem necessary or desirable to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement.

Section 3.6. Risk of Loss; Insurance. Debtor shall be responsible for any loss of or damage to the Collateral. Debtor shall maintain insurance required by the Credit Agreement.

Section 3.7. Organizational Changes. Debtor shall not, without giving fifteen (15) days prior written notice to Secured Party, change its name, identity, structure or state of organization (Including, without limitation, through any merger or reorganization).

Section 3.8. Covenants Contained in the Credit Agreement. Debtor will comply with all the covenants contained in the Credit Agreement with which Borrower agrees in the Credit Agreement to cause Debtor to comply.

Section 3.9. Location of Collateral. Except for machinery, equipment and inventory which is located on or in route to a job site, Debtor will not move any of its machinery, equipment or inventory having a value in excess of $250,000.00 from the locations described in Section 2.6.

ARTICLE IV

Rights of Secured Party

Section 4.1. Power of Attorney. Debtor hereby irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of Debtor or in its own name, upon the occurrence and during the continuance of an Event of Default, to take any and all action and to execute any and all documents and instruments which Secured Party at any time and from time to time reasonably deems necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, Debtor hereby gives Secured Party the power and right on behalf of Debtor and in its own name to do any of the following, without notice to or the consent of Debtor:

(a) to demand, sue for, collect, or receive in the name of Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title, or any other instruments for the payment of money under the Collateral or any policy of insurance;

(b) unless being disputed as provided for in the Credit Agreement, to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral;

(c) to send requests for verification to account debtors and other obligors; and

(d) (i) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Secured Party or as Secured Party shall direct; (ii) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (iii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications, and notices in connection with accounts and other documents relating to the Collateral; (iv) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Secured Party may determine; (v) to insure, and to make, settle, compromise, or adjust claims under any insurance policy covering, any of the Collateral; and (vi) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and Debtor’s expense, at any time, or from time to time, all acts and things which Secured Party deems necessary to protect, preserve, or realize upon the Collateral and Secured Party’s security interest therein.

This power of attorney is a power coupled with an interest and shall be irrevocable so long as the Obligations remain outstanding. Secured Party shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to Secured Party in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Secured Party shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or in its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on Secured Party to protect, preserve, and realize upon its security interest in the Collateral. Secured Party’s sole duty with respect to the custody, safekeeping and preservation of the Collateral shall be to deal with it with reasonable care. Secured Party shall not be responsible for any decline in the value of the Collateral so long as such duty is satisfied and shall not be required to take any additional steps to preserve rights against prior parties or to protect, preserve, or maintain any security interest or lien given to secure the Collateral.

Section 4.2. Performance by Secured Party. If Debtor fails to perform or comply with any of its agreements contained herein where such failure could reasonably be expected to negatively effect the value of the Collateral, Secured Party itself may, at its sole discretion, cause or attempt to cause performance or compliance with such agreement and the expenses of Secured Party, together with interest thereon at the Default Rate (as defined in the Credit Agreement), shall be payable by Debtor to Secured Party on demand and shall constitute Obligations secured by this Agreement. Notwithstanding the foregoing, it is expressly agreed that, except for acts or omissions resulting from its gross negligence or willful misconduct, Secured Party shall not have any liability or responsibility for the performance of any obligation of Debtor under this Agreement.

Section 4.3. Setoff; Property Held by Secured Party. After the occurrence of an Event of Default, Secured Party shall have the right to set off and apply against the Obligations in such manner as Secured Party may determine, at any time and without notice to Debtor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Secured Party to Debtor whether or not the Obligations are then due. The rights and remedies of Secured Party hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Secured Party may have.

Section 4.4. Financing Statements. Debtor expressly authorizes Secured Party to file financing statements showing Debtor as debtor covering all or any portion of the Collateral in such filing locations as selected by Secured Party and authorizes, ratifies and confirms any financing statement filed prior to the date hereof by Secured Party in any jurisdiction showing Debtor as debtor covering all or any portion of the Collateral.

ARTICLE V

Default

Section 5.1. Events of Default. The term “Event of Default” shall mean an Event of Default as defined in the Credit Agreement.

Section 5.2. Rights and Remedies. Upon the occurrence of an Event of Default, Secured Party shall have the following rights and remedies:

(a) Secured Party may declare the Obligations or any part thereof immediately due and payable as provided in the Credit Agreement.

(b) In addition to all other rights and remedies granted to Secured Party in this Agreement and in any other instrument or agreement securing, evidencing, or relating to the Obligations or any part thereof, Secured Party shall have all of the rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Secured Party may (i) without demand or notice to Borrower or Debtor, collect, receive, or take possession of the Collateral or any part thereof and for that purpose Secured Party may enter upon any premises on which the Collateral is located and remove the Collateral therefrom, and/or (ii) sell, lease, or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at Secured Party’s offices or elsewhere, for cash, on credit, or for future delivery. Upon the request of Secured Party, Debtor shall assemble the Collateral and make it available to Secured Party at any place designated by Secured Party that is reasonably convenient to Debtor and Secured Party. Debtor agrees that Secured Party shall not be obligated to give more than ten (10) days written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. Debtor shall be liable for all reasonable expenses of retaking, holding, preparing for sale, or the like, and all reasonable attorneys’ fees, legal expenses, and all other reasonable costs and expenses incurred by Secured Party in connection with the collection of the Obligations and the enforcement of Secured Party’s rights under this Agreement. Secured Party may apply the Collateral against the Obligations in such order and manner as Secured Party may elect in its sole discretion. Debtor waives all rights of marshalling in respect of the Collateral.

(c) Secured Party may cause any or all of the Collateral held by it to be transferred into the name of Secured Party or the name or names of Secured Party’s nominee or nominees.

(d) On any sale of the Collateral, Secured Party is authorized (i) to disclaim any warranty, express or implied, and (ii) to sell any of the Collateral without any refurbishment or reconditioning thereof. Debtor acknowledges and agrees that the foregoing actions by Secured Party may reduce the sales proceeds from any such sale of Collateral.

(e) Further, as to all Collateral now or hereafter located in the State of Louisiana, or as to which the laws of the State of Louisiana may now be or hereafter become applicable, the Debtor hereby acknowledges the Obligations whether now existing or to arise hereafter, and confesses judgment thereon if such Obligations are not paid at maturity, and does by these presents consent, agree and stipulate that if there should occur an Event of Default as defined above, all Obligations shall, at the option of the Secured Party, become immediately due and payable and it shall be lawful for the Secured Party, without making a demand and without notice or putting in default, the same being hereby expressly waived, to cause all and singular the Collateral to be seized and sold by executory process, without appraisement (appraisement being hereby expressly waived), either in its entirety or in lots or parcels, as the Secured Party may determine, to the highest bidder for cash, or on such terms as plaintiff in such proceedings may direct.

To the extent permitted under Louisiana Law, the Debtor hereby expressly waives: (a) the benefit of appraisement, as provided in Articles 2332, 2336, 2723 and 2724, Louisiana Code of Civil Procedure, and all other laws conferring the same; (b) the demand and three (3) days delay accorded by Articles 2639 and 2721, Louisiana Code of Civil Procedure; (c) the notice of seizure required by Articles 2293 and 2721, Louisiana Code of Civil Procedure; (d) the three (3) days delay provided by Articles 2331 and 2722, Louisiana Code of Civil Procedure; and (e) the benefit of the other provisions of Articles 2331, 2722 and 2723, Louisiana Code of Civil Procedure, and the benefit of any other Articles or laws relating to rights of appraisement, notice, or delay not specifically mentioned above; and the Debtor expressly agrees to the immediate seizure of the Collateral in the event of suit hereon.

Debtor acknowledges that Secured Party shall have all rights to appointment of a keeper in connection with any action to foreclose the lien hereof, all in accordance with La. R.S. 9:5136 et seq. The keeper shall be entitled to reasonable compensation and such compensation shall constitute a portion of the Obligations of Debtor secured by the lien hereof.

ARTICLE VI

Miscellaneous

Section 6.1. Expenses. Debtor agrees to pay on demand all costs and expenses incurred by Secured Party in connection with the enforcement of this Agreement.

Section 6.2. No Waiver; Cumulative Remedies. No failure on the part of Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

Section 6.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective heirs, successors, and assigns, except that Debtor may not assign any of its rights or obligations under this Agreement without the prior written consent of Secured Party and Secured Party may assign its rights and obligations under this Agreement only as provided in the Credit Agreement.

Section 6.4. Notices. All notices and other communications provided for in this Agreement shall be given as provided in the Credit Agreement; provided, however, that notwithstanding the foregoing, all notices under UCC Sections 9.208 (relating to the release of deposit accounts, electronic chattel paper, investment property and letter of credit rights), 9.209 (relating to account debtors that have been notified of the assignment to Secured Party), 9.210 (relating to a request for accounting), 9.513 (relating to requests for termination statements) and 9.616 (explanation of calculation of surplus or deficiency) shall be effective only if sent to the following address:

Amegy Bank National Association

Five Post Oak Park

4400 Post Oak Parkway

Houston, Texas 77027

Attention: Dennis Baker

Section 6.5. Applicable Law Venue; Service of Process. To the extent the Collateral is tangible property and is located in the State of Louisiana, this Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana and the applicable laws of the United States of America. With respect to all Collateral which does not constitute tangible property and with respect to all Collateral which constitutes tangible property but which is not located in the State of Louisiana, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas and in the State of Louisiana. Except as provided in the Arbitration Agreement (as defined in the Credit Agreement), any action or proceeding against Debtor under or in connection with this Agreement or any other Loan Document, including the Guaranty Agreement, may be brought in any state or federal court in Harris County, Texas, and Debtor hereby irrevocably submits to the nonexclusive jurisdiction of such courts and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court in an inconvenient forum. Except as provided in the Arbitration Agreement, nothing in this Agreement or any other Loan Document shall affect the right of Secured Party to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring any action or proceeding against Debtor or with respect to any of the Collateral in any state or federal court in any other jurisdiction. Except as provided in the Arbitration Agreement, any action or proceeding by Debtor against Secured Party shall be brought only in a court located in Harris County, Texas.

Section 6.6. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 6.7. Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by Secured Party shall affect the representations and warranties or the right of Secured Party to rely upon them.

Section 6.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.9. Waiver of Bond. In the event Secured Party seeks to take possession of any or all of the Collateral by judicial process, Debtor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

Section 6.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.11. Obligations Absolute. The obligations of Debtor under this Agreement shall be absolute and unconditional and, except upon payment of the Obligations in full shall not be released, discharged, reduced, or in any way impaired by any circumstance whatsoever, including, without limitation, any amendment, modification, extension, or renewal of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any release or subordination of collateral, or any waiver, consent, extension, indulgence, compromise, settlement, or other action or inaction in respect of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any exercise or failure to exercise any right, remedy, power, or privilege in respect of the Obligations.

Section 6.12. Imaging. Debtor understands and agrees that (a) Secured Party’s document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (b) Debtor waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

Section 6.13. ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT AND THE LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. THE PROVISIONS OF THIS AGREEMENT MAY BE AMENDED OR WAIVED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTIES HERETO.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

DEBTOR:

By:
Name:
Title:

SECURED PARTY:

AMEGY BANK NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

EXHIBIT “I”

Pledge Agreement-US Borrower-Equity

[US Borrower-Equity]

SECURITY AGREEMENT, PLEDGE

AND COLLATERAL ASSIGNMENT

THIS SECURITY AGREEMENT, PLEDGE AND COLLATERAL ASSIGNMENT is dated as of June 30, 2006 (this “Agreement”), and is by and between FORUM OILFIELD TECHNOLOGIES, INC., a Delaware corporation (“Debtor”), and AMEGY BANK NATIONAL ASSOCIATION, a national banking association, together with its successors and assigns, as Agent under the Credit Agreement described below (“Secured Party”).

R E C I T A L S :

WHEREAS, pursuant to that certain Credit Agreement dated the date hereof, as it may be amended, modified or extended from time to time (the “Credit Agreement”) among the Debtor, Forum Canada ULC, a corporation organized under the laws of Alberta, Canada (“Cdn. Borrower”), the financial institutions described therein, as lenders (“Lenders”) and the Secured Party, as Agent for certain Lenders, the Lenders have agreed to extend revolving and term credit facilities to Debtor and Cdn. Borrower.

WHEREAS, the US Lenders (as defined in the Credit Agreement) require, as a condition to the Credit Agreement, that the Debtor execute and deliver this Agreement to Secured Party as security for its obligations under the Credit Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Security Interest , Pledge and Collateral Assignment

Section 1.1. Security Interest, Pledge and Collateral Assignment. Debtor hereby assigns, transfers, pledges and sets over to Secured Party, and grants to Secured Party a security interest in and to, the following property (such property being hereinafter sometimes called the “Collateral”):

(a) all of its investment securities and capital stock, now owned or hereafter acquired, including the stock listed on Exhibit “A” hereto;

(b) all dividends (cash or otherwise), financial assets, investment securities, investment property, rights to receive dividends, stock dividends, distributions upon redemption or liquidation, distributions as a result of split-ups, recapitalizations or rearrangements, stock rights, rights to subscribe, voting rights, rights to receive securities, and all new securities and other property of any nature related to or arising from the foregoing or which Debtor is at any time entitled to receive on account of the investment securities and capital stock described in clause (a);

(c) all of its partnership interests and membership interests, now owned or hereafter acquired, including the membership interests and partnership interests listed on Exhibit “A” hereto, and all right, title and interest of Debtor in partnerships and memberships (“Non-Corporate Entities”), including the partnerships and/or limited liability companies listed on Exhibit “A” hereto;

(d) all of its rights under the organizational documents of the Non-Corporate Entities described in clause (c) above (the “Non-Corporate Entity Agreements”), including the organizational documents listed on Exhibit “A” hereto;

(e) all (i) profits, income, surplus, money, instruments, documents, chattel paper, accounts, general intangibles, credits, claims, demands and other property (real or personal) and revenues of any kind or character now or hereafter relating to, accruing or arising under or in respect of its ownership of the Non-Corporate Entities or the Non-Corporate Entity Agreements, and (ii) property, real or personal, now or hereafter owned by the Non-Corporate Entities or paid, payable or otherwise distributed or distributable or transferred or transferable to Debtor under, in connection with or otherwise in respect of the Non-Corporate Entities or the Non-corporate Entity Agreements (whether by reason of Debtor’s ownership interest, loans by Debtor or otherwise); and

(f) all products and proceeds from any and all of the foregoing.

All terms used in this Agreement that are defined in the Uniform Commercial Code as adopted in the State of Texas shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas as in effect from time to time (the “UCC”).

The Collateral referred to in clauses (a) and (b) is referred to as the “Stock Collateral”.

Section 1.2. Obligations. The Collateral shall secure the following obligations, indebtedness, and liabilities (all such obligations, indebtedness, and liabilities being hereinafter sometimes called the “Obligations”):

(a) the US Notes (as defined in the Credit Agreement);

(b) the US Obligations (as defined in the Credit Agreement);

(c) all future advances by Secured Party to Debtor pursuant to the Credit Agreement;

(d) all costs and expenses, including, without limitation, all reasonable attorneys’ fees and legal expenses, incurred by Secured Party to preserve and maintain the Collateral, collect the obligations herein described, and enforce this Agreement;

(e) all other obligations, indebtedness, and liabilities of Debtor to Secured Party arising pursuant to the Credit Agreement or any other Loan Document (as defined in the Credit Agreement), now existing or hereafter arising; and

(f) all extensions, renewals, and modifications of any of the foregoing and all promissory notes given in renewal, extension or modification of any of the foregoing.

Notwithstanding any provision of this Agreement to the contrary, the obligations and indebtedness secured by this Agreement do not include the Cdn. Obligations (as defined in the Credit Agreement) or any obligation or indebtedness of Cdn. Borrower to Cdn. Lender (as defined in the Credit Agreement).

Section 1.3. Renewal and Extension of Security Interests Created by Prior Security Agreements. Debtor, certain lenders, and Secured Party, as agent, entered into that certain Credit Agreement dated as of October 31, 2005 (the “Prior Credit Agreement”). The indebtedness under the Prior Credit Agreement was evidenced by certain promissory notes defined as the “Notes” in the Prior Credit Agreement (the “Prior Notes”). To secure its obligations under the Prior Credit Agreement, Debtor entered into (a) that certain Security Agreement-Pledge dated as of October 31, 2005, in favor of Secured Party, as agent, and (b) that certain Security Agreement and Collateral Assignment dated as of October 31, 2005, in favor of Secured Party, as agent, as amended by First Amendment to Security Agreement and Collateral Assignment dated as of April 12, 2006 (the “Prior Security

Agreements”). Debtor acknowledges and agrees that (a) the Credit Agreement is in restatement of the Prior Credit Agreement, (b) the US Notes are in renewal and replacement (but not discharge or novation) of the Prior Notes, and (c) the security interests, liens and collateral assignments created by this Agreement are in renewal of, and not in discharge or novation of, the security interests, liens and collateral assignments created by the Prior Security Agreements.

ARTICLE II

Representations and Warranties

To induce Secured Party to enter into this Agreement and the Credit Agreement, Debtor represents and warrants to Secured Party that:

Section 2.1. Title. Debtor owns, and with respect to Collateral acquired after the date hereof, Debtor will own, legally and beneficially, the Collateral free and clear of any lien, security interest, pledge, claim, or other encumbrance (collectively, a “Lien”) or any right or option on the part of any third person to purchase or otherwise acquire the Collateral or any part thereof, except for the security interest granted hereunder. Debtor owns the amount and type of Collateral described on Exhibit “A”. No financing statement or other instrument covering the Collateral or its proceeds is on file in any public office except in favor of Secured Party. The Collateral is not subject to any restriction on transfer or assignment except for compliance with applicable federal and state securities laws and regulations promulgated thereunder. Debtor has the unrestricted right to pledge the Collateral as contemplated hereby. All of the Stock Collateral has been duly and validly issued and is fully paid and nonassessable.

Section 2.2. Jurisdiction of Organization; Legal Name. Debtor is a Delaware corporation. Debtor’s legal name set forth in its Certificate of Incorporation filed with the Delaware Secretary of State, as amended to date, and its organization number, respectively are: Forum Oilfield Technologies, Inc. and 3966995.

Section 2.3. Power. Debtor has full right, power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Debtor, and this Agreement constitutes the legal, binding and valid obligation of Debtor. This Agreement does not conflict with any other agreement, order, rule or regulation to which Debtor is a party or is subject.

ARTICLE III

Covenants

Debtor covenants and agrees with Secured Party that until the Obligations are satisfied and paid and performed in full:

Section 3.1. Encumbrances. Debtor shall not create, permit, or suffer to exist, and shall defend the Collateral against any lien, security interest, or other encumbrance on the Collateral except the pledge and security interest of Secured Party created hereunder, and the liens permitted by Section 12.2 of the Credit Agreement. Debtor shall defend Debtor’s rights in the Collateral and Secured Party’s security interest in the Collateral against the claims of all persons and entities.

Section 3.2. Sale of Collateral. Except as permitted by the Credit Agreement, Debtor shall not sell, assign, convey, pledge or otherwise dispose of the Collateral or any part thereof without the prior written consent of Secured Party.

Section 3.3. Amendment of Organizational Documents. Debtor shall not permit the organizational documents of any Non-Corporate Entity or the issuer of any Stock Collateral to be amended without the prior written consent of Secured Party.

Section 3.4. Ordinary Distributions. If no Event of Default (hereafter defined) has occurred and is existing, except as provided in this Section 3.4, Debtor may accept, receive and retain all dividends, distributions and other amounts paid with respect to or arising from arising from the Collateral. If an Event of Default has occurred and is continuing, all dividends, distributions and other amounts paid with respect to or arising from arising from the Collateral shall be accepted by Debtor as Secured Party’s agent, held by Debtor in trust for Secured Party and promptly delivered by Debtor to Secured Party.

Section 3.5. Stock Distributions; Distributions on Liquidation or Other Events. (a) If Debtor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase, or reduction of capital or issued in connection with any reorganization), option or rights, whether as an addition to, in substitution of, or in exchange for any Stock Collateral, Debtor agrees to accept the same as Secured Party’s agent and to hold the same in trust for Secured Party, and promptly to deliver the same to Secured Party in the exact form received, with the appropriate endorsement of Debtor when necessary or appropriate undated stock powers duly executed in blank, to be held by Secured Party as additional Collateral for the Obligations, subject to the terms hereof.

(b) Any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of any Non-Corporate Entity or the issuer of any Stock Collateral shall be paid over to Secured Party to be held by it as additional Collateral for the Obligations subject to the terms hereof. In case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral pursuant to any recapitalization or reclassification of the capital of any Non-Corporate Entity or the issuer of any Stock Collateral or pursuant to any reorganization of any Non-Corporate Entity or the issuer of any Stock Collateral, the property so distributed shall be delivered to Secured Party to be held by it, as additional Collateral for the Obligations, subject to the terms hereof. All sums of money and property so paid or distributed in respect of the Collateral that are received by Debtor shall be held by Debtor in trust for Secured Party and promptly delivered by Debtor to Secured Party.

Section 3.6. Organizational Changes. Debtor shall not, without giving fifteen (15) days prior written notice to Secured Party, change its name, identity, organizational structure or state of organization (including, without limitation, through any merger or reorganization).

Section 3.7. Further Assurances. At any time and from time to time, upon the request of Secured Party, and at the sole expense of Debtor, Debtor shall promptly execute and deliver all such further instruments and documents and take such further action as Secured Party may reasonably deem necessary or desirable to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement.

Section 3.8. Additional Securities. Except for shares or other securities issued to the Debtor, Debtor shall not consent to or approve the issuance of any additional shares of any class of capital stock of any issuer of the Stock Collateral, or any securities convertible into, or exchangeable for, any such shares or any warrants, options, rights, or other commitments entitling any person or entity to purchase or otherwise acquire any such shares.

Section 3.9. Provide Information. Debtor shall fully cooperate, to the extent requested by Secured Party, in the completion of any notice, form, schedule, or other document filed by Secured Party on its own behalf or on behalf of Debtor, including, without limitation, any required notice or statement of beneficial ownership or of the acquisition of beneficial ownership of equity securities constituting part of the Stock Collateral.

ARTICLE IV

Rights of Secured Party and Debtor

Section 4.1. Power of Attorney. (a) Debtor hereby irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead and in the name of Debtor or in its own name, upon the occurrence and during the continuance of an Event of Default, to take any and all action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives Secured Party the power and right on behalf of Debtor and in its own name to do any of the following, without notice to or the consent of Debtor:

(i) to demand, sue for, collect, or receive in the name of Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, or any other instruments for the payment of money under the Collateral;

(ii) unless being contested as specifically permitted in the Credit Agreement, to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral;

(iii) (A) to direct any parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Secured Party or as Secured Party shall direct; (B) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (C) to sign, endorse and deliver any checks, notes, drafts, other instruments, assignments, proxies, stock powers, verifications, notices, instructions and other documents relating to the Collateral in the name and on behalf of Debtor; (D) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Secured Party may determine; (E) to insure any of the Collateral; and (F) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and Debtor’s expense, at any time, or from time to time, all acts and things which Secured Party deems necessary to protect, preserve, or realize upon the Collateral and Secured Party’s security interest therein.

(b) This power of attorney is a power coupled with an interest and shall be irrevocable so long as the Obligations remain outstanding. Secured Party shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to Secured Party in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Secured Party shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or in its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on Secured Party solely to protect, preserve, and realize upon its security interest in the Collateral.

(c) Debtor hereby consents and agrees that the Non-Corporate Entities and the issuers of the Stock Collateral or any registrar or transfer agent or trustee for any of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the rights of Secured Party to effect any transfer or other act pursuant to this Agreement and the authority granted to Secured Party herein, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by Debtor, or any other person, to any of such Non-Corporate Entities, issuers, obligors, registrars, transfer agents, or trustees.

Section 4.2. Voting Rights. So long as no Event of Default shall have occurred and be continuing, Debtor shall be entitled to exercise any and all voting rights relating or pertaining to the Collateral or any part thereof.

Section 4.3. Discharge of Liens. At its option, Secured Party may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral. Debtor agrees to reimburse Secured Party on demand for any payment made or expense incurred by Secured Party pursuant to the foregoing authorization, plus interest thereon at the Default Rate (as defined in the Credit Agreement), and all such amounts shall be Obligations within the terms of this Agreement.

Section 4.4. Secured Party’s Duty of Care. Other than the exercise of reasonable care in the physical custody of the Collateral while held by Secured Party hereunder, Secured Party shall have no responsibility for or obligation or duty with respect to all or any part of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights against prior parties or any other rights pertaining thereto, it being understood and agreed that Debtor shall be responsible for preservation of all rights in the Collateral.

Section 4.5. Financing Statements. Debtor expressly authorizes Secured Party to file financing statements showing Debtor as debtor covering all or any portion of the Collateral in such filing locations as selected by Secured Party and authorizes, ratifies and confirms any financing statement filed prior to the date hereof by Secured Party in an jurisdiction showing Debtor as debtor covering all or any portion of the Collateral.

ARTICLE V

Default

Section 5.1. Events of Default. The term “Event of Default” shall mean an Event of Default as defined in the Credit Agreement.

Section 5.2. Rights and Remedies. Upon the occurrence of an Event of Default, Secured Party shall have the following rights and remedies:

(a) Secured Party may declare the Obligations or any part thereof immediately due and payable as provided in the Credit Agreement.

(b) In addition to all other rights and remedies granted to Secured Party in this Agreement and in any other instrument or agreement securing, evidencing, or relating to the Obligations, Secured Party shall have all of the rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Secured Party may (i) without demand or notice to Debtor, collect, receive, or take possession of the Collateral or any part thereof, and/or (ii) sell or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at Secured Party’s offices or elsewhere, for cash, on credit, or for future delivery. Debtor agrees that Secured Party shall not be obligated to give more than ten (10) days written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. Debtor shall be liable for all expenses of retaking, holding, preparing for sale, or the like, and all attorneys’ fees and other expenses incurred by Secured Party in connection with the collection of the Obligations and the enforcement of Secured Party’s rights under this Agreement, all of which expenses and fees shall constitute additional Obligations secured by this Agreement. Secured Party may apply the Collateral against the Obligations in such order and manner as Secured

Party may elect in its sole discretion. Debtor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay the Obligations. Debtor waives all rights of marshalling in respect of the Collateral.

(c) Secured Party may cause any or all of the Collateral held by it to be transferred into the name of Secured Party or the name or names of Secured Party’s nominee or nominees.

(d) Secured Party shall be entitled to receive all dividends, distributions and income payable in respect of the Collateral, and Secured Party shall be entitled to notify the Non-Corporate Entities and the issuers of the Stock Collateral to pay all such amounts directly to Secured Party. Secured Party shall have the right to apply such amounts to the Obligations in such order as it may determine.

(e) Secured Party shall have the right to, but shall not be obligated to, exercise or cause to be exercised all voting rights and powers of Debtor in respect of the Collateral, and Debtor shall deliver to Secured Party, if requested by Secured Party, irrevocable proxies or powers of attorney with respect to the Collateral in form satisfactory to Secured Party. Notwithstanding the foregoing, it is expressly agreed that, (i) SECURED PARTY SHALL NOT BE OBLIGATED TO PERFORM OR DISCHARGE, NOR DOES SECURED PARTY HEREBY UNDERTAKE TO PERFORM OR DISCHARGE, ANY OBLIGATIONS, DUTY OR LIABILITY OF DEBTOR, UNDER ANY NON-CORPORATE ENTITY AGREEMENT OR ORGANIZATIONAL DOCUMENTS OF ANY ISSUER OF ANY STOCK COLLATERAL OR UNDER OR BY REASON OF THIS AGREEMENT, and (ii) except for acts or omissions resulting from its gross negligence or willful misconduct, Secured Party shall not have any liability or responsibility for the performance of any obligation of Debtor under this Agreement.

(f) On any sale of the Collateral, Secured Party is hereby authorized to comply with any limitation or restriction with which compliance is necessary, in the view of Secured Party’s counsel, in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable governmental authority.

(g) On any sale of the Collateral, Secured Party is authorized to disclaim any warranty, express or implied. Debtor acknowledges and agrees that the foregoing action by Secured Party may result in a diminution of the proceeds from any such sale of Collateral.

Section 5.4. Impact of Regulations. Debtor hereby acknowledges and confirms that Secured Party may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obligated to agree, among other things, to acquire any shares of the Collateral for their own respective accounts for investment and not with a view to distribution or resale thereof. Debtor further acknowledges and confirms that any such private sale may result in prices or other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner, and Secured Party shall be under no obligation to take any steps in order to permit the Collateral to be sold at a public sale. Debtor shall not attempt to hold Secured Party responsible for selling any of the Collateral at an inadequate price even if Secured Party accepts the first offer received or if only one possible purchaser appears or bids at any such sale. Secured Party shall be under no obligation to delay a sale of any of the Collateral for any period of time necessary to permit any issuer thereof to register such Collateral for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws. If Secured Party shall sell any Collateral at a private sale, Secured Party shall have the right to rely upon the advice and opinion of any qualified appraiser or investment banker as to the commercially reasonable price obtainable on the sale thereof but shall not be obligated to obtain such advice or opinion.

ARTICLE VI

Miscellaneous

Section 6.1. Expenses. Debtor will pay to Secured Party all fees and expenses (including all legal fees and expenses) incurred by Secured Party in connection with the enforcement of any of the provisions of this Agreement or incidental to the enforcement of any of the Obligations, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement of any of the Collateral or receipt of the proceeds thereof, and for the care of the Collateral and defending or asserting the rights and claims of the Secured Party in respect thereof, by litigation or otherwise; and all such fees and expenses shall be Obligations within the terms of this Agreement.

Section 6.2. No Waiver; Cumulative Remedies. No failure on the part of Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

Section 6.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective successors and assigns, except that Debtor may not assign any of its rights or obligations under this Agreement without the prior written consent of Secured Party and Secured Party may assign its rights and obligations under this Agreement only as provided in the Credit Agreement.

Section 6.4. Notices. All notices and other communications provided for in this Agreement shall be given as provided in the Credit Agreement; provided, however, that notwithstanding the foregoing, all notices under UCC Sections 9.208 (relating to the release of deposit accounts, electronic chattel paper, investment property and letter of credit rights), 9.209 (relating to account debtors that have been notified of the assignment to the Secured Party), 9.210 (relating to a request for accounting), 9.513 (relating to requests for termination statements) and 9.616 (explanation of calculations of surplus or deficiency) shall be effective only if sent to the following address:

Amegy Bank National Association

Five Post Oak Park

4400 Post Oak Parkway

Houston, Texas 77027

Attention: Dennis Baker

Section 6.5. Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Any action or proceeding against Debtor under or in connection with this Agreement or any other instrument or agreement securing, evidencing, or relating to the Obligations or any part thereof may be brought in any state or federal court in Harris County, Texas, and Debtor hereby irrevocably submits to the nonexclusive jurisdiction of such courts, and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum. Debtor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified in the Credit Agreement. Nothing in this Agreement or any other instrument or agreement securing, evidencing, or relating to the Obligations or any part thereof shall affect the right of Secured Party to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring any action or proceeding against Debtor or with respect to any of the Collateral in any state or federal court in any other jurisdiction. Any action or proceeding by Debtor against Secured Party shall be brought only in a court located in Harris County, Texas.

Section 6.6. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 6.7. Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by Secured Party shall affect the representations and warranties or the right of Secured Party to rely upon them.

Section 6.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.10. Obligations Absolute. The obligations of Debtor under this Agreement shall be absolute and unconditional and, except upon payment and performance of the Obligations in full, shall not be released, discharged, reduced, or in any way impaired by any circumstance whatsoever, including, without limitation, any amendment, modification, extension, or renewal of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any release, subordination, or impairment of collateral, or any waiver, consent, extension, indulgence, compromise, settlement, or other action or inaction in respect of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any exercise or failure to exercise any right, remedy, power, or privilege in respect of the Obligations.

Section 6.11. ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. THE PROVISIONS OF THIS AGREEMENT MAY BE AMENDED OR WAIVED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTIES HERETO.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

DEBTOR:

FORUM OILFIELD TECHNOLOGIES, INC.

By:
James W. Harris
Vice President and Chief Financial Officer

SECURED PARTY:

AMEGY BANK NATIONAL ASSOCIATION, as Agent

By:
Carmen Jordan
Senior Vice President

EXHIBIT “A”

Stock of the following corporations:

Forum International Holdings, Inc., a Delaware corporation (100%)

Advance Manufacturing Technology, Inc., a Louisiana corporation (100%)

Acadiana Oilfield Instruments, Inc., a Louisiana corporation (100%)

Membership interests of the following Non-Corporate Entities:

NuWave Energy GP LLC, a Delaware limited liability company (100% of membership interests)

NuWave Energy LP LLC, a Delaware limited liability company (100% membership interests)

EXHIBIT “J”

Form of Pledge Agreement-Domestic Subsidiary-Equity

[Form of Pledge Agreement-

Domestic Subsidiary-Equity]

SECURITY AGREEMENT, PLEDGE

AND COLLATERAL ASSIGNMENT

THIS SECURITY AGREEMENT, PLEDGE AND COLLATERAL ASSIGNMENT is dated as of                     (this “Agreement”), and is by and between             , a             (“Debtor”) and AMEGY BANK NATIONAL ASSOCIATION, a national banking association, together with its successors and assigns, as Agent under the Credit Agreement described below (“Secured Party”).

R E C I T A L S:

WHEREAS, pursuant to that certain Credit Agreement dated as of June 30, 2006, as it may be amended, modified or extended from time to time (the “Credit Agreement”) among Forum Oilfield Technologies, Inc., a Delaware corporation (“US Borrower”), forum Canada ULC, a corporation organized under the laws of Alberta, Canada (“Cdn. Borrower”), the financial institutions described therein as lenders (“Lenders”) and the Secured Party, as Agent for certain Lenders, the Lenders have agreed to extend revolving and term credit facilities to US Borrower and Cdn. Borrower.

WHEREAS, Debtor has entered into that certain Guaranty Agreement (hereinafter defined) for the benefit of Secured Party pursuant to which, and subject to the terms and conditions thereof, Debtor has guaranteed to Secured Party the obligations of US Borrower under the Credit Agreement.

WHEREAS, the US Lenders (as defined in the Credit Agreement) require, as a condition to the Credit Agreement, that Debtor execute and deliver this Agreement to Secured Party as security for the obligations of Debtor under the Guaranty Agreement and the obligations of US Borrower under the Credit Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Security Interest , Pledge and Collateral Assignment

Section 1.1. Security Interest, Pledge and Collateral Assignment. Debtor hereby assigns, transfers, pledges and sets over to Secured Party, and grants to Secured Party a security interest in and to, the following property (such property being hereinafter sometimes called the “Collateral”):

(a) all of its investment securities and capital stock, now owned or hereafter acquired, including the stock listed on Exhibit “A” hereto;

(b) all dividends (cash or otherwise), financial assets, investment securities, investment property, rights to receive dividends, stock dividends, distributions upon redemption or liquidation, distributions as a result of split-ups, recapitalizations or rearrangements, stock rights, rights to subscribe, voting rights, rights to receive securities, and all new securities and other property of any nature related to or arising from the foregoing or which Debtor is at any time entitled to receive on account of the investment securities and capital stock described in clause (a);

(c) all of its partnership interests and membership interests, now owned or hereafter acquired, including the membership interests and partnership interests listed on Exhibit “A” hereto, and all right title and interest of Debtor in partnerships and memberships (“Non-Corporate Entities”), including the partnerships and/or limited liability companies listed on Exhibit “A” hereto;

(d) all of its rights under the organizational documents of the Non-Corporate Entities described in clause (c) above (the “Non-Corporate Entity Agreements”), including the organizational documents listed on Exhibit “A” hereto;

(e) all (i) profits, income, surplus, money, instruments, documents, chattel paper, accounts, general intangibles, credits, claims, demands and other property (real or personal) and revenues of any kind or character now or hereafter relating to, accruing or arising under or in respect of its ownership of the Non-Corporate Entities or the Non-Corporate Entity Agreements, and (ii) property, real or personal, now or hereafter owned by the Non-Corporate Entities or paid, payable or otherwise distributed or distributable or transferred or transferable to Debtor under, in connection with or otherwise in respect of the Non-Corporate Entities or the Non-corporate Entity Agreements (whether by reason of Debtor’s ownership interest, loans by Debtor or otherwise); and

(f) all products and proceeds from any and all of the foregoing.

All terms used in this Agreement that are defined in the Uniform Commercial Code as adopted in the State of Texas shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas as in effect from time to time (the “UCC”).

The Collateral referred to in clauses (a) and (b) is referred to as the “Stock Collateral”)

Section 1.2. Obligations. The Collateral shall secure the following obligations, indebtedness, and liabilities (all such obligations, indebtedness, and liabilities being hereinafter sometimes called the “Obligations”):

(a) the US Notes (as defined in the Credit Agreement);

(b) the US Obligations (as defined in the Credit Agreement);

(c) the obligations and indebtedness of Debtor to Secured Party under that certain Guaranty Agreement dated as of                     (the “Guaranty Agreement”);

(d) all future advances by Secured Party to Debtor and US Borrower, or either of them, pursuant to the Credit Agreement;

(e) all costs and expenses, including, without limitation, all reasonable attorneys’ fees and legal expenses, incurred by Secured Party to preserve and maintain the Collateral, collect the obligations herein described, and enforce this Agreement;

(f) all other obligations, indebtedness, and liabilities of Debtor and US Borrower, or either of them, to Secured Party arising pursuant to the Credit Agreement or any other Loan Document (as defined in the Credit Agreement), now existing or hereafter arising; and

(g) all extensions, renewals, and modifications of any of the foregoing and all promissory notes given in renewal, extension or modification of any of the foregoing.

Notwithstanding any provision of this Agreement to the contrary, the obligations and indebtedness secured by this Agreement do not include the Cdn. Obligations (as defined in the Credit Agreement) or any obligation or indebtedness of Cdn. Borrower to Cdn. Lender (as defined in the Credit Agreement).

[[Section 1.3. Renewal and Extension of Security Interests Created by Prior Security Agreements. Debtor entered into (a) that certain Security Agreement-Pledge dated as of October 31, 2005, in favor of Secured Party, as agent, and (b) that certain Security Agreement and Collateral Assignment dated as of October 31, 2005, in favor of Secured Party, as agent (the “Prior Security Agreements”). Debtor acknowledges and agrees that the security interests, liens and collateral assignments created by this Agreement are in renewal of, and not in discharge or novation of, the security interests, liens and collateral assignments created by the Prior Security Agreements.]]

ARTICLE II

Representations and Warranties

To induce Secured Party to enter into this Agreement and the Credit Agreement, Debtor represents and warrants to Secured Party that:

Section 2.1. Title. Debtor owns, and with respect to Collateral acquired after the date hereof, Debtor will own, legally and beneficially, the Collateral free and clear of any lien, security interest, pledge, claim, or other encumbrance (collectively, a “Lien”) or any right or option on the part of any third person to purchase or otherwise acquire the Collateral or any part thereof, except for the security interest granted hereunder. Debtor owns the amount and type of Collateral described on Exhibit “A”. No financing statement or other instrument covering the Collateral or its proceeds is on file in any public office except in favor of Secured Party. The Collateral is not subject to any restriction on transfer or assignment except for compliance with applicable federal and state securities laws and regulations promulgated thereunder. Debtor has the unrestricted right to pledge the Collateral as contemplated hereby. All of the Stock Collateral has been duly and validly issued and is fully paid and nonassessable.

Section 2.2. Jurisdiction of Organization; Legal Name. Debtor is a             [[jurisdiction/type of entity]]. Debtor’s legal name set forth in its organizational documents filed with the             [[jurisdiction]] Secretary of State, as amended to date, and its organization number, respectively are:              and             .

Section 2.3. Substantial Benefit. Debtor will derive substantial benefit from Secured Party entering into the Credit Agreement with the US Borrower.

Section 2.4. Power. Debtor has full right, power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Debtor, and this Agreement constitutes the legal, binding and valid obligation of Debtor. This Agreement does not conflict with any other agreement, order, rule or regulation to which Debtor is a party or is subject.

ARTICLE III

Covenants

Debtor covenants and agrees with Secured Party that until the Obligations are satisfied and paid and performed in full:

Section 3.1. Encumbrances. Debtor shall not create, permit, or suffer to exist, and shall defend the Collateral against any lien, security interest, or other encumbrance on the Collateral except the pledge and security interest of Secured Party created hereunder, and the liens permitted by Section 12.2 of the Credit Agreement. Debtor shall defend Debtor’s rights in the Collateral and Secured Party’s security interest in the Collateral against the claims of all persons and entities.

Section 3.2. Sale of Collateral. Except as permitted in the Credit Agreement, Debtor shall not sell, assign, convey, pledge or otherwise dispose of the Collateral or any part thereof without the prior written consent of Secured Party.

Section 3.3. Amendment of Organizational Documents. Debtor shall not permit the organizational documents of any Non-Corporate Entity or the issuer of any Stock Collateral to be amended without the prior written consent of Secured Party.

Section 3.4. Ordinary Distributions. If no Event of Default (hereafter defined) has occurred and is existing, except as provided in this Section 3.4, Debtor may accept, receive and retain all dividends, distributions and other amounts paid with respect to or arising from arising from the Collateral. If an Event of Default has occurred and is continuing, all dividends, distributions and other amounts paid with respect to or arising from arising from the Collateral shall be accepted by Debtor as Secured Party’s agent, held by Debtor in trust for Secured Party and promptly delivered by Debtor to Secured Party.

Section 3.5. Stock Distributions; Distributions on Liquidation or Other Events. (a) If Debtor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase, or reduction of capital or issued in connection with any reorganization), option or rights, whether as an addition to, in substitution of, or in exchange for any Stock Collateral, Debtor agrees to accept the same as Secured Party’s agent and to hold the same in trust for Secured Party, and promptly to deliver the same to Secured Party in the exact form received, with the appropriate endorsement of Debtor when necessary or appropriate undated stock powers duly executed in blank, to be held by Secured Party as additional Collateral for the Obligations, subject to the terms hereof.

(b) Any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of any Non-Corporate Entity or the issuer of any Stock Collateral shall be paid over to Secured Party to be held by it as additional Collateral for the Obligations subject to the terms hereof. In case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral pursuant to any recapitalization or reclassification of the capital of any Non-Corporate Entity or the issuer of any Stock Collateral or pursuant to any reorganization of any Non-Corporate Entity or the issuer of any Stock Collateral, the property so distributed shall be delivered to Secured Party to be held by it, as additional Collateral for the Obligations, subject to the terms hereof. All sums of money and property so paid or distributed in respect of the Collateral that are received by Debtor shall be held by Debtor in trust for Secured Party and promptly delivered by Debtor to Secured Party.

Section 3.6. Organizational Changes. Debtor shall not, without giving fifteen (15) days prior written notice to Secured Party, change its name, identity, organizational structure or state of organization (including, without limitation, through any merger or reorganization).

Section 3.7. Further Assurances. At any time and from time to time, upon the request of Secured Party, and at the sole expense of Debtor, Debtor shall promptly execute and deliver all such further instruments and documents and take such further action as Secured Party may reasonably deem necessary or desirable to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement.

Section 3.8. Additional Securities. Except for shares or other securities issued to the Debtor, Debtor shall not consent to or approve the issuance of any additional shares of any class of capital stock of any issuer of the Stock Collateral, or any securities convertible into, or exchangeable for, any such shares or any warrants, options, rights, or other commitments entitling any person or entity to purchase or otherwise acquire any such shares.

Section 3.9. Provide Information. Debtor shall fully cooperate, to the extent requested by Secured Party, in the completion of any notice, form, schedule, or other document filed by Secured Party on its own behalf or on behalf of Debtor, including, without limitation, any required notice or statement of beneficial ownership or of the acquisition of beneficial ownership of equity securities constituting part of the Stock Collateral.

ARTICLE IV

Rights of Secured Party and Debtor

Section 4.1. Power of Attorney. (a) Debtor hereby irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead and in the name of Debtor or in its own name, upon the occurrence and during the continuance of an Event of Default, to take any and all action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives Secured Party the power and right on behalf of Debtor and in its own name to do any of the following, without notice to or the consent of Debtor:

(i) to demand, sue for, collect, or receive in the name of Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, or any other instruments for the payment of money under the Collateral;

(ii) unless being contested as specifically permitted in the Credit Agreement, to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral;

(iii) (A) to direct any parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Secured Party or as Secured Party shall direct; (B) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (C) to sign, endorse and deliver any checks, notes, drafts, other instruments, assignments, proxies, stock powers, verifications, notices, instructions and other documents relating to the Collateral in the name and on behalf of Debtor; (D) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Secured Party may determine; (E) to insure any of the Collateral; and (F) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and Debtor’s expense, at any time, or from time to time, all acts and things which Secured Party deems necessary to protect, preserve, or realize upon the Collateral and Secured Party’s security interest therein.

(b) This power of attorney is a power coupled with an interest and shall be irrevocable so long as the Obligations remain outstanding. Secured Party shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to Secured Party in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Secured Party shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or in its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on Secured Party solely to protect, preserve, and realize upon its security interest in the Collateral.

(c) Debtor hereby consents and agrees that the Non-Corporate Entities and the issuers of the Stock Collateral or any registrar or transfer agent or trustee for any of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the rights of Secured Party to effect any transfer or other act pursuant to this Agreement and the authority granted to Secured Party herein, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by Debtor, or any other person, to any of such Non-Corporate Entities, issuers, obligors, registrars, transfer agents, or trustees.

Section 4.2. Voting Rights. So long as no Event of Default shall have occurred and be continuing, Debtor shall be entitled to exercise any and all voting rights relating or pertaining to the Collateral or any part thereof.

Section 4.3. Discharge of Liens. At its option, Secured Party may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral. Debtor agrees to reimburse Secured Party on demand for any payment made or expense incurred by Secured Party pursuant to the foregoing authorization, plus interest thereon at the Default Rate (as defined in the Credit Agreement), and all such amounts shall be Obligations within the terms of this Agreement.

Section 4.4. Secured Party’s Duty of Care. Other than the exercise of reasonable care in the physical custody of the Collateral while held by Secured Party hereunder, Secured Party shall have no responsibility for or obligation or duty with respect to all or any part of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights against prior parties or any other rights pertaining thereto, it being understood and agreed that Debtor shall be responsible for preservation of all rights in the Collateral.

Section 4.5. Financing Statements. Debtor expressly authorizes Secured Party to file financing statements showing Debtor as debtor covering all or any portion of the Collateral in such filing locations as selected by Secured Party and authorizes, ratifies and confirms any financing statement filed prior to the date hereof by Secured Party in an jurisdiction showing Debtor as debtor covering all or any portion of the Collateral.

ARTICLE V

Default

Section 5.1. Events of Default. The term “Event of Default” shall mean an Event of Default as defined in the Credit Agreement.

Section 5.2. Rights and Remedies. Upon the occurrence of an Event of Default, Secured Party shall have the following rights and remedies:

(a) Secured Party may declare the Obligations or any part thereof immediately due and payable as provided in the Credit Agreement.

(b) In addition to all other rights and remedies granted to Secured Party in this Agreement and in any other instrument or agreement securing, evidencing, or relating to the Obligations, Secured Party shall have all of the rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Secured Party may (i) without demand or notice to Debtor, collect, receive, or take possession of the Collateral or any part thereof, and/or (ii) sell or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at Secured Party’s offices or elsewhere, for cash, on credit, or for future delivery. Debtor agrees that Secured Party shall not be obligated to give more than ten (10) days written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. Debtor shall be liable for all expenses of retaking, holding, preparing for sale, or the like, and all attorneys’ fees and other expenses incurred by Secured Party in connection with the collection of the Obligations and the enforcement of Secured Party’s rights under this Agreement, all of which expenses and fees shall constitute additional Obligations secured by this Agreement. Secured Party may apply the Collateral against the Obligations in such order and manner as Secured Party may elect in its sole discretion. Debtor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay the Obligations. Debtor waives all rights of marshalling in respect of the Collateral.

(c) Secured Party may cause any or all of the Collateral held by it to be transferred into the name of Secured Party or the name or names of Secured Party’s nominee or nominees.

(d) Secured Party shall be entitled to receive all dividends, distributions and income payable in respect of the Collateral, and Secured Party shall be entitled to notify the Non-Corporate Entities and the issuers of the Stock Collateral to pay all such amounts directly to Secured Party. Secured Party shall have the right to apply such amounts to the Obligations in such order as it may determine.

(e) Secured Party shall have the right to, but shall not be obligated to, exercise or cause to be exercised all voting rights and powers of Debtor in respect of the Collateral, and Debtor shall deliver to Secured Party, if requested by Secured Party, irrevocable proxies or powers of attorney with respect to the Collateral in form satisfactory to Secured Party. Notwithstanding the foregoing, it is expressly agreed that, (i) SECURED PARTY SHALL NOT BE OBLIGATED TO PERFORM OR DISCHARGE, NOR DOES SECURED PARTY HEREBY UNDERTAKE TO PERFORM OR DISCHARGE, ANY OBLIGATIONS, DUTY OR LIABILITY OF DEBTOR, UNDER ANY NON-CORPORATE ENTITY AGREEMENT OR ORGANIZATIONAL DOCUMENTS OF ANY ISSUER OF ANY STOCK COLLATERAL OR UNDER OR BY REASON OF THIS AGREEMENT, and (ii) except for acts or omissions resulting from its gross negligence or willful misconduct, Secured Party shall not have any liability or responsibility for the performance of any obligation of Debtor under this Agreement.

(f) On any sale of the Collateral, Secured Party is hereby authorized to comply with any limitation or restriction with which compliance is necessary, in the view of Secured Party’s counsel, in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable governmental authority.

(g) On any sale of the Collateral, Secured Party is authorized to disclaim any warranty, express or implied. Debtor acknowledges and agrees that the foregoing action by Secured Party may result in a diminution of the proceeds from any such sale of Collateral.

Section 5.4. Impact of Regulations. Debtor hereby acknowledges and confirms that Secured Party may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obligated to agree, among other things, to acquire any shares of the Collateral for their own respective accounts for investment and not with a view to distribution or resale thereof. Debtor further acknowledges and confirms that any such private sale may result in prices or other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner, and Secured Party shall be under no obligation to take any steps in order to permit the Collateral to be sold at a public sale. Debtor shall not attempt to hold Secured Party responsible for selling any of the Collateral at an inadequate price even if Secured Party accepts the first offer received or if only one possible purchaser appears or bids at any such sale. Secured Party shall be under no obligation to delay a sale of any of the Collateral for any period of time necessary to permit any issuer thereof to register such Collateral for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws. If Secured Party shall sell any Collateral at a private sale, Secured Party shall have the right to rely upon the advice and opinion of any qualified appraiser or investment banker as to the commercially reasonable price obtainable on the sale thereof but shall not be obligated to obtain such advice or opinion.

ARTICLE VI

Miscellaneous

Section 6.1. Expenses. Debtor will pay to Secured Party all fees and expenses (including all legal fees and expenses) incurred by Secured Party in connection with the enforcement of any of the provisions of this Agreement or incidental to the enforcement of any of the Obligations, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement of any of the Collateral or receipt of the proceeds thereof, and for the care of the Collateral and defending or asserting the rights and claims of the Secured Party in respect thereof, by litigation or otherwise; and all such fees and expenses shall be Obligations within the terms of this Agreement.

Section 6.2. No Waiver; Cumulative Remedies. No failure on the part of Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

Section 6.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective successors and assigns, except that Debtor may not assign any of its rights or obligations under this Agreement without the prior written consent of Secured Party and Secured Party may assign its rights and obligations under this Agreement only as provided in the Credit Agreement.

Section 6.4. Notices. All notices and other communications provided for in this Agreement shall be given as provided in the Credit Agreement; provided, however, that notwithstanding the foregoing, all notices under UCC Sections 9.208 (relating to the release of deposit accounts, electronic chattel paper, investment property and letter of credit rights), 9.209 (relating to account debtors that have been notified of the assignment to the Secured Party), 9.210 (relating to a request for accounting), 9.513 (relating to requests for termination statements) and 9.616 (explanation of calculations of surplus or deficiency) shall be effective only if sent to the following address:

Amegy Bank National Association

Five Post Oak Park

4400 Post Oak Parkway

Houston, Texas 77027

Attention: Dennis Baker

Section 6.5. Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Any action or proceeding against Debtor under or in connection with this Agreement or any other instrument or agreement securing, evidencing, or relating to the Obligations or any part thereof may be brought in any state or federal court in Harris County, Texas, and Debtor hereby irrevocably submits to the nonexclusive jurisdiction of such courts, and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum. Debtor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified in the Credit Agreement. Nothing in this Agreement or any other instrument or agreement securing, evidencing, or relating to the Obligations or any part thereof shall affect the right of Secured Party to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring any action or proceeding against Debtor or with respect to any of the Collateral in any state or federal court in any other jurisdiction. Any action or proceeding by Debtor against Secured Party shall be brought only in a court located in Harris County, Texas.

Section 6.6. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 6.7. Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by Secured Party shall affect the representations and warranties or the right of Secured Party to rely upon them.

Section 6.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.10. Obligations Absolute. The obligations of Debtor under this Agreement shall be absolute and unconditional and, except upon payment and performance of the Obligations in full, shall not be released, discharged, reduced, or in any way impaired by any circumstance whatsoever, including, without limitation, any amendment, modification, extension, or renewal of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any release, subordination, or impairment of collateral, or any waiver, consent, extension, indulgence, compromise, settlement, or other action or inaction in respect of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any exercise or failure to exercise any right, remedy, power, or privilege in respect of the Obligations.

Section 6.11. Imaging. Debtor understands and agrees that (a) Secured Party’s document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (b) Debtor waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

Section 6.12. ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. THE PROVISIONS OF THIS AGREEMENT MAY BE AMENDED OR WAIVED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTIES HERETO.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

DEBTOR:

By:
Name:
Title:

SECURED PARTY:

AMEGY BANK NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

EXHIBIT “A”

EXHIBIT “K”

Deed of Trust

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU

MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS

INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR

SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

After recording return to:

Ann C. Jacobs

Nathan Sommers Jacobs

2800 Post Oak Blvd., Suite 6100

Houston, Texas 77056

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND FINANCING STATEMENT

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF BEXAR	§

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND FINANCING STATEMENT is dated as of November 21, 2006, by BAKER SPD, L.P., a Delaware limited partnership, whose address is One BriarLake Plaza, Suite 1175, 2000 West Sam Houston Parkway South, Houston, Texas 77042, to John Lingor of Harris County, Texas, as Trustee, for the benefit of AMEGY BANK NATIONAL ASSOCIATION, a national banking association, together with its successors and assigns, as agent (the “Agent”) under the Credit Agreement described below, with offices at Five Post Oak Park, 4400 Post Oak Parkway, Houston, Texas, 77027, as follows:

A. DEFINITIONS. The following terms shall have the defined meaning ascribed to such terms, as set forth below:

1. “Beneficiary” shall mean Amegy Bank National Association, as Agent for the US Lenders (as defined in the Credit Agreement).

2. “Claims” shall mean all actions, demands, penalties, losses, costs or expenses (including consultants’ fees, investigation and laboratory fees, reasonable attorneys’ fees, expenses and remedial costs), suits, costs of any settlement or judgment and claims of any kind.

3. “Code” shall mean Article 9 of the Texas Business and Commerce Code, as now written or as hereafter amended or succeeded.

4. “Credit Agreement” shall mean that certain Credit Agreement dated as of June 30, 2006 among US Borrower, Forum Canada ULC, a corporation organized under the laws of Alberta, Canada, the financial institutions described therein, as lenders may from time to time become a party thereto (the “Lenders”) and the Beneficiary as Agent for the US Lenders, as amended by First Amendment to Credit Agreement dated as of November 21, 2006, as the same may be further supplemented, amended or modified from time to time.

5. “Deed of Trust” shall mean this Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement.

6. “Event of Default” shall mean the occurrence at any time and from time to time of any Event of Default as defined in the Credit Agreement.

7. “Fixtures” shall mean all of Grantor’s right, title and interest to all materials, supplies, equipment, apparatus and other tangible items now or hereafter attached to, installed in or affixed to any of the Improvements (as defined below) or the Land (as defined below), and all renewals, replacements, and substitutions thereof and additions thereto, including, without limitation, any and all partitions, ducts, shafts, pipes, radiators, conduits, wiring, window screens and shades, drapes, rugs and other floor coverings, awnings, motors, engines, boilers, stokers, pumps, dynamos, transformers, generators, fans, blowers, vents, switchboards, elevators, mail conveyors, escalators, compressors, furnaces, cleaning, call and sprinkler systems, fire extinguishing apparatus, water tanks, heating, ventilating, plumbing, laundry, incinerating, air conditioning and air cooling systems, water, gas and electric equipment, and facilities of all kinds, all of which property and things are hereby declared to be permanent accessions to the Land.

8. “Governmental Authority” shall have the meaning assigned to such term in the Credit Agreement.

9. “Grantor” shall mean the party identified first in the initial paragraph of this Deed of Trust.

10. “Hazardous Substances” shall have the meaning assigned to such term in the Credit Agreement.

11. “Hazardous Substances Contamination” shall mean the contamination (whether presently existing or hereafter occurring) of the Improvements, facilities, soil, groundwater, air or other elements on or of the Property by Hazardous Substances, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Substances at any time (whether before or after the date of this Deed of Trust) emanating from the Property.

12. “Impositions” shall mean all rates and charges (including deposits), insurance, taxes (both realty and personalty), water, gas, sewer, electricity, telephone and other utilities any easement, license or agreement maintained for the benefit of the Property, and all other charges, and any interest, costs or penalties with respect thereto, of any nature whatsoever which may now or hereafter be assessed, levied or imposed upon the Property or the Rents (as defined below) or the ownership, use, occupancy or enjoyment thereof.

13. “Improvements” shall mean any and all buildings, parking areas and other improvements, and any and all additions, alterations, or appurtenances thereto, now or at any time hereafter placed or constructed upon the Land or any part thereof.

14. “Land” shall mean the real estate (or interest therein) described in Exhibit “A”, attached hereto and incorporated herein by this reference.

15. “Leases” shall mean all leases (including, oil, gas and other mineral leases), subleases, licenses, concessions, contracts or other agreements (written or oral, now or hereafter in effect) which grant a possessory interest in and to, or the right to use, any portion of the Property, or which relate to the use of the Improvements.

16. “Legal Requirements” shall mean any and all of the following that may now or hereafter be applicable to the Property: judicial decisions, statutes, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority; Grantor’s Agreement of Partnership, Limited Partnership or other agreements pertaining to any other form of Grantor’s business entity; restrictions of record; and other written or oral agreements or promises of any nature.

17. “Loan Documents” shall have the meaning assigned to such term in the Credit Agreement.

18. “Obligations” shall mean: (a) the obligations and indebtedness of US Borrower to Beneficiary evidenced by the US Revolving Notes;

(b) the obligations and indebtedness of Grantor to Beneficiary under the Credit Agreement, as the same relate to the US Revolving Line of Credit (as defined in the Credit Agreement);

(c) the US Obligations (as defined in the Credit Agreement) related to the US Revolving Notes;

(d) the obligations and indebtedness of Grantor to Beneficiary under that certain Guaranty Agreement dated as of June 30, 2006, as the same relate to the US Revolving Line of Credit;

(e) all costs and expenses, including, without limitation, all reasonable attorneys’ fees and legal expenses, incurred by Beneficiary to preserve and maintain the lien created hereby, collect the obligations herein described, and enforce this Deed of Trust; and

(f) all extensions, renewals, and modifications of any of the foregoing and all promissory notes given in renewal, extension, modification or substitution of any of the foregoing.

19. “Obligated Party” shall mean any guarantor, surety, endorser, partner of Grantor or other person that guarantees or secures payment or performance of any portion of the Obligations or otherwise directly or indirectly is obligated, primarily or secondarily, for the payment or performance of any portion of the Obligations.

20. “Permitted Encumbrances” shall mean the liens and encumbrances permitted by Section 12.2 of the Credit Agreement and those encumbrances listed on Exhibit “B” hereto.

21. “Personalty” shall mean all of the right, title and interest of Grantor in and to all personal property (other than the Fixtures) of any kind as defined in Chapter 9 of the Code, including, without limitation, all furniture, furnishings, equipment, machinery, goods, general intangibles, money, accounts, contract rights, and inventory, now or hereafter located upon within or about the Land and the Improvements, together with all accessories, replacements and substitutions therefor and the proceeds thereof.

22. “Property” shall mean the Land, Improvements, Fixtures and Personalty, together with all or any part of, and any interest in, the following: rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages, and appurtenances in any way pertaining thereto, and rights, titles, and interests of Grantor in and to any streets, ways, alleys, strips of land adjoining the Land or any part thereof; additions, substitutions, replacements and revisions thereof and thereto and all reversions and remainders therein; and other security and collateral of any nature whatsoever, now or hereafter given for the payment, performance and discharge of the Obligations.

23. “Rents” shall mean all consideration, whether money or otherwise, paid or payable to Grantor for the use or occupancy of the Property.

24. “Trustee” shall mean the party identified second in the initial paragraph of this Deed of Trust, and his or its substitutes, successors and assigns.

25. “US Borrower” shall mean Forum Oilfield Technologies, Inc., a Delaware corporation, and its successors and assigns.

26. “US Revolving Notes” shall mean collectively (a) those certain promissory notes in the original aggregate principal amount of $100,000,000.00 dated as of November 21, 2006, defined as the “US Revolving Notes” in the Credit Agreement, maturing on November 21, 2011, executed by US Borrower and payable to the order of US Lenders, respectively, and (b) all extensions, renewals and modifications thereof and all other notes given in substitution therefor.

B. GRANT. To secure the full and timely payment and performance of the Obligations, and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other valuable consideration in hand paid by Beneficiary to Grantor, the receipt and legal sufficiency of which are hereby acknowledged, Grantor has GRANTED, BARGAINED, ASSIGNED, SOLD and CONVEYED, and by these presents does GRANT, BARGAIN, ASSIGN, SELL and CONVEY, unto Trustee the Property in trust hereunder, for the use and benefit of Beneficiary, TO HAVE AND TO HOLD the Property unto Trustee forever.

C. WARRANTIES, REPRESENTATIONS, COVENANTS AND OTHER AGREEMENTS. Grantor unconditionally warrants, represents, covenants and agrees that:

1. This Deed of Trust is a legal, valid and binding obligation of Grantor, enforceable against Grantor in accordance with its terms, and the execution and delivery of, and performance hereunder are within Grantor’s powers and have been duly authorized by all requisite action (corporate, partnership, trust or otherwise); have received all requisite approval by applicable Governmental Authorities; and will not violate, conflict with, breach or constitute a default under, any Legal Requirement or result in the imposition of any lien, charge or encumbrance of any nature upon the Property, except as contemplated in the Loan Documents.

2. Grantor has good and indefeasible title to the Land and Improvements, free and clear of any liens, encumbrances, security interests or adverse claims, except for Permitted Encumbrances. This Deed of Trust shall constitute a valid, subsisting, first lien on the Land, Improvements and Fixtures and a valid, subsisting, perfected and prior security interest in and to the Personalty and Leases, subject only to Permitted Encumbrances.

3. Grantor will comply with all obligations binding upon it under the Leases, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect (as defined in the Credit Agreement).

4. Grantor will give prompt written notice to Beneficiary of any condemnation proceeding or material casualty loss affecting the Property and in each such instance, afford Beneficiary an opportunity to participate in any such proceeding at its own cost or in the settlement of any awards thereunder to the extent required by the Credit Agreement.

5. Grantor will not, without the prior written consent of Beneficiary create, place or permit to be created or placed, or allow to remain, any mortgage, pledge, lien (statutory, constitutional or contractual), security interest, encumbrance or charge, or conditional sale or other title retention agreement (other than Permitted Encumbrances), regardless of whether same are expressly subordinate to the liens and security interests of the Loan Documents, with respect to the Property, or sell, exchange, assign, convey, transfer possession of or otherwise dispose of all or any portion of the Property, or any interest therein, except as permitted by the Credit Agreement, but if ownership of the Property or any part thereof or interest therein becomes vested in any person or entity other than Grantor in violation hereof, Beneficiary or any other holder of the Obligations may, without notice to Grantor, deal with such successor or successors in interest with reference to this Deed of Trust and the Obligations in the same manner as with Grantor without in any way discharging Grantor or any Obligated Party from the Obligations. Without limiting the right of Beneficiary to withhold its consent or to make other requirements prior to granting its consent, Beneficiary may require evidence satisfactory to Beneficiary that transferee is creditworthy and has such management ability as Beneficiary shall deem in its sole discretion to be necessary and may require transferee to execute such written modification and assumption agreements with regard to the Loan Documents as Beneficiary shall deem necessary or desirable, including, without limitation, provisions increasing the interest rate on the Note. No transfer of the Property, no forbearance by Beneficiary and no extension of the time for the payment or performance of the Obligations granted by Beneficiary shall release, discharge or affect in any way Grantor’s or any Obligated Party’s liability hereunder.

6. Grantor will give notice to Beneficiary promptly upon Grantor’s acquiring knowledge of the presence of any Hazardous Substances on the Property or of any Hazardous Substances Contamination, in either case which could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement), with a full description thereof.

D. DEFAULT AND FORECLOSURE. To the fullest extent permitted in equity or at law, by statute or otherwise:

1. If an Event of Default shall occur, Beneficiary may, at Beneficiary’s sole election and by or through Trustee or otherwise, exercise any or all of the following:

(a) As provided in the Credit Agreement, declare all unpaid amounts under the US Revolving Notes and any other unpaid portion of the Obligations immediately due and payable.

(b) Enter upon the Property and take exclusive possession thereof (subject to the rights of any lessee) and of all books, records and accounts relating thereto, and, if necessary to obtain such possession, Beneficiary may invoke any and all legal remedies to dispossess Grantor, including specifically one or more actions for forcible entry and detainer, trespass to try title and writ of restitution.

(c) Hold, lease, manage, operate or otherwise use or permit the use of the Property, either itself or by other persons, firms or entities, in such manner, for such time and upon such other terms as Beneficiary may deem prudent under the circumstances (making such repairs, alterations, additions and improvements thereto and taking such other action from time to time as Beneficiary shall deem necessary or desirable), and apply all Rents collected in connection therewith in accordance with the provisions of Paragraph 7 of this Section D.

(d) Sell or offer for sale the Property in such portions, order and parcels as Beneficiary may determine, with or without having first taken possession of same, to the highest bidder for cash at public auction. Such sale shall be made at the location designated by the commissioner’s court of the county where the Land is situated pursuant to V.T.C.A. Property Code Section 51.002 or if no such designation has been made, at the courthouse door of the county where the Land is situated (or if the Land is situated in more than one county, then the Property shall be sold at the designated location or the courthouse door of any of such counties as designated in the notices of sale provided for herein) on the first Tuesday of any month between 10:00 A.M. and 4:00 P.M. after giving adequate legal notice of the time, place and terms of sale, by posting or causing to be posted written or printed notices thereof for at least twenty-one (21) consecutive days preceding the date of said sale at the courthouse door of the foregoing county, and if the Land is situated in more than one county, one notice shall be posted at the courthouse door of each county in which the Land is situated, and by Beneficiary serving written notice of such proposed sale on each debtor obligated to pay the Obligations, at least twenty-one (21) days preceding the date of said sale by certified mail at the most recent address for such parties in the records of Beneficiary, or by accomplishing all or any of the aforesaid in such manner as permitted or required by V.T.C.A. Property Code Section 51.002 (as now written or as hereafter amended or succeeded) relating to the sale of real estate and/or by Chapter 9 of the Code relating to the sale of collateral after default by a debtor, or by any other present or subsequent laws. At any such sale (i) Trustee shall not be required to have physically present, or to have constructive possession of, the Property (Grantor hereby covenants and agrees to deliver to Trustee any portion of the Property not actually or constructively possessed by Trustee promptly upon demand by Trustee during the continuance of an Event of Default) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale; (ii) each instrument of conveyance executed by Trustee shall contain a general warranty of title, binding upon Grantor; (iii) each and every recital contained in any instrument of conveyance made by Trustee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by law and by appointment of any successor Trustee hereunder; (iv) any and all prerequisites to the validity of such sale shall be conclusively presumed to have been performed; (v) the receipt of Trustee or of such other party making the sale shall be a sufficient discharge to the purchaser for his purchase money and no such purchaser, or his assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money or be in any way answerable for any loss, misapplication or nonapplication thereof; (vi) to the extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Grantor, and against any and all other persons claiming or to claim the property sold or any part thereof; and (vii) to the extent permitted by law, Beneficiary may be a purchaser at any such sale.

(e) Upon, or at any time after, commencement of foreclosure of the lien and security interest provided for herein, or any legal proceedings hereunder, make application to a court of competent jurisdiction as a matter of strict right and without notice to Grantor or regard to the adequacy of the Property for the repayment of the Obligations, for appointment of a receiver of the Property and Grantor does hereby irrevocably consent to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases.

(f) Exercise any and all other rights, remedies and recourses granted under the Loan Documents or as may be now or hereafter existing in equity or at law, by virtue of statute or otherwise.

2. Should the Property be sold in one or more parcels as permitted by Paragraph l(e) of this Section D, the right of sale arising out of any Event of Default shall not be exhausted by any one or more such sales, but other and successive sales may be made until all of the Property has been sold or until the Obligations have been fully satisfied.

3. All rights, remedies and recourses of Beneficiary granted in the Loan Documents or otherwise available at law or equity shall be cumulative and concurrent, may be pursued separately, successively or concurrently against Grantor or any Obligated Party, or against the Property, or against any one or more of them, at the sole discretion of Beneficiary, may be exercised as often as occasion therefor shall arise, it being agreed by Grantor that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse, and shall be non-exclusive.

4. Beneficiary may release, regardless of consideration, any part of the Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interests evidenced by the Loan Documents or affecting the obligations of Grantor or any Obligated Party to pay or perform, as their interests may appear, the Obligations. For payment of the Obligations, Beneficiary may resort to any of the security therefor in such order and manner as Beneficiary may elect. No security heretofore, herewith or subsequently taken by Beneficiary shall in any manner impair or affect the security given by the Loan Documents, and all security shall be taken, considered and held as cumulative.

5. To the extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases all benefits that might accrue to Grantor by virtue of any present or future law exempting the Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment, or of Trustee’s exercise of any right, remedy or recourse provided for under this Deed of Trust, and any right to a marshalling of assets or a sale in inverse order of alienation.

6. In case Beneficiary shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon same for any reason, Beneficiary shall have the unqualified right so to do and, in such event, Grantor and Beneficiary shall be restored to their former positions with respect to the Obligations, the Property and otherwise, and the rights, remedies, recourses and powers of Beneficiary shall continue as if same had never been invoked.

7. Any proceeds of any sale of, and any Rents, except as otherwise provided in Paragraph 2 of Section G, or other amounts generated by the holding, leasing, operation or other use of, the Property shall be applied in the following orders of priority: first, to the payment of all costs and expenses of taking possession of the Property and of holding, leasing, operating, using, repairing, improving and selling the same, including, without limitation, reasonable fees of the Trustee and attorneys retained by Beneficiary or Trustee; fees of any receiver or accountants; recording and filing fees; court costs; costs of advertisement, and the payment of any and all Impositions, liens, security interests or other rights, titles or interests equal or superior to the lien and security interest of this Deed of Trust (except those to which the Property has been sold subject to and without in any way implying Beneficiary’s consent to the creation thereof); second, to the payment of all accrued and unpaid interest due on the US Revolving Notes; third, to the payment of the unpaid principal balance of the US Revolving Notes; fourth, to the payment of all amounts, other than unpaid principal and accrued interest on the US Revolving Notes, which may be due to Beneficiary under the Loan Documents, together with interest thereon as provided therein; fifth, to the payment of the unpaid Obligations; sixth, to Grantor.

8. In addition to the remedies set forth in this Section D, upon the occurrence of an Event of Default the Beneficiary and Trustee shall, in addition, have available to them the remedies set forth in Sections F and G herein, as well as all other remedies available to them at law or in equity.

E. SECURITY AGREEMENT. Grantor hereby grants to Beneficiary a security interest in and to certain property as follows:

1. This Deed of Trust shall also constitute and serve as a “Security Agreement” on personal property within the meaning of, and shall constitute a first and prior security interest under Chapter 9 of the Code, with respect to the Personalty, Fixtures and Leases, subject only to Permitted Encumbrances. To this end, Grantor has granted, bargained, conveyed, assigned, transferred and set over, and by these presents does grant, bargain, convey, assign, transfer and set over, unto Trustee, for the benefit of Beneficiary as a secured party, a first and prior security interest (subject only to Permitted Encumbrances) and all of Grantor’s right, title and interest in, to and under the Personalty, Fixtures and Leases, in trust, to secure the full and timely payment and performance of the Obligations.

2. Beneficiary, as well as Trustee on Beneficiary’s behalf, shall have all the rights, remedies and recourses with respect to the Personalty, Fixtures and Leases afforded a “Secured Party” by Chapter 9 of the Code, in addition to, and not in limitation of, the other rights, remedies and recourses afforded Beneficiary or Trustee by the Loan Documents.

3. The security interest herein granted shall not be deemed or construed to constitute Trustee or Beneficiary as a party in possession of the Property, to obligate Trustee or Beneficiary to lease the Property, or to take any action, incur any expenses or perform any obligation whatsoever under any of the Leases or otherwise.

4. Upon the occurrence of an Event of Default and at any time thereafter:

(a) Trustee or Beneficiary shall have, with regard to the Personalty, Fixtures and Leases the remedies provided in this Deed of Trust and in the Code (no such remedy granted by the Code being excepted, modified or waived herein). Trustee or Beneficiary may use his or its discretion in exercising the rights and electing the remedies; provided, however, all acts shall be in compliance with the standards of the Code, where applicable and required. For purposes of the notice requirements of the Code and this Section F, it is agreed that notice sent or given not less than ten (10) calendar days prior to the taking of the action to which the notice relates, is reasonable notice.

(b) Trustee or Beneficiary shall be entitled, acting in his or its sole discretion, to apply the proceeds of any disposition of the Personalty, Fixtures and Leases in the order set forth in Chapter 9 of the Code, or, if allowed by the Code, in the order set forth in Paragraph 7 of Section D hereof.

5. Beneficiary may require Grantor to assemble the Personalty, Fixtures and Leases and make them available to Beneficiary or Trustee at a place to be designated by Beneficiary that is reasonably convenient to both parties. All expenses of retaking, holding, preparing for sale, lease or other use or disposition, selling, leasing or otherwise using or disposing of the Personalty, Fixtures and Leases and the like which are incurred or paid by Beneficiary as authorized or permitted hereunder, including also all reasonable attorneys’ fees, legal expenses and costs, shall be added to the Obligations and Grantor shall be liable therefor.

6. As to the Personalty, Fixtures and Leases, this Deed of Trust shall be effective as a financing statement when filed for record in the Deed of Trust Records of any county in which any portion of the Land is located. The record owner of the Land is Grantor, whose mailing address for purposes of such financing statement is set forth in the opening recital hereinabove. Information concerning the security interest created by this instrument may be obtained from Beneficiary at its address similarly set forth in such opening recital.

F. ASSIGNMENT OF RENTS. Grantor does hereby absolutely and unconditionally assign, transfer and convey to Beneficiary, as well as to Trustee on Beneficiary’s behalf, all Rents under the following provisions:

1. Grantor reserves the right, unless and until an Event of Default occurs and is continuing, to collect the Rents.

2. Following the occurrence and during the continuance of an Event of Default, Beneficiary, or Trustee on Beneficiary’s behalf, may at any time, and without notice, either in person, by agent, or by receiver to be appointed by a court, in its own name, sue for or otherwise collect such Rents. Grantor hereby agrees with Beneficiary that the other parties under the Leases may, upon notice from Trustee or Beneficiary of the occurrence of an Event of Default, thereafter pay directly to Beneficiary the Rents due and to become due under the Leases and attorn to all other obligations thereunder direct to Beneficiary, or Trustee on Beneficiary’s behalf, without any obligation on their part to determine whether an Event of Default does in fact exist or has in fact occurred. All Rents collected by Beneficiary, or Trustee acting on Beneficiary’s behalf, shall be applied as provided for in Paragraph 7 of Section D above. The collection of Rents, and the application thereof as aforesaid shall not cure or waive any Event of Default or notice of default, if any, hereunder nor invalidate any act done pursuant to such notice, except to the extent any such default is fully cured. Failure or discontinuance of Beneficiary, or Trustee on Beneficiary’s behalf, at any time or from time to time, to collect said Rents shall not in any manner impair the subsequent enforcement by

Beneficiary, or Trustee on Beneficiary’s behalf, of the right, power and authority herein conferred upon it. Nothing contained herein, nor the exercise of any right, power or authority herein granted to Beneficiary, or Trustee on Beneficiary’s behalf, shall be or be construed to be, an affirmation by it of any tenancy, lease, or option, nor an assumption of liability under nor the subordination of the lien or charge of this Deed of Trust, to any such tenancy, lease, or option.

G. THE TRUSTEE. The following provisions shall govern with respect to the Trustee:

1. Except to the extent the Trustee was grossly negligent and/or acted with willful misconduct, Trustee shall not be liable for any error of judgment or act done by Trustee in good faith, or be otherwise responsible or accountable to Grantor under any circumstances whatsoever, nor shall Trustee be personally liable in case of entry by him, or anyone entering by virtue of the powers herein granted, upon the Property for debts contracted or liability or damages incurred in the management or operation of the Property. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine. Trustee shall be entitled to reimbursement for expenses incurred by him in the performance of his duties hereunder. Grantor will, from time to time, reimburse Trustee for, and save him harmless against, any and all liability and expenses which may be incurred by him in the performance of his duties, except for liabilities and expenses arising from the gross negligence or willful misconduct of the Trustee.

2. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Trustee shall be under no liability for interest on any money received by him hereunder.

3. Trustee may resign at any time with or without notice. If Trustee shall die, resign or become disqualified from acting in the execution of this trust or shall fail or refuse to execute the same when requested by Beneficiary so to do, or if, for any reason, Beneficiary shall prefer to appoint a substitute trustee to act instead of the forenamed Trustee, Beneficiary shall have full power to appoint a substitute trustee and, if preferred several substitute trustees who shall succeed to all the estates rights, powers and duties of the forenamed Trustee.

4. Any new Trustee or Trustees appointed pursuant to any of the provisions hereof shall, without any further act, deed or conveyance, become vested with all the estates, properties, rights, powers and trusts of its, his or their predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Beneficiary or of the successor Trustee(s), the Trustee ceasing to act shall execute and deliver an instrument transferring to such successor Trustee(s), upon the trusts herein expressed, all the estates, properties, rights, powers and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver any of the property and money held by such Trustee to the successor Trustee(s) so appointed in his place.

H. SITE ASSESSMENTS. If Beneficiary shall in good faith ever have reason to believe that there are Hazardous Substances or Hazardous Substances Contamination affecting any of the Property is a way that will materially and adversely affect the use or value of the Property, taken as a whole, Beneficiary (by its officers, employees and agents) at any time and from time to time either prior to or after the occurrence of an Event of Default may contract for the services of persons (the “Site Reviewers”) to perform environmental site assessments (the “Site Assessments”) on the Property for the purpose of determining whether there exists on the Property any environmental condition which could result in any material liability, cost or expense to the owner, occupier or operator of such Property arising under any state, federal or local law, rule or regulation relating to Hazardous Substances. The Site Assessments may be performed at any time or times, upon reasonable notice, and under reasonable conditions established by Grantor which do not impede the performance of the Site Assessments. The Site Reviewers are hereby authorized to enter upon the Property for such purposes. The Site Reviewers are further authorized to perform both above and below the ground testing for environmental damage or the presence of Hazardous Substances on the Property and such other tests on the Property as may be necessary to conduct the Site Assessments in the reasonable opinion of the Site Reviewers after consultation with Grantor. Grantor will supply to the Site Reviewers such historical and operational information regarding the Property as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and will make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. On request, Beneficiary shall make the results of the Site Assessments fully available to Grantor, which (prior to an Event of Default) may at its election participate under reasonable procedures in the direction of the Site Assessments and the description of tasks of the Site Reviewers. The cost of performing the Site Assessments shall be paid by Grantor upon demand of Beneficiary and any such obligations shall be Obligations secured by this Deed of Trust and shall be payable by Grantor upon demand.

I. INDEMNIFICATION. Regardless of whether any Site Assessments are conducted hereunder, Grantor shall defend, indemnify and hold harmless Beneficiary and Trustee from any and all Claims which may now or in the future (whether before or after the release of this Deed of Trust) be paid, incurred or suffered by or asserted against Beneficiary or Trustee by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from the Property of any Hazardous Substances or any Hazardous Substances Contamination or arise out of or result from the environmental condition of the Property or the applicability of any Governmental Requirements relating to Hazardous Substances (including, without limitation, CERCLA or any so-called federal, state or local “Superfund” or “Superlien” laws, statute, law, ordinance, code, rule, regulation, order or decree), regardless of whether or not caused by or within the control of Grantor, Beneficiary or Trustee; provided that the indemnification obligations of Grantor contained int his paragraph I shall not apply to Claims which arise from the gross negligence or the willful misconduct of Beneficiary or Trustee. The indemnification contained in this Section J shall fully survive the release of this Deed of Trust.

J. BENEFICIARY’S RIGHT TO REMOVE HAZARDOUS SUBSTANCES. Beneficiary shall have the right but not the obligation, without in any way limiting Beneficiary’s other rights and remedies under this Deed of Trust, to enter onto the Property or to take such other actions as it deems necessary or advisable to clean up, remove, resolve or minimize the impact of, or otherwise deal with, any Hazardous Substances or Hazardous Substances Contamination on the Property following receipt of any notice from any person or entity asserting the existence of any Hazardous Substances or Hazardous Substances Contamination pertaining to the Property or any part thereof which, if the Beneficiary believes in good faith will materially and adversely affect the use or value of the Property, taken as a whole; provided, however, Beneficiary shall have no right to proceed with any of the rights granted to it in this paragraph until Beneficiary has provided Grantor with written notice of Beneficiary’s intent to take any of the actions described in this paragraph and Grantor fails to commence within thirty (30) days following Grantor’s receipt of such notice and diligently proceeds thereafter to complete all action reasonably necessary to clean-up, remove or resolve any of the foregoing. All reasonable costs and expenses paid or incurred by Beneficiary in the exercise of any such rights shall be Obligations secured by this Deed of Trust and shall be payable by Grantor upon demand.

K. MISCELLANEOUS. The following provisions shall also apply to and govern this Deed of Trust and the interpretation hereof:

1. Each and all of the representations, warranties, covenants and other obligations made or undertaken by Grantor hereunder shall survive the execution and delivery of the Loan Documents and the consummation of the loan called for therein, and shall continue in full force and effect until the earlier of the release of this Deed of Trust or the Obligations shall have been paid in full.

2. Grantor, upon the request of Trustee or Beneficiary will execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Deed of Trust and to subject to the liens and security interests thereof any property intended by the terms thereof to be covered thereby, including specifically, but without limitation, any renewals, additions, substitutions, replacements, or appurtenances to the then Property. Grantor will pay all such recording, filing, re-recording and re-filing taxes, fees and other charges, including those for security interest searches.

3. All notices or other communications required or permitted to be given pursuant to this Deed of Trust (except for notices of a foreclosure sale which shall be given in the manner set forth in Paragraph l(d) of Section D hereof) shall be given as provided in the Credit Agreement.

4. Any failure by Trustee or Beneficiary to insist, or any election by Trustee or Beneficiary not to insist, upon strict performance by Grantor of any of the terms, provisions or conditions of this Deed of Trust shall not be deemed to be a waiver of same or of any other term, provision or condition thereof, and Trustee or Beneficiary shall have the right at any time or times thereafter to insist upon strict performance by Grantor of any and all of such terms, provisions and conditions.

5. All of the covenants and other obligations made or undertaken by Grantor pursuant to this Deed of Trust are intended by the parties to be, and shall be construed as, covenants running with the Property.

6. All of the terms of this Deed of Trust shall apply to, be binding upon and inure to the benefit of the parties thereto, their respective successors, assigns, heirs and legal representatives, and all other persons claiming by, through or under them.

7. The Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable Legal Requirements. If any provision of any of the Loan Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of the instrument in which such provision is contained nor the application of such provision to other persons or circumstances nor the other instruments referred to hereinabove shall be affected thereby, but rather shall be enforced to the greatest extent permitted by law. It is hereby expressly stipulated and agreed to be the intent of Grantor and Beneficiary at all times to comply with the usury, and all other laws relating to the Loan Documents. If, at any time, the applicable Legal Requirements render usurious any amount called for in any Loan Document, then it is Grantor’s, Trustee’s and Beneficiary’s express intent that such document be immediately deemed reformed and the amounts collectible reduced or spread, without the necessity of the execution of any new document, so as to comply with the then applicable law but so as to permit the recovery of the fullest amount otherwise called for in such Loan Documents.

8. This Deed of Trust may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute but one instrument.

9. THIS DEED OF TRUST SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

10. Whenever the context hereof requires, references herein to the singular number shall include the plural, and likewise the plural shall include the singular; words denoting gender shall be construed to include the masculine, feminine and neuter, where appropriate; and specific enumeration shall not exclude the general, but shall be considered as cumulative.

11. All obligations of Grantor hereunder to indemnify Beneficiary or Trustee against Claims shall apply to Claims which arise as a result of the negligence (sole, joint or contributory) of Beneficiary or Trustee, but shall not apply to Claims which arise as a result of the gross negligence or willful misconduct of Beneficiary or Trustee.

12. THIS DEED OF TRUST EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

13. In the event any provision of this Deed of Trust contradicts or conflicts with a provision of the Credit Agreement, the provision in the Credit Agreement shall control over the provision in this Deed of Trust.

L. RENEWAL AND EXTENSION. The US Revolving Notes secured hereby are given in renewal and modification of, but not in discharge or novation of, (a) those certain promissory notes in the original aggregate principal amount of $25,000,000.00 dated as of June 30, 2006, executed by US Borrower and payable to the order of US Lenders, respectively, which were executed in renewal and modification of, but not in discharge or novation of, those certain promissory notes in the original aggregate principal amount of $25,000,000.00 dated as of March 1, 2006, executed by US Borrower and payable to the order of US Lenders, respectively (the “Prior US Revolving Notes”), (b) those certain promissory notes in the original aggregate principal amount of $30,000,000.00 dated as of June 30, 2006, executed by US Borrower and payable to the order of US Lenders, respectively, which were executed in renewal and modification of, but not in discharge or novation of, those certain promissory notes in the original aggregate principal amount of $30,000,000.00 dated as of March 1, 2006, executed by US Borrower and payable to the order of US Lenders, respectively (the “Prior Term Notes-A”), and (c) those certain promissory notes in the original aggregate principal amount of $15,000,000.00 dated as of June 30, 2006, executed by US Borrower and payable to the order of US Lenders, respectively, which were executed in renewal and modification of, but not in discharge or novation of, those certain promissory notes in the original aggregate principal amount of $15,000,000.00 dated as of March 1, 2006, executed by US Borrower and payable to the order of US Lenders, respectively (the “Prior Term Notes-B”). The Prior Term Notes-A were secured by that certain Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement dated as of June 30, 2006, executed by Grantor, and recorded under Clerk’s File No. 20060161786 of the Official Public Records of Bexar County, Texas, to John Lingor, Trustee, which was executed in renewal and modification of that certain Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement dated as of March 1, 2006, executed by Grantor (when it was known as Forum SPD, L.P.), and recorded under Clerk’s File No. 20060053823 of the Official Public Records of Bexar County, Texas (the “Prior Deed of Trust-First Lien”), to John Lingor, Trustee, covering the Property. The Prior US Revolving Notes and the Prior Term Notes-B were secured by that certain Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement dated as of June 30, 2006, executed by Grantor, and recorded under Clerk’s File No. 20060161787 of the Official Public Records of Bexar County, Texas, to John Lingor, Trustee, which was executed in renewal and modification of that certain Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement dated as of March 1, 2006, executed by Grantor (when it was known as Forum SPD, L.P.), and recorded under Clerk’s File No. 20060053824 of the Official Public Records of Bexar County, Texas (the “Prior Deed of Trust-Second Lien”), to John Lingor, Trustee, covering the Property. Grantor acknowledges and agrees that Grantor is legally obligated and primarily liable to Beneficiary for payment of the indebtedness evidenced by the Prior US Revolving Notes, the Prior Term Notes-A and the Prior Term Notes-B, and that the Prior Deed of Trust-First Lien and the Prior Deed of Trust-Second Lien create valid and subsisting liens and security interests in and on the Property. The liens and security interests created by the Prior Deed of Trust-First Lien and the Prior Deed of Trust-Second Lien are hereby renewed, extended and carried forward by this instrument in full force and effect to secure payment of the Obligations, it being the express intention of all parties hereto that a foreclosure under this Deed of Trust shall operate as a foreclosure under the Prior Deed of Trust-First Lien and the Prior Deed of Trust-Second Lien, and that the liens and security interests created hereby shall relate back to and be effective as of the effective date of the Prior Deed of Trust-First Lien and the Prior Deed of Trust-Second Lien.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

EXECUTED and effective as of, although not necessarily on, the day and year first above written.

GRANTOR:

BAKER SPD, L.P.

By:	NUWAVE ENERGY GP LLC, its general partner

By:
James W. Harris
Vice President

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This instrument was acknowledged before me on the              day of November, 2006, by James W. Harris, Vice President of NUWAVE ENERGY GP LLC, a Delaware limited liability company, as general partner of BAKER SPD, L.P., a Delaware limited partnership, on behalf of said limited partnership.

Notary Public in and for The State of T E X A S

EXHIBIT “A”

Land

TRACT I

Lot 7, Block 5, NCB 13007, in the EASTWOOD INDUSTRIAL PARK UNIT 2 in the City of San Antonio, Bexar County, Texas, as recorded in Volume 8900, Page 207 of the Deed and Plat Records of Bexar County, Texas.

TRACT II

Lot 6, Block 5, NCB 13007 as recorded in Volume 7600, Page 46 of the Deed and Plat Records of Bexar County, Texas, in the EASTWOOD INDUSTRIAL PARK UNIT 2 in the City of San Antonio, Bexar County, Texas; SAVE AND EXCEPT that portion of said lot resubdivided as Lot 7, Block 5, NCB 13007, set out as Tract I.

EXHIBIT “B”

Permitted Encumbrances

1.	Restrictions Covenants recorded in/under 1844/862, 1729/719 of the Real Property Records of Bexar County, Texas, but omitting and covenant or restriction based on race, color, religion, sex, handicap, familial status, or national origin.

2.	The following, all according to plats recorded in 7600/46 and 8900/207, of the Deed and Plat Records of Bexar County, Texas:

Thirty (30) foot building setback line along the Profit Drive, the Grubb Road and Corporation Drive property line(s).

EXHIBIT “L”

Intentionally Deleted

EXHIBIT “M”

Debenture

FORUM CANADA ULC

FIXED AND FLOATING CHARGE DEBENTURE

This Fixed and Floating Charge Debenture dated as of this 30th day of June, 2006 is made by Forum Canada ULC, a corporation incorporated under the laws of the Province of Alberta (the “Debtor”), in favour of Comerica Bank, a Michigan Banking Corporation and authorized foreign bank under the Bank Act (Canada) (the “Bank”).

NOW THEREFORE, the Debtor covenants and agrees with the Bank as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Debenture, terms and expressions defined in the description of the parties, the text hereof and in Schedule “A” shall have those meanings when used herein.

1.2	Schedules

The following schedules are incorporated herein and made a part hereof:

Schedule “A”	Definitions

Schedule “B”	List of Properties

Any reference to a Schedule to this Debenture includes, unless the context otherwise requires, such Schedule as the same is supplemented, amended, restated or replaced from time to time whether by one or more indentures supplemental hereto or otherwise.

ARTICLE 2

PRINCIPAL AND INTEREST

2.1	Promise to Pay

The Debtor, for value received, hereby acknowledges itself indebted and promises to pay to or to the order of the Bank, on demand or on such earlier date as the principal sum hereof may become payable as provided herein, the principal amount of TWENTY FIVE MILLION Canadian Dollars (Cdn. $25,000,000.00) (the “Principal Sum”) and to pay interest on such Principal Sum or so much thereof as remains from time to time outstanding at the rate equal to 10% per annum from the date hereof until full and final payment and discharge hereof, as well after as before demand, default and judgment in like money at the same place and to pay interest on overdue and unpaid interest at the same rate as aforesaid. It is agreed by the Debtor that the taking of a judgment or judgments under any of the covenants herein contained shall not operate as a merger of the said covenants or affect the Bank’s right to interest at the rate and times aforesaid. All payments of principal, interest and other monies due under this Debenture shall be paid in immediately available funds to the Bank at 200 Bay Street, Suite 2210, South Tower, Royal Bank Plaza, Toronto, Ontario, M5J 2J2, or such other place as the Bank may designate in writing from time to time. Interest accruing due hereunder shall be calculated daily in accordance with the “nominal rate” method of interest calculation on the basis of a 365 or 366 day year (as the case may be) and shall be due and payable in arrears on the last Business Day of each calendar month. Any amount of interest not paid when due (including overdue and unpaid interest) shall bear interest at the rate aforesaid, be calculated daily and compounded on the last Business Day of each calendar month, and shall be paid without the necessity for any demand being made, but if demand is made, on demand. The theory of deemed reinvestment shall not apply to the calculation of interest or the payment of other amounts hereunder.

ARTICLE 3

SECURITY

3.1	Security

As security for payment of the Principal Sum and interest thereon, and all other Obligations from time to time payable hereunder, the Debtor hereby:

(a)	mortgages and charges (subject to the exceptions as to leaseholds hereinafter contained) as and by way of a first fixed and specific mortgage and charge to and in favour of the Bank, and grants to the Bank a security interest in, all of its present and after acquired real and immovable property (including, by way of sub-lease, leasehold lands) and all of its present and after acquired Properties, buildings, erections, Improvements, fixtures and plant (whether the same form part of the realty or not) and all appurtenances to any of the foregoing, including without limitation, the Properties described in Schedule “B” attached hereto; in this Debenture, any reference to “real and immovable property” shall include any interest in or right of the Debtor with respect to any real and immovable property;

(b)	mortgages and charges to the Bank as and by way of a first fixed and specific mortgage and charge, and grants to the Bank a security interest in, all its present and after acquired equipment, including without limitation, all fixtures, plant, machinery, tools and furniture now or hereafter owned or acquired;

(c)	mortgages and charges to the Bank, and grants to the Bank a security interest in, all its present and after acquired inventory, including without limitation, all raw materials, goods in process, finished goods and packaging material and goods acquired or held for sale or furnished or to be furnished under contracts of rental or service;

(d)	assigns, transfers and sets over to the Bank, and grants to the Bank a security interest in, all its present and after acquired intangibles, including without limitation, all its present and after acquired book debts, accounts and other amounts receivable, contract rights and choses in action of every kind or nature and insurance rights arising from or out of the property referred to in subsections (a), (b) or (c) above, goodwill, chattel paper, instruments, documents of title, investments, money and securities;

(e)	mortgages and charges in favour of the Bank as and by way of a floating charge, and grants to the Bank a security interest in, its business and undertaking and all its present and after acquired real and personal property and assets, tangible and intangible, legal and equitable, moveable or immovable, of whatsoever nature and kind (other than the property and assets hereby validly assigned or subjected to a specific mortgage, charge or security interest by subsections (a), (b), (c) or (d) above and the exceptions hereinafter contained); and

(f)	assigns, mortgages and charges in favour of the Bank, and grants to the Bank a security interest in, the proceeds arising from any dealing with the property referred to in this Section 3.1 in the form of any of the following: goods, securities, instruments, documents of title, chattel paper, intangibles or money.

For the purposes of this Debenture, the present and after acquired real and personal property, assets and undertaking of the Debtor referred to in this Section 3.1 and subject to the Charge is hereinafter collectively called the “Collateral”.

TO HAVE AND TO HOLD the Collateral and the Charge and all rights hereby conferred unto the Bank, subject to the terms and conditions herein set forth.

3.2	Attachment

The Debtor acknowledges that the Debtor and the Bank intend the Charge in the Collateral to attach immediately upon the execution of this Debenture, except in the case of Collateral in which the Debtor subsequently acquires rights, in which case the Charge shall attach contemporaneously with the Debtor acquiring rights therein without the need for any further or other deed, act or consideration. The Charge shall be effective and shall attach as of the date of execution hereof whether the monies hereby secured or any part thereof shall become owing by the Debtor before or after or upon the date of execution of this Debenture. The Debtor acknowledges conclusively that value has been given.

3.3	Leases

The last day of any term reserved by any lease, oral or written, or any agreement therefor, now held or hereafter acquired by the Debtor, is hereby excepted out of the Charge and does not and shall not form part of the Collateral, but the Debtor shall stand possessed of the reversion remaining in the Debtor of any leasehold premises for the time being demised as aforesaid upon trust to assign and dispose thereof as the Bank shall direct and upon any sale of the leasehold premises, or any part thereof, the Bank, for the purpose of vesting the aforesaid reversion of any such term or any renewal thereof in any purchaser or purchasers thereof, shall be entitled by deed or writing to appoint such purchaser or purchasers or any other person or persons as trustee or trustees of the aforesaid reversion of any such term or any renewal thereof in the place of the Debtor and to vest same accordingly in the new trustee or trustees so appointed freed and discharged from any obligation respecting same.

3.4	Contractual Rights

In the event the validity and effectiveness of the Charge over any of the Collateral is dependent upon obtaining the consent, approval or waiver of a third person, the Charge over any such Collateral shall not be effective until the applicable consent, approval or waiver is obtained or is no longer necessary for the purposes of the validity and effectiveness of the Charge, whereupon the Charge shall immediately become effective over any such Collateral. Until such consent, approval or waiver is obtained, or the same is no longer necessary, the Debtor shall (subject to the other terms hereof) stand possessed of such Collateral upon trust to assign the same to the Bank, or otherwise subject the same to the Charge, as the Bank shall direct, forthwith upon obtaining such consent, waiver or approval or upon the same no longer being necessary. The Debtor represents and warrants to the Bank that there are no consents, approvals or waivers of any third person required in order to ensure the validity and effectiveness of the Charge over any of the Collateral.

3.5	Permitted Activities

The Charge hereby created shall not in any way hinder or prevent the Debtor (until the security hereby constituted shall have become enforceable) from remaining in possession of the Collateral and operating, managing, developing, using and enjoying the same in accordance with and subject to the provisions of this Debenture, applicable law and good industry practice.

3.6	Negative Pledge and Permitted Encumbrances

The Debtor covenants and agrees with the Bank that:

(a)	it will not create, incur, assume or suffer to exist any Security Interest upon or with respect to any of the Collateral, except for Permitted Encumbrances, and the fact that the Debtor is permitted to create or suffer to exist any Permitted Encumbrance shall not in any manner, cause or proceeding, directly or indirectly, be taken to constitute a subordination of the Charge to any Permitted Encumbrance, it being the intention of the Debtor and the Bank that the Charge shall at all times rank as a first priority Security Interest in priority to Permitted Encumbrances; and

(b)	it will promptly give the Bank written notice of any Security Interest which may become registered, filed or recorded against the interest of the Debtor in and to any Collateral, including any Properties. The Debtor shall provide to the Bank concurrently with such written notice, copies of all instruments and documents so registered, filed or recorded, together with the particulars of the claim to which such instruments or documents relate.

ARTICLE 4

DEFAULTS AND REMEDIES

4.1	Defaults and Other Remedies

Without prejudice to any right of the Bank to demand sooner payment of all indebtedness and liability hereby secured, all indebtedness and liability owing by the Debtor to the Bank and hereby secured shall, at the option of the Bank, become payable and the security hereby constituted shall become enforceable in each and every of the following events:

(a)	the Bank shall demand payment of the indebtedness, liabilities and obligations of the Debtor to the Bank under the Credit Agreement, the Notes or the other credit documents; or

(b)	an Event of Default (as defined in the Credit Agreement) shall occur and continue.

4.2	Remedies - General

Upon the default in the payment or performance by the Debtor of any of the Obligations, the Bank may, in its absolute discretion, but in accordance with Applicable Law:

(a)	exercise such rights and remedies as are provided under Applicable Law against the Debtor or in respect of the Collateral or any part thereof for the enforcement of full payment and performance of all the Obligations;

(b)	either with or without notice, enter into and upon and take possession of all or any part of the Collateral with full power to exclude the Debtor and additionally shall have full power and authority:

(i)	to carry on, manage and conduct the business operations of the Debtor respecting such Collateral and the power to borrow money in its own name or advance its own money for the purpose of such business operations, the maintenance and preservation of such Collateral or any part thereof and the making of such replacements thereof and additions thereto as it shall deem desirable and the payment of taxes, wages and other charges ranking in priority to the Charge; and

(ii)	to receive the revenues, incomes, issues and profits of such Collateral and to pay therefrom the costs, charges and expenses of the Bank in carrying on the said business operations or otherwise, and all taxes, assessments and other charges against such Collateral ranking in priority to the Charge the payment of which may be necessary to preserve such Collateral, and to apply the remainder of the monies so received in the same manner as if the same arose from a sale or realization of such Collateral;

(c)	either after entry as aforesaid or after other entries, or without any entry, sell or dispose of the Collateral, either as a whole or in separate parcels, by private contract, at public auction, by public tender, by lease or by deferred payment arrangement with such notice, advertisement or other formality as may be required by law;

(d)	make any such sale or disposition of the Collateral either for cash or upon credit and upon such reasonable conditions as to upset or reserve bid or price and terms of payment as it may deem proper; to rescind or vary any contract or sale that may have been entered into and re-sell with or under any of the powers conferred herein; to adjourn such sale from time to time; and to execute and deliver to the purchaser or purchasers of the Collateral or any part thereof, good and sufficient deed or deeds for the same, and any such sale or disposition made as aforesaid shall be a perpetual bar at law and in equity against the Debtor and all other persons claiming the Collateral or any part or parcel thereof, by, from, through, or under the Debtor. The Bank may become purchaser at any sale of the Collateral or any part thereof;

(e)	with or without entry or sale as aforesaid, in its discretion, proceed to protect and enforce its rights under this Debenture by sale under judgment order in any judicial proceeding or by foreclosure or a suit or suits in equity or at law or otherwise whether for the specific performance of any covenant or agreement contained in this Debenture or in aid of the execution of any power granted in this Debenture or in aid of the execution of this Debenture or for the filing of such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claim of the Bank lodged in any bankruptcy, winding-up or other judicial proceeding, or for the enforcement of any other legal or equitable remedy as the Bank shall deem most effective to protect and enforce any of the rights or duties of the Bank; or

(f)	in lieu of appointing a Receiver as provided in Section 4.6, apply to any court or courts of competent jurisdiction for the appointment of a Receiver, with such powers as the court or courts making such appointment or appointments shall confer.

4.3	Possession

After any Security Interests hereby constituted shall become enforceable, the Debtor shall on demand by the Bank or any Receiver yield up possession of the Collateral or any part thereof as demanded by the Bank whenever the Bank shall have a right to exercise any rights or remedies under

Section 4.2 and put no obstacle in the way of, but facilitate by all legal means, the actions of the Bank or any Receiver and not interfere with the carrying out of the powers hereby granted to the Bank or any Receiver.

4.4	Judgment

The Debtor covenants and agrees with the Bank that, in the case of any judicial or other proceeding to enforce the Charge or any part thereof, judgment may be rendered against the Debtor in favour of the Bank for any amount remaining due under this Debenture or for which the Debtor may be liable hereunder, after the application to the payment thereof of the proceeds of any sale of the Collateral or any part thereof. The covenant of the Debtor to pay interest at the rate provided in this Debenture shall not merge in any such judgment and such judgment shall bear interest at the rate set forth in this Debenture until such judgment and all interest thereon has been paid in full.

4.5	Account Debtors

(a)	All persons, being a debtor on an intangible or chattel paper, an obligor on an instrument or any other person being obligated to pay any account receivable or other debt due, owing or accruing due to the Debtor (including operators or managers under any operating agreement, management agreement, lease, or otherwise) in each case, that constituted part of the Collateral, are entitled at all times, after the Security Interests hereby constituted shall become enforceable, to treat and regard the Bank as the assignee and transferee from the Debtor, entitled in the place and stead of the Debtor to receive such proceeds, accounts, intangibles and other debts. The Bank may, after the Security Interests hereby constituted shall become enforceable, give notice to all or any of such persons of the Charge and to remit all such proceeds, accounts and other debts directly to the Bank, whether or not the Debtor was making collections on such Collateral prior to notification by the Bank; and all such persons shall be fully protected in so treating and regarding the Bank and shall be under no obligation to see to the application in any particular manner by the Bank of any such proceeds, accounts and other debts received by it.

(b)	Any money collected or received by the Bank pursuant to paragraph (a) above shall be applied in the manner as the Bank sees fit. The Bank shall not be liable or accountable for its failure to collect, realize, sell or obtain payment of accounts, chattel paper, instruments, intangibles, choses in action or rights to payment or any part thereof and shall not be bound to institute proceedings for the purpose of collecting, realizing or obtaining payment of the same or for the purpose of preserving any right to payment of the Bank, the Debtor or any other person in respect thereof.

(c)	All money collected or received by the Debtor in respect of accounts, chattel paper, instruments, documents of title, intangibles, choses in action, rights to payment or the proceeds of any sale of Petroleum Substances or other interests of the Debtor described herein shall, after a default by the Debtor in the payment or performance of any of the Obligations, be held by the Debtor in trust for the absolute use and benefit of the Bank and shall be paid or delivered over to the Bank upon demand in the identical form received and until demand shall be held by the Debtor separate and apart from any funds belonging to the Debtor or any other funds over which it has possession or control.

4.6	Receiver

After the Security Interests hereby constituted shall become enforceable, the Bank may in its discretion appoint a Receiver of the Collateral or any part thereof and upon any such appointment by the Bank the following provisions shall apply:

(a)	such appointment shall be made in writing signed by the Bank and such writing shall be conclusive evidence for all purposes of such appointment; the Bank may from time to time in the same manner remove any Receiver so appointed and appoint another in its stead; in making any such appointment the Bank shall be deemed to be acting as the attorney for the Debtor and the Debtor hereby consents to the appointment of a Receiver;

(b)	any such appointment may be limited to any part or parts of the Collateral or may extend to the whole thereof;

(c)	every Receiver may, in the discretion of the Bank, be vested with all or any of the powers, rights, benefits, discretions, protection and relief of the Bank hereunder and shall be vested with all of the powers and protections afforded to a Receiver under Applicable Law;

(d)	the Bank may from time to time fix the reasonable remuneration of the Receiver and direct the payment thereof, in priority to the other Obligations, out of the Collateral, the income therefrom or the proceeds thereof;

(e)	the Bank may from time to time require any Receiver to give security for the performance of its duties and may fix the nature and amount thereof, but the Bank shall not be bound to require such security;

(f)	every such Receiver may, with the consent in writing of the Bank, borrow money for the purpose of carrying on the business of the Debtor in respect of any part of the Collateral or for the maintenance, protection or preservation of the Collateral or any part thereof, and any Receiver may issue certificates (in this Section called “Receiver’s Certificates”), for such sums as will in the opinion of the Bank be sufficient for carrying out the foregoing, and such Receiver’s Certificates may be payable either to order or bearer and may be payable at such time or times as the Bank may consider expedient, and shall bear such interest as shall therein be declared and the Receiver may sell, pledge or otherwise dispose of the same in such manner as the Bank may consider advisable and may pay such commission on the sale thereof as the Bank may consider reasonable, and the amounts from time to time payable by virtue of such Receiver’s Certificates shall at the option of the Bank form a charge upon the Collateral in priority to this Debenture;

(g)	every Receiver shall, regarding its acts or omissions, be deemed the agent of the Debtor, and in no event the agent of the Bank and the Bank shall not, in making or consenting to such appointment, incur any liability to any Receiver for its remuneration or otherwise howsoever;

(h)	except as may be otherwise directed by the Bank, all monies from time to time received by any Receiver shall be paid over to the Bank at the place where this Debenture is payable; and

(i)	the Bank may pay over to any Receiver any monies constituting part of the Collateral to the extent that the same may be applied for the purposes hereof by such Receiver and the Bank may from time to time determine what funds any Receiver shall be at liberty to keep on hand with a view to the performance of its duties as such Receiver.

4.7	Remedies Not Exclusive

No right, power or remedy herein conferred upon or reserved to the Bank or any Receiver is intended to be exclusive of any other right, power or remedy or remedies, and each and every right, power and remedy shall, to the extent permitted by Applicable Law, be cumulative and shall be in addition to every other right, power or remedy given hereunder or now or hereafter existing at law, in equity or by statute. The Bank shall have the power to waive any default, provided no such waiver shall be effective unless made in writing and shall not constitute a waiver of any other or subsequent default. No delay or omission of the Bank in the exercise of any right, power or remedy accruing upon any default shall impair any such right, power or remedy or shall be construed to be a waiver of any such default or an acquiescence therein. Every right, power and remedy given to the Bank or to a Receiver by this Debenture or under Applicable Law may be exercised from time to time and as often as may be deemed expedient by the Bank or such Receiver, as applicable. In case the Bank shall have proceeded to enforce any right under this Debenture and the proceedings for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Bank, then and in every such case the Debtor and the Bank shall, without any further action hereunder, to the full extent permitted by Applicable Law, subject to any determination in such proceedings, severally and respectively, be restored to their former positions and rights hereunder and thereafter all rights, remedies and powers of the Bank shall continue as though no such proceeding had been taken.

4.8	Application of Proceeds

Except as herein otherwise expressly provided, the monies arising from any enforcement in whole or in part of the Charge, or from any sale or realization of the whole or any part of the Collateral, whether under sale by the Bank or by judicial process or otherwise, and all incomes, rents and profits of the Collateral, together with any other monies then in the hands of the Bank or any Receiver available for such purpose, shall at the option of the Bank, be held by the Bank as security for the Obligations or be applied against the Obligations, all in the order, manner and time as the Bank may see fit.

4.9	Power of Attorney

The Debtor hereby irrevocably constitutes and appoints the Bank or any Receiver appointed by the Bank its true and lawful attorney and agent, with full power and authority in the Debtor’s name, place and stead from time to time to do all acts and things and execute and deliver all share transfers, certificates, proxies, resolutions, consents, assignments, transfers, conveyances and agreements, in such form as the Bank considers necessary or desirable, to do all things which the Debtor is required to sign, execute and do hereunder if the Debtor has failed to sign, execute or do the same and generally to use the name of the Debtor, as applicable, in the exercise of all or any of the powers hereby conferred on the Bank, with full powers of substitution and revocation; provided that this power of attorney may not be exercised by the Bank until after the Security Interest hereby constituted shall become enforceable. Such appointment and power of attorney is hereby declared by the Debtor to be an irrevocable power coupled with an interest in favour of the Bank and shall remain in full force and effect until this Debenture is discharged.

ARTICLE 5

REPRESENTATIONS, WARRANTIES, COVENANTS

AND ENVIRONMENTAL INDEMNITY

5.1	Representations, Warranties and Covenants

The Debtor agrees, represents and warrants to and with the Bank that:

(a)	the Debtor has good and marketable title to its Properties referred to in Schedule “B” attached hereto, subject only to the Permitted Encumbrances;

(b)	the list of the Properties and other specific property referred to in Schedule “B” attached hereto is a complete list of all of the Properties of the Debtor;

(c)	the Debtor shall duly and punctually pay all business, goods and services, income, property, capital and/or profits taxes and other governmental charges levied or assessed against it or its property, assets or undertaking;

(d)	the Debtor is not aware of any right or option in any person relating to any of the Properties which could, if exercised, have the effect of divesting the Debtor of title to the affected properties;

(e)	the Debtor has not received from any person any notice claiming an entitlement to, exercising or purporting to exercise any right of first refusal, right of first purchase or similar right or option relating to any of the Properties which could, if exercised, have the effect of divesting the Debtor of title to the affected properties; and

(f)	without limiting anything contained in this Debenture, neither the provisions of this Debenture nor the actual or constructive notice on the part of the Bank of the actual or alleged existence of any right of any person to claim any right of first refusal or right of first purchase shall affect or derogate from the right of the Bank to rely upon this Section 5.1.

5.2	Insurance Requirements

(a)	The Debtor shall, at all times during the currency of this Debenture and as long as the Debtor is indebted to the Bank under this Debenture or otherwise, insure and keep insured, with insurers approved by the Bank, against all hazards which would in the reasonable opinion of the Bank normally be insured against by a comparable company in the industry or industries in which the Debtor is carrying on business, the Collateral in the sum of the full insurable value thereof.

(b)	The Debtor shall, at all times during the currency of this Debenture, maintain public liability insurance with insurers approved by the Bank and in amounts satisfactory to the Bank.

(c)	It is agreed that loss under all policies of insurance on the Collateral shall be payable to the Bank and that all policies of insurance, including renewals, will provide that such insurance shall not be cancelled or changed in any way without the insurer providing the Bank at least 30 days prior written notice and will (if requested by the Bank) be lodged with the Bank. The Debtor shall at all times during the currency of this Debenture pay all premiums for policies of insurance required pursuant to the terms of this Debenture as the same become due and payable in respect thereof.

(d)	If the insurance hereinbefore referred to is not effected or not kept duly renewed, the Bank may effect or renew such insurance and if default be made in payment of premiums or sums of money by the Debtor, the Bank may pay the same, and such sums of money shall be added to the Obligations hereby secured and shall bear interest at the highest rate provided herein from the date of such payment and shall be repayable forthwith upon demand made by the Bank.

(e)	In the event of loss, the Bank, at its option, may hold the insurance proceeds (or any of them) as security for the Obligations, apply any insurance proceeds received by it against the Obligations (or a any of them) or release said proceeds to the Debtor to repair, replace or rebuild or partly the one and partly the other or others, and nothing done hereunder shall operate as payment or novation or in any way affect the security hereof or any other security for the amount hereby secured.

5.3	Environmental Indemnity

Save and except as may be caused by the negligence or wilful misconduct of the Bank or its agents, the Debtor hereby indemnifies and holds harmless the Bank, its officers, directors, employees and agents against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges and expenses (including legal fees on a solicitor and his own client basis), of any nature whatsoever suffered or incurred by the Bank, its officers, directors, employees or agents as a result of or in connection with the Bank holding this Debenture or in the enforcement or realization of this Debenture or on account of any Environmental Law, including the assertion of any claim, demand, cause of action or lien thereunder, with respect to:

(a)	the Release of a Contaminant, the threat of the Release of any Contaminant, or the presence of any Contaminant affecting the Collateral, whether or not the same originates or emanates from the Collateral or any contiguous real property, including any loss of value of property as a result of any of the foregoing;

(b)	any costs of removal or remedial action incurred by the Government of Canada or any provincial, municipal or local government or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources or the environment in relation to the Collateral or any contiguous real property, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Law;

(c)	liability for personal injury or property damage arising under any statutory or common law tort theory including, without limitation, third party, consequential, indirect damages and damages assessed for the maintenance of a public or private nuisance or for the carrying on of a dangerous activity at or near the Collateral;

(d)	any other environmental matter affecting the Collateral within the jurisdiction of any federal environmental agency, or any provincial, municipal or local environmental agency; and

(e)	all environmental, health, reclamation and clean up costs and obligations associated with or pertaining to the abandonment or reclamation of the Collateral or any wells, facilities, buildings, fixtures or equipment located thereon.

The Debtor’s obligations under this clause shall arise upon the discovery of the presence of any Contaminant or upon the creation of an obligation to abandon, reclaim or clean up any of the Collateral, whether or not any federal agency or any provincial or local environmental agency has taken or threatened any action in connection with the presence of any Contaminant and, notwithstanding anything contained in this Debenture to the contrary, shall survive the full repayment of any and all monies hereby secured and the discharge, release or reconveyance of this Debenture to the Debtor.

ARTICLE 6

LIABILITIES, WAIVERS AND EXPENSES

6.1	Liability of the Bank

Except in the case of gross negligence or willful misconduct, neither the Bank nor any Receiver shall (i) be responsible or liable for any debts contracted by it, for damages to persons or property, for salaries or for non-fulfillment of contracts during any period when the Bank or any Receiver shall manage or be in possession of the Collateral; (ii) be liable to account as mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or for any default or omission for which a mortgagee in possession may be liable; (iii) be bound to do, observe or perform or to see to the observance or performance by the Debtor of any obligations or covenants imposed upon the Debtor; or (iv) in the case of any chattel paper, security, instrument or any other intangible, be obligated to preserve rights against any other persons. The Debtor hereby waives any provision of Applicable Law permitted to be waived by it which imposes higher or greater obligations upon the Bank or any Receiver than aforesaid.

6.2	Mandatory Provisions of Applicable Law

Subject to Section 6.3, all rights, remedies, and powers provided herein may be exercised only to the extent that the exercise thereof does not violate any mandatory provision of Applicable Law and all the provisions of this Debenture are intended to be subject to all mandatory provisions of Applicable Law which may be controlling in the premises and to be limited to the extent necessary so that they will not render this Debenture invalid, unenforceable or not entitled to be recorded, registered or filed under any mandatory provisions of Applicable Law. Subject to Section 6.3, if any mandatory provision of Applicable Law shall provide for different or additional requirements than or to those specified herein as prerequisites to or incidental to the realization, sale or foreclosure of the Charge or any part thereof, then, to that extent, such laws shall be deemed to have been set forth herein at length, and any conflicting provisions hereof shall be disregarded, and the method of realization, sale or foreclosure of the Charge required by any such laws shall, insofar as may be necessary, be substituted herein as the method of realization, sale or foreclosure in lieu of that set forth above. Any provision hereof contrary to mandatory provisions of Applicable Law shall be deemed to be ineffective and shall be severable from and not invalidate any other provision of this Debenture.

6.3	Waivers of Applicable Laws

(a)	To the extent not prohibited by Applicable Law, the Debtor hereby waives its rights, if any, under all provisions of Applicable Law that would in any manner limit, restrict or otherwise affect the Bank’s rights and remedies hereunder or impose any additional obligations on the Bank. The Debtor waives the right to receive any amount which it may now or hereafter be entitled to receive (whether by way of damages, fine, penalty or otherwise) by reason of the failure of the Bank to deliver to the Debtor a copy of any financing statement or any verification statement issued by any registry that confirms registration of a financing statement relating to this Debenture and the Debtor waives its right to receive a copy of such financing or verification statements.

(b)	The Debtor hereby authorizes the Bank to provide information to any person who requests information under section 18 of the PPSA or similar legislation and the Bank will not be required to investigate whether or not the inquiring person is in fact a person entitled to request information pursuant to section 18 of the PPSA or similar legislation.

(c)	To the full extent that it may lawfully do so, the Debtor hereby

(i)	waives and disclaims any benefit of, and shall not have or assert any right under any statute or rule of law pertaining to, discussion and division, the marshalling of assets or any other matter whatsoever, to defeat, reduce or affect the rights of the Bank under the terms of this Debenture to a sale of the Collateral or any part thereof or for the collection of all amounts secured hereby; and

(ii)	agrees that it shall not have or assert any right or equity of redemption or any right under any statute or otherwise to redeem the Collateral or any part thereof after the sale hereunder to any person whether such sale is by the Bank, any Receiver or otherwise, notwithstanding, that the Bank may have purchased same.

6.4	Expenses

If the Debtor fails to pay any amounts required to be paid by it under this Debenture or to observe or perform any of the covenants and obligations to be observed or performed by it set forth in this Debenture or in any other loan or security document provided by the Debtor to the Bank, the Bank and any Receiver may, but shall be under no obligation to, pay such amounts or do such acts or things as may be required to ensure such observance and performance, without waiving any of its rights under this Debenture or under such other loan or security document. No such payment, act or thing by the Bank or any Receiver shall relieve the Debtor from any default under this Debenture or any other loan or security document provided by the Debtor to the Bank or the consequences of such default. The reasonable expenses (including the cost of any insurance and payment of taxes or other charges and reasonable legal fees and expenses on a solicitor and his own client basis) paid by the Bank or any Receiver in respect of the care, custody, preservation, use or operation of the Collateral, shall be deemed advanced to the Debtor by the Bank or such Receiver, shall become part of the Obligations, and shall, from the time they are paid by the Bank or such Receiver until repaid by the Debtor, bear interest at the applicable rate hereunder. In addition, the Debtor shall pay all reasonable expenses (including reasonable legal fees and expenses on a solicitor and his own client basis) incurred by the Bank or any Receiver in connection with the preparation, perfection, execution, protection, enforcement of and advice with respect to this Debenture (including, without limitation, the realization, disposition, retention, protection or collection of the Collateral or any part thereof and the protection and enforcement of the rights of the Bank and any Receiver hereunder together with all remuneration paid to a Receiver and all costs, charges and expenses of or incidental to any receivership) and such expenses shall become part of the Obligations, and shall, from the time they are paid by the Bank or such Receiver until paid by the Debtor, bear interest at the applicable rate hereunder.

6.5	Indemnity

The Debtor will and does hereby indemnify and save harmless the Bank, every Receiver and each of its officers, directors, employees and agents from and against any and all liabilities, actions, claims, judgments, obligations, costs, charges or expenses, including reasonable legal fees and expenses on a solicitor and his own client basis, made against or incurred by the Bank or any Receiver as a result of taking this Debenture; and the Bank and every Receiver shall have the right to defend against any such liabilities, actions, claims and charges and to claim from the Debtor all expenses incurred in connection therewith, together with all reasonable legal fees and expenses on a solicitor and his own client basis that may be paid in connection therewith. It is understood and agreed that the covenants and conditions of this Section shall remain in full force and effect notwithstanding the payment or release, either partially or wholly, of the Charge or any foreclosure thereof.

ARTICLE 7

REGISTRATION AND DISCHARGE

7.1	Further Assurances

The Debtor hereby covenants and agrees that it will at all times do, execute, file, register, acknowledge and deliver or cause to be done, executed, filed, registered, acknowledged and delivered all such further acts, deeds, mortgages, hypothecs, caveats, transfers, assignments and assurances as the Bank may reasonably require for the better assuring, mortgaging, charging, transferring, assigning, granting, delivering and confirming unto the Bank the Collateral, or any part thereof, and for the better accomplishing and effectuating the purpose of this Debenture including, without limitation, providing to the Bank from time to time an updated Schedule “B” (which the Bank may, without the consent of the Debtor, use to replace the similar Schedule which is then attached hereto without any other or further action by or on behalf of the Corporation) and the execution and delivery of indentures supplemental hereto more particularly describing the Collateral or to update, correct or amplify the description of the Collateral or to better assure, convey and confirm unto the Bank any of the Collateral. Upon an updated Schedule “B” being provided to the Bank or the execution of any supplemental indenture under this Section, as applicable, this Debenture shall be modified in accordance therewith, and each such replacement Schedule “B” and supplemental indenture shall form part of this Debenture for all purposes.

7.2	Registration

The Bank may at any time and from time to time, register or cause to be registered, this Debenture (or a Caveat or other notice in respect thereof) against title to any or all of the Properties. Upon the request of the Bank, the Debtor will provide to the Bank a list of its Properties containing a sufficient description thereof to permit the Bank to register this Debenture (or a caveat or notice thereof) against title to such Properties. The Debtor shall ensure and will assist the Bank to ensure that this Debenture and all such supplementary and corrective instruments and all additional mortgage and security documents and all documents, caveats, cautions, memorials, security notices and financing statements in respect thereof, are promptly filed and refiled, registered and re-registered and deposited and re-deposited, in such manner, in such offices and places, and at such times and as often as may be required by Applicable Law or as may be necessary or desirable to perfect and preserve the Charge as a first priority mortgage, charge and security interest and the rights conferred or intended to be conferred upon the Bank by the Charge and will cause to be furnished promptly to the Bank evidence satisfactory to the Bank of such filing, registering and depositing. The Debtor shall, forthwith on demand being made by the Bank, pay all reasonable fees, costs and expenses incurred by the Bank or its agents in connection with the filing, re-filing, registering, re-registering, depositing and re-depositing of this Debenture and all such supplementary and corrective instruments and all additional mortgage and security documents. The fees, costs and expenses incurred by the Bank or its agents hereunder shall be secured hereby and shall become part of the Obligations.

7.3	Discharge

Upon the full, final and indefeasible payment and performance of the Obligations, this Debenture and the rights hereby granted shall, at the request of the Debtor, be terminated and thereupon the Bank shall at the request and at the expense of the Debtor cancel and discharge the Charge and execute and deliver to the Debtor such deeds and other instruments as shall be requisite to cancel and discharge the Charge; provided however that, this Debenture may be delivered, assigned, pledged, hypothecated or deposited by the Debtor as security for present and future credits, advances or loans to or for indebtedness or other obligations or liabilities of the Debtor and in such event, for so long as this Debenture is delivered, deposited, pledged or hypothecated as collateral security for present or future credits, for loans (fixed, term, demand, fluctuating, revolving or otherwise), indebtedness, covenants or other obligations of the Debtor, this Debenture shall (i) be considered as outstanding for its full amount; (ii) not be cancelled or redeemed on partial or full payment of such loans or indebtedness or satisfaction of such covenants or obligations; and (iii) not be affected by any such loans, indebtedness, covenants or obligations fluctuating from time to time or the amounts in respect thereof ceasing to be in debit balance. Further, this Debenture shall continue to be effective or be reinstated, as the case may be, if for any reason at any time any payment or performance of the Obligations, or any part thereof, is rescinded, reversed, nullified, rendered void or voidable or must otherwise be restored, refunded, returned or reimbursed by the Bank.

7.4	Partial Discharge

No postponement or partial release or discharge of the Charge in respect of all or any part of the Collateral shall in any way operate or be construed so as to release and discharge the Charge except as therein specifically provided, or so as to release or discharge the Debtor from its liability to the Bank to fully pay and satisfy the Obligations.

ARTICLE 8

MISCELLANEOUS

8.1	Additional Security

Nothing in this Debenture contained shall detract from or limit the absolute obligation of the Debtor to make payment of this Debenture and of all monies owing hereunder at the time and in the manner provided in this Debenture and to perform or observe any other act or condition which it is required to perform or observe hereunder whether or not the Charge is operative, and the rights under this Debenture shall be in addition to and not in substitution for any other Security Interests of any and every character now or hereafter held by the Bank for the Obligations.

8.2	Assignment by the Bank

It is agreed that this Debenture and the principal, interest and other monies hereby secured will be paid and shall be assignable by the Bank free from any right of set-off, counterclaim, deduction or equities between the Debtor and the Bank.

8.3	Third Parties

No person dealing with the Bank, any Receiver or any of their respective agents shall be concerned to inquire whether the Charge (or any part thereof) has become enforceable, or whether the powers which the Bank or any Receiver is purporting to exercise have become exercisable, or whether any of the Obligations remain outstanding or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or of any other dealing by the Bank with the Collateral or any part thereof or to see to the application of any money paid to the Bank, and, in the absence of fraud on the part of such person, such dealings shall be deemed, as regards the safety and protection of such person, to be within the powers hereby conferred upon the Bank and to be valid and effective accordingly.

8.4	Severability

Any provision of this Debenture which is or becomes prohibited or unenforceable in any jurisdiction does not invalidate, affect or impair the remaining provisions hereof in such jurisdiction and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable such provision in any other jurisdiction.

8.5	Non-Negotiation

This Debenture is not a negotiable instrument.

8.6	Amendments

No provision of the Debenture may be amended verbally and any such amendment may only be made by way of an instrument in writing signed by the Debtor and the Bank.

8.7	Notice

All notices, advices, requests and demands hereunder shall be in writing (including facsimile transmissions) and may be given to the Debtor or the Bank at the following addresses or at such other address as any party shall designate for itself and all notices shall be effective upon actual receipt:

Forum Canada ULC

One Briarlake Plaza, Suite 1175

2000 West Sam Houston Parkway South

Houston, Texas 770042

Attention:	<>
Telecopy:	<>

Comerica Bank

200 Bay Street, Suite 2210

South Tower, Royal Bank Plaza

Toronto, ON M5J 2J2

Attention:	<>
Telecopy:	<>

8.8	Governing Law

This Debenture is conclusively deemed to be made under, and for all purposes to be governed by and construed in accordance with, the laws of the Province of Alberta and of Canada applicable therein. There shall be no application of any conflict of laws or rules which would result in any laws other than the internal laws in force in the Province of Alberta applying to this Debenture. The Debtor hereby irrevocably submits and attorns to the jurisdiction of the courts of the Province of Alberta for all matters arising out of or relating to this Debenture, or any of the transactions contemplated hereby, without prejudice to the rights of the Bank to take proceedings in other jurisdictions in which any Collateral may be situate.

8.9	Time of Essence

Time shall be of the essence of this Debenture.

8.10	Enurement

This Debenture shall be binding upon the Debtor and its successors and assigns (including without limitation any successor by reason of amalgamation, merger or other combination) and shall enure to the benefit of the Bank and its successors and assigns, provided always that neither the Debtor nor its Partners shall assign any of their rights or obligations hereunder, without the prior written consent of the Bank. The Debtor agrees that no change in the name, objects, constitution of the Partners of the Debtor or to the Partnership Agreement shall in any way affect the enforceability of this Debenture against the Debtor and its Partners.

8.11	Headings

The headings and the Article and Section titles are inserted for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

8.12	References

Unless something in the subject matter or context is inconsistent herewith, all references to Sections, Articles and Schedules are to Sections and Articles of and Schedules to this Debenture. The words “hereto”, “hereof”, “hereunder” and similar expressions mean and refer to this Debenture. In this Debenture, the singular includes the plural and vice versa; a reference to gender includes the masculine, feminine and neuter; where a term or expression is defined, derivations thereof have a corresponding meaning; references to any statute, act or other legislative enactment shall be to such statute, act or other legislative enactment as amended from time to time or replaced by a statute, act or other legislative enactment dealing with substantially the same subject matter as the statute, act or other legislative enactment so replaced; and references to any agreement, contract, document, licence or other instrument shall mean and refer to such agreement, contract, document, licence or other instrument as amended, modified, replaced, restated, extended, renewed or supplemented from time to time.

8.13	Receipt

The Debtor hereby acknowledges receipt of an executed copy of this Debenture.

8.14	Charge of Properties

For the better securing the payment in the manner aforesaid of the said principal, interest and other Obligations, charges and monies secured by the Debenture, and for the due performance by the Debtor of all and each of the covenants, provisos and conditions herein expressed or implied, the Debtor hereby mortgages and charges, demises and subleases to the Agent, all the estate and interest of the Debtor in and to the Properties described in Schedule “B” attached hereto, as the same may be amended, supplemented and restated from time to time.

IN WITNESS WHEREOF the Debtor has issued this Debenture signed by its duly authorized officers as of the date and year first above written.

FORUM CANADA ULC

Per:
	Name:	James W. Harris
	Title:	President

COMERICA BANK, a Michigan Banking Corporation and Authorized Foreign Bank under the Bank Act (Canada)

Per:
Name:
Title:

Fixed and Floating Charge Debenture

SCHEDULE “A”

Attached to and forming part of a Debenture dated as of June 30, 2006 issued by Forum Canada ULC in favour of Comerica Bank.

DEFINITIONS

In the Debenture to which this Schedule “A” is attached, the following terms shall have the respective meanings given to them:

“Applicable Law” means, in relation to any person, property, transaction or event, the common law, all applicable provisions, whether now or hereafter in effect, of laws, statutes, rules or regulations, official directives and orders of all federal, provincial, municipal and local governmental bodies (whether administrative, legislative, executive or otherwise and, in the case of any central bank, fiscal or monetary authority, whether or not having the force of law) and judgments, orders and decrees of all courts, arbitrators, commissions or bodies exercising similar functions in actions or proceedings in which the person in question is a party or by which it is bound or having application to the property, transaction or event in question;

“Business Day” means a day on which banks are generally open to the public for the transaction of commercial business in Calgary, Alberta [and Houston, Texas], but does not in any event include a Saturday, a Sunday or a statutory holiday in the Province of Alberta;

“Canadian Dollars” and the symbols “Cdn. $” and “$” each means lawful money of Canada;

“Charge” means the Security Interests created by or intended to be created by the Debenture;

“Contaminant” includes, but is not limited to, any pollutants, noise, dangerous substances, liquid waste, industrial waste, hauled liquid waste, toxic substances, hazardous wastes, hazardous materials, hazardous substances or contaminants including any of the foregoing as defined in any Environmental Law now or hereafter effective;

“Credit Agreement” means the credit agreement dated as of June 30, 2006, made between Forum Oilfield Technologies Inc. and the Debtor, as borrowers, the Bank and the other financial institutions party thereto from time to time, as supplemented, amended, restated or replaced from time to time;

“Debenture” means the fixed and floating charge debenture to which this Schedule “A” is attached, as the same may be amended, supplemented, restated or replaced from time to time, including all the Schedules hereto now or hereafter attached thereto by the Bank;

“Environmental Activity” means any past, present or future activity, event or circumstance in respect of a Contaminant including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil, surface water or groundwater;

“Environmental Law” means the common law and any and all applicable international, federal, provincial, municipal or local laws, statutes, regulations, treaties, orders, judgments, decrees, ordinances, official directives and all authorizations, relating to the environment, occupational health and safety, or any Environmental Activity;

“Improvements” means any buildings, improvements, extensions, fixtures, plant and fixed equipment now or hereafter located on the Properties;

“including” means including, without limitation, and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it, and “includes” shall be construed in a like manner;

“Obligations” means all of the obligations, liabilities and indebtedness, present or future, direct or indirect, absolute or contingent, joint or several, matured or not, extended or renewed, determined or undetermined, choate or inchoate, of the Debtor to the Bank, including principal, interest, interest on overdue and unpaid interest, fees, costs, expenses and indemnities under the Debenture or the Notes, and “Obligation” means any of them;

“Permitted Encumbrances” means, in respect of the present and future property, assets and undertaking of the Debtor, any of the following Security Interests:

(a)	undetermined or inchoate Security Interests incidental to construction, maintenance or operations carried on in the ordinary course of the Debtor’s business provided that such Security Interests have not been filed or otherwise become the subject of enforcement proceedings under Applicable Law;

(b)	Security Interests securing taxes and assessments not at the time overdue;

(c)	inchoate Security Interests or any rights of distress reserved in or exercisable under any lease or sublease to which the Debtor is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease, provided that such rent is not then overdue and the Debtor is then in compliance in all material respects with such terms;

(d)	any Security Interest permitted to be created or granted by the Debtor with the prior written consent of the Bank;

(e)	any Security Interest to secure a Purchase Money Obligation, provided that the property subject to such Security Interest is limited to the property in respect of which the Purchase Money Obligation was incurred or assumed, and the identifiable or traceable proceeds thereof. For purposes hereof “Purchase Money Obligation” means any indebtedness incurred or assumed by the Debtor as all or part of, or incurred or assumed by the Debtor to provide funds to pay all or part of the purchase price of any property or assets acquired by the Debtor provided that:

(i)	the aggregate principal amount of all such indebtedness does not, at any time, exceed the amount agreed to from time to time by the Bank;

(ii)	neither the Debtor nor any Affiliate thereof, immediately prior to entering into of an agreement for the acquisition of such property or assets, owns or has any interest in, or any entitlement to own, or has any interest in, the property or assets or a portion thereof being so acquired; and

(f)	any other Security Interests permitted by the Credit Agreement.

- A2 -

“Person” means an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual;

“PPSA” means the Personal Property Security Act (Alberta), as amended from time to time; and the terms “proceeds”, “equipment”, “inventory”, “chattel paper”, “intangible”, “instrument”, “accessions”, “document of title” and “account” shall, when used herein, have the same meanings as are ascribed thereto in the PPSA;

“Properties” means all of the Debtor’s interest, right, title, and estate, now owned or hereafter acquired, in and to the lands from time to time described in Schedule “B” to the Debenture, the interest of the Debtor therein being represented to be not less than that set forth in Schedule “B” to the Debenture, and any other lands and real and immovable property now or hereafter owned or acquired by the Debtor, together with the appurtenances thereto belonging or appertaining and the revisions or reversions, remainder or remainders, rents issues and profits thereof, and all Improvements now or at any time hereafter placed or created therein, and any and all rights, licenses, franchises and privileges appertaining thereto or connected therewith;

“Receiver” means any receiver, manager, or receiver and manager of the Collateral or any part thereof or the business and undertaking of the Debtor, or any part thereof, whether appointed by the Bank under the Debenture or by a court pursuant to Applicable Law and any nominee of the Bank or any other person that is appointed by the Bank to exercise all or any of the powers, rights, benefits and discretion of the Bank under the Debenture;

“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust which might occur in any manner whatsoever; and

“Security Interest” means any assignment, mortgage, charge, pledge, lien, hypothec, encumbrance securing or in effect securing any obligation, conditional sale or title retention agreement or security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, legal or equitable, perfected or not, and includes the rights of a lessor pursuant to a capitalized lease or sale-leaseback arrangement.

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SCHEDULE “B”

Attached to and forming part of a Debenture dated as of June 30, 2006 issued by Forum Canada ULC in favour of Comerica Bank.

LIST OF PROPERTIES

1.	Plan 0021583

Lot 15

Excepting thereout all mines and minerals.

Area: 0.451 Hectares (1.11 Acres) more or less

Fixed and Floating Charge Debenture

EXHIBIT “N”

Guaranty Agreement-US Borrower

[US Borrower]

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of June 30, 2006 made by FORUM OILFIELD TECHNOLOGIES, INC., a Delaware corporation (the “Guarantor”), in favor of COMERICA BANK, a Michigan banking corporation and authorized foreign bank under the Bank Act (Canada) (the “Cdn. Lender”).

WHEREAS, FORUM CANADA ULC, a corporation organized under the laws of Alberta, Canada (the “Cdn. Borrower”) and the Guarantor have entered into that certain Credit Agreement dated as of June 30, 2006, among the Cdn. Borrower, the Guarantor, the lenders described therein, as lenders (the “Lenders”) and Amegy Bank National Association, as Agent for certain Lenders (such Credit Agreement, as it may hereafter be amended or modified from time to time, is referred to as the “Credit Agreement”);

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor, hereby irrevocably and unconditionally guarantees to Cdn. Lender the full and prompt payment and performance of the Guaranteed Indebtedness (hereinafter defined). This Guaranty Agreement shall be upon the following terms:

1. The term “Guaranteed Indebtedness”, as used herein means all of the “Cdn. Obligations”, as defined in the Credit Agreement. The term “Guaranteed Indebtedness” shall include any and all post-petition interest and expenses (including reasonable attorneys’ fees) whether or not allowed under any bankruptcy, insolvency, or other similar law. As of the date of this Guaranty Agreement, the Cdn. Obligations include, but are not limited to, the indebtedness evidenced by the Cdn. Notes (as defined in the Credit Agreement), and all renewals, extensions, increases, decreases or other modifications of any of the foregoing and all promissory notes given in renewal, extension, increase, decrease or other modification thereof.

2. This instrument shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance, and not a guaranty of collection. The liability of the Guarantor under this Guaranty Agreement shall be irrevocable, unconditional and absolute, and, without limiting the generality of the foregoing, the obligations of the Guarantor shall not be released, discharged, limited or otherwise affected by, and the Guarantor hereby waives as against the Cdn. Lender to the fullest extent permitted by applicable law, any defence relating to:

(a) any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Guaranteed Indebtedness or otherwise;

(b) any modification or amendment of or supplement to the Guaranteed Obligations, including any increase or decrease in the principal, the rates of interest or other amounts payable in respect thereof;

(c) any defence based upon any incapacity, disability or lack or limitation of status or power of the Cdn. Borrower or the Guarantor or of the directors, officers, employees, partners or agents thereof, or that the Cdn. Borrower or the Guarantor may not be a legal entity, or any irregularity, defect or informality in the borrowing or obtaining of moneys or credits in respect of the Guaranteed Obligations;

(d) any change in the existence, structure, constitution, name, control or ownership of the Cdn. Borrower or the Guarantor or other person, or any insolvency, bankruptcy, amalgamation, merger, reorganization or other similar proceeding affecting the Cdn. Borrower or the Guarantor or other person or the assets of the Cdn. Borrower or the Guarantor or of such other person;

(e) any change in the ownership of the Guarantor;

(f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Cdn. Borrower, the Cdn. Lender or any other person, whether in connection with the Guaranteed Indebtedness or any unrelated transactions;

(g) any release or non-perfection or any invalidity, illegality or unenforceability relating to or against the Cdn. Borrower, the Guarantor or any other person, whether relating to any instrument evidencing the Guaranteed Indebtedness or any other agreement or instrument relating thereto or any part thereof or any provision of applicable law or regulation purporting to prohibit the payment by the Cdn. Borrower, the Guarantor or any other person of any of the Guaranteed Obligations;

(h) any limitation, postponement, prohibition, subordination or other restriction on the rights of the Cdn. Lender to payment of the Guaranteed Indebtedness or to take any steps in respect thereof;

(i) any release, substitution or addition of any co-signer, endorser, other guarantor or any other person in respect of the Guaranteed Obligations;

(j) any defence arising by reason of any failure of the Cdn. Lender to make any presentment, demand for performance, notice of non-performance, protest, and any other notice, including notice of acceptance of this Guaranty Agreement, partial payment or non-payment of all or any part of the Guaranteed Obligations, and the existence, creation, or incurring of new or additional Guaranteed Obligations;

(k) any defence arising by reason of any failure of the Cdn. Lender to proceed against the Cdn. Borrower or any other person, to proceed against, apply or exhaust any security held from the Cdn. Borrower, the Guarantor or any other person for the Guaranteed Obligations, or to proceed against or to pursue any other remedy in the power of the Cdn. Lender whatsoever;

(l) the benefit of any law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligations;

(m) any defence arising by reason of any incapacity, lack of authority, or other defence of the Cdn. Borrower, the Guarantor or any other person, or by reason of the temporary cessation from any cause whatsoever of the liability of the Cdn. Borrower, the Guarantor or any other person with respect to all or any part of the Guaranteed Obligations, or by reason of any act or omission of the Cdn. Lender or others which directly or indirectly results in the discharge or release of the Cdn. Borrower, the Guarantor or all or any part of the Guaranteed Indebtedness or any security, or guarantee therefor, whether by operation of law or otherwise;

(n) any defence arising by reason of any failure by the Cdn. Lender to obtain, perfect or maintain a perfected (or any) security interest in or lien or encumbrance upon any property of the Cdn. Borrower, the Guarantor or any other person or by reason of any interest of the Cdn. Lender in any property, whether as owner thereof or the holder of a security interest therein or lien or encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Cdn. Lender of any right to recourse or collateral;

(o) any defence arising by reason of the failure of the Cdn. Lender to marshall any assets;

(p) any defence based upon any failure of the Cdn. Lender to give to the Cdn. Borrower or the Guarantor notice of any sale or other disposition of any property securing any or all of the Guaranteed Indebtedness or any guarantee thereof, or any defect in any notice that may be given in connection with any sale or other disposition of any such property, or any failure of the Cdn. Lender to comply with any provision of applicable law in enforcing any security interest in or lien upon any such property, including any failure by the Cdn. Lender to dispose of any such property in a commercially reasonable manner;

(q) any dealing whatsoever with the Cdn. Borrower, the Guarantor or other person or any security, whether negligently or not, or any failure to do so;

(r) any defence based upon or arising out of any winding up, receivership, bankruptcy, insolvency, reorganization, moratorium, arrangement. readjustment of debt, liquidation or dissolution proceeding commenced by or against the Cdn. Borrower, the Guarantor, or any other person, including any discharge of, or bar against collecting, any of the Guaranteed Obligations, in or as a result of any such proceeding;

(s) any reorganization, moratorium, arrangement or compromise of any or all of the obligations of the Cdn. Borrower or the Guarantor including, without limitation, the Guaranteed Indebtedness or any transaction including, without limitation, any consolidation, arrangement, transfer, sale, lease or other disposition, whereby all or any part of the undertaking, property and assets of the Cdn. Borrower or the Guarantor become the property of any other person or persons;

(t) any extinguishment of all or any of the Guaranteed Indebtedness for any reason whatsoever (other than the actual satisfaction thereof); or

(u) any other circumstances which might otherwise constitute a defence available to, or a discharge of the Guarantor, any other act or omission to act or delay of any kind by the Cdn. Borrower, the Cdn. Lender, the Guarantor or any other person or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 2, constitute a legal or equitable discharge, limitation or reduction of the obligations of the Guarantor hereunder (other than the payment or satisfaction in full of all of the Guaranteed Obligations).

The foregoing provisions apply (and the foregoing waivers shall be effective) even if the effect is to destroy or diminish the Guarantor’s subrogation rights, the Guarantor’s right to proceed against the Cdn. Borrower for reimbursement, the Guarantor’s right to recover contribution from any other guarantor or any other right or remedy.

3. If Guarantor becomes liable for any indebtedness owing by Cdn. Borrower to Cdn. Lender by endorsement or otherwise, other than under this Guaranty Agreement, such liability shall not be in any manner impaired or affected hereby, and the rights of Cdn. Lender hereunder shall be cumulative of any and all other rights that Cdn. Lender may ever have against Guarantor. The exercise by Cdn. Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

4. In the event of default by Cdn. Borrower in payment or performance of the Guaranteed Indebtedness, or any part thereof, when such Guaranteed Indebtedness becomes due, whether by its terms, by acceleration, or otherwise, Guarantor shall promptly pay the amount due thereon to Cdn. Lender without notice or demand in lawful currency of the United States of America and it shall not be necessary for Cdn. Lender, in order to enforce such payment by Guarantor, first to institute suit or exhaust its remedies against Cdn. Borrower or others liable on such Guaranteed Indebtedness, or to enforce any rights against any collateral which shall ever have been given to secure such Guaranteed Indebtedness.

5. If acceleration of the time for payment of any amount payable by Cdn. Borrower under the Guaranteed Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of Cdn. Borrower, all such amounts otherwise subject to acceleration under the terms of the Guaranteed Indebtedness shall nonetheless be payable by Guarantor hereunder forthwith on demand by Cdn. Lender.

6. Guarantor represents and warrants to Cdn. Lender as follows:

(a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect (as defined in the Credit Agreement).

(b) Guarantor has the corporate power, authority and legal right to execute, deliver, and perform its obligations under this Guaranty Agreement and this Guaranty Agreement constitutes the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights.

(c) The execution, delivery, and performance by Guarantor of this Guaranty Agreement have been duly authorized by all requisite action on the part of Guarantor and do not and will not violate or conflict with the certificate of incorporation or bylaws of Guarantor or any law, rule, or regulation or any order, writ, injunction or decree of any court, governmental authority or agency, or arbitrator and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any lien upon any assets of Guarantor pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license, or other instrument or agreement to which Guarantor or its properties is bound.

(d) No authorization, approval, or consent of, and no filing or registration with, any court, governmental authority, or third party is necessary for the execution, delivery or performance by Guarantor of this Guaranty Agreement or the validity or enforceability thereof.

(e) The value of the consideration received and to be received by Guarantor as a result of Cdn. Borrower, Guarantor, Lenders and Agent entering into the Credit Agreement and Guarantor executing and delivering this Guaranty Agreement has benefitted and may reasonably be expected to benefit Guarantor directly or indirectly.

(f) Guarantor represents and warrants to Cdn. Lender that Guarantor is not insolvent prior to giving effect to this Guaranty Agreement.

7. Guarantor covenants and agrees that, as long as the Guaranteed Indebtedness or any part thereof is outstanding or Cdn. Lender has any commitment under the Credit Agreement:

(a) Guarantor will furnish promptly to Cdn. Lender written notice of the occurrence of any default under this Guaranty Agreement or an Event of Default under the Credit Agreement of which Guarantor has knowledge.

(b) Guarantor will furnish promptly to Cdn. Lender such additional information concerning Guarantor as Cdn. Lender may reasonably request.

8. Upon the occurrence of an Event of Default (as defined in the Credit Agreement) Cdn. Lender shall have the right to set off and apply against this Guaranty Agreement or the Guaranteed Indebtedness or both, at any time and without notice to Guarantor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Cdn. Lender to Guarantor whether or not the Guaranteed Indebtedness is then due and irrespective of whether or not Cdn. Lender shall have made any demand under this Guaranty Agreement.

9. No amendment or waiver of any provision of this Guaranty Agreement or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by Cdn. Lender and the Guarantor. No failure on the part of Cdn. Lender to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10. This Guaranty Agreement is for the benefit of Cdn. Lender and its successors and assigns, and in the event of an assignment of the Guaranteed Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty Agreement is binding not only on Guarantor, but on Guarantor’s successors and assigns.

11. Guarantor recognizes that Cdn. Lender is relying upon this Guaranty Agreement and the undertakings of Guarantor hereunder in making extensions of credit to Cdn. Borrower under the Credit Agreement and further recognizes that the execution and delivery of this Guaranty Agreement is a material inducement to Cdn. Lender in entering into the Credit Agreement. Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty Agreement.

12. This Guaranty Agreement is executed and delivered as an incident to a lending transaction negotiated, consummated, and performable in Harris County, Texas and Alberta, Canada, and shall be governed by and construed in accordance with the laws of the State of Texas. Any action or proceeding against Guarantor or Cdn. Lender under or in connection with this Guaranty Agreement may be brought in any state or federal court in Harris County, Texas or Ontario, Canada, and Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of such courts, and waives any objection they may now or hereafter have as to the venue of any such action or proceeding brought in such court. Guarantor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified below its name on the signature page of this Guaranty Agreement. Nothing herein shall affect the right of Cdn. Lender to serve process in any other matter permitted by law or shall limit the right of Cdn. Lender to bring any action or proceeding against Guarantor or with respect to any of Guarantor’s property in courts in other jurisdictions.

13. Guarantor shall pay on demand all reasonable attorneys’ fees and all other reasonable costs and expenses incurred by Cdn. Lender in connection with the preparation, administration, enforcement, or collection of this Guaranty Agreement.

14. Guarantor hereby waives promptness, diligence, notice of any default under the Guaranteed Indebtedness, demand of payment, notice of acceptance of this Guaranty Agreement, presentment, notice of protest, notice of dishonor, notice of the incurring by Cdn. Borrower of additional indebtedness, and all other notices and demands with respect to the Guaranteed Indebtedness and this Guaranty Agreement.

15. Any notices given hereunder shall be given in the manner provided by the Credit Agreement and to the address set forth below Guarantor’s name on the signature page to this Guaranty Agreement.

16. In the event of any express conflict between the term of this Guaranty Agreement and the Credit Agreement, the terms of the Credit Agreement shall prevail.

17. Any and all payments by the Guarantor hereunder shall be made free and clear of and without deduction for any and all present and future taxes, liens, imposts, stamp taxes, deductions, charges or withholdings, and all liabilities with respect thereto and any interest, additions to tax and penalties imposed with respect thereto (“Taxes”, which term shall exclude, with respect to the Cdn. Lender, taxes, other than withholdings, on income or capital and franchise taxes imposed by, and payable by the Cdn. Lender directly to, the federal taxation authority of Canada or any provincial jurisdiction in which the Cdn. Lender is resident). If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Cdn. Lender:

(a) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 17) the Cdn. Lender receives an amount equal to the sum it would have received had no such deductions been made; and

(b) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If following the making of any payment by the Guarantor under this Section 17, Cdn. Lender is granted a credit against or refund in respect of any tax payable by it in respect of the Taxes to which such payment relates, Cdn. Lender shall (subject to Cdn. Borrower having paid the relevant amount payable under this Section 17 to the extent that it is satisfied that it can do so without prejudice to the retention of the amount of such credit or refund), reimburse the Guarantor such amount as Cdn. Lender shall certify to be the proportion of such credit or refund as will leave the Cdn. Lender, after such reimbursement, in no worse or better position than it would have been in if the relevant Taxes had not been imposed upon, or the relevant amounts in respect of the relevant Taxes had not been deducted or withheld in respect of, the payment by the Guarantor as aforesaid.

18. If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Guaranty Agreement it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the spot rate at which the Cdn. Lender will, on the relevant date at or about 12:00 o’clock noon (Toronto time), sell such currency in Toronto, Ontario against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Guarantor will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Guaranty Agreement in such other currency. Any additional amount due from the Guarantor under this Section 18 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guaranty Agreement.

19. THIS GUARANTY AGREEMENT EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR AND CDN. LENDER WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED INDEBTEDNESS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR AND CDN. LENDER.

DATED AND EXECUTED as of June 30, 2006.

GUARANTOR:

FORUM OILFIELD TECHNOLOGIES, INC.

By:
James W. Harris
Vice President and Chief Financial Officer

Address:

One Briar Lake Plaza, Suite 1175 2000 West Sam Houston Parkway South Houston, Texas 77042

EXHIBIT “O”

Form of Guaranty Agreement-Domestic Subsidiary

[Form of Guaranty Agreement-

Domestic Subsidiary]

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of                      made by                                 , a                                           (the “Guarantor”), in favor of AMEGY BANK NATIONAL ASSOCIATION, a national banking association, as Agent under the Credit Agreement described below (the “Agent”).

WHEREAS, FORUM OILFIELD TECHNOLOGIES, INC., a Delaware corporation (“US Borrower”) and Forum Canada ULC, a corporation organized under the laws of Alberta, Canada (“Cdn. Borrower”) have entered into that certain Credit Agreement dated as of June 30, 2006, among US Borrower, Cdn. Borrower, the lenders described therein (the “Lenders”) and the Agent, as Agent for certain Lenders (the “US Lenders”) (such Credit Agreement, as it may hereafter be amended or modified from time to time, is referred to as the “Credit Agreement”);

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor, hereby irrevocably and unconditionally guarantees to Agent on behalf of the US Lenders the full and prompt payment and performance of the Guaranteed Indebtedness (hereinafter defined). This Guaranty Agreement shall be upon the following terms:

1. The term “Guaranteed Indebtedness”, as used herein means all of the “US Obligations”, as defined in the Credit Agreement. The term “Guaranteed Indebtedness” shall include any and all post-petition interest and expenses (including reasonable attorneys’ fees) whether or not allowed under any bankruptcy, insolvency, or other similar law. As of the date of this Guaranty Agreement, the US Obligations include, but are not limited to, the indebtedness evidenced by the US Notes, as defined in the Credit Agreement, and all renewals, extensions, increases, decreases or other modifications of any of the foregoing and all promissory notes given in renewal, extension, increase, decrease, modification or substitution thereof.

2. This instrument shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance, and not a guaranty of collection, and Guarantor shall remain liable on its obligations hereunder until the payment and performance in full of the Guaranteed Indebtedness. No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature which US Borrower may have against Agent, any US Lender or any other party, or which Guarantor may have against US Borrower,

Agent, any US Lender, or any other party, shall be available to, or shall be asserted by, Guarantor against Agent or any US Lender or any subsequent holder of the Guaranteed Indebtedness or any part thereof or against payment of the Guaranteed Indebtedness or any part thereof.

3. If Guarantor becomes liable for any indebtedness owing by US Borrower to Agent or any US Lender by endorsement or otherwise, other than under this Guaranty Agreement, such liability shall not be in any manner impaired or affected hereby, and the rights of Agent or any US Lender hereunder shall be cumulative of any and all other rights that Agent or any US Lender may ever have against Guarantor. The exercise by Agent or any US Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

4. In the event of default by US Borrower in payment or performance of the Guaranteed Indebtedness, or any part thereof, when such Guaranteed Indebtedness becomes due, whether by its terms, by acceleration, or otherwise, Guarantor shall promptly pay the amount due thereon to Agent or any US Lender without notice or demand in lawful currency of the United States of America and it shall not be necessary for Agent or any US Lender, in order to enforce such payment by Guarantor, first to institute suit or exhaust its remedies against US Borrower or others liable on such Guaranteed Indebtedness, or to enforce any rights against any collateral which shall ever have been given to secure such Guaranteed Indebtedness.

5. If acceleration of the time for payment of any amount payable by US Borrower under the Guaranteed Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of US Borrower, all such amounts otherwise subject to acceleration under the terms of the Guaranteed Indebtedness shall nonetheless be payable by Guarantor hereunder forthwith on demand by Agent or any US Lender.

6. Guarantor hereby agrees that its obligations under this Guaranty Agreement shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of Guarantor: (a) the taking or accepting of collateral as security for any or all of the Guaranteed Indebtedness or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Guaranteed Indebtedness; (b) any partial release of the liability of Guarantor hereunder, or the full or partial release of any other guarantor from liability for any or all of the Guaranteed Indebtedness; (c) any disability of US Borrower, or the dissolution, insolvency, or bankruptcy of US Borrower, Guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Indebtedness; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Guaranteed Indebtedness or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by Agent or any US Lender to US Borrower, Guarantor, or any other party ever liable for any or all of the Guaranteed Indebtedness; (f) any neglect, delay, omission, failure, or refusal of Agent or any US Lender to take or prosecute any action for the collection of any of the Guaranteed Indebtedness or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (g) the unenforceability or invalidity of any or all of the Guaranteed Indebtedness or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (h) any payment by US Borrower or any other party to Agent or any US Lender is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason Agent or any US Lender is required to refund any payment or pay the amount thereof to someone else (i) the settlement or compromise of any of the Guaranteed Indebtedness; (j) the non-perfection of any security interest or lien securing any or all of the Guaranteed Indebtedness; (k) any impairment of any collateral securing any or all of the Guaranteed Indebtedness; (l) the failure of Agent or any US Lender to sell any collateral securing any or all of the Guaranteed Indebtedness in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate existence, structure, or ownership of US Borrower; or (n) any other circumstance which might otherwise constitute a defense available to, or discharge of, US Borrower or Guarantor, except for the full and complete payment of the Guaranteed Indebtedness.

7. Guarantor represents and warrants to Agent as follows:

(a) Guarantor is a                     [[type of entity]] duly organized, validly existing and in good standing under the laws of the state of its [[organization]] [[incorporation]], is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect (as defined in the Credit Agreement).

(b) Guarantor has the [[corporate]] power, authority and legal right to execute, deliver, and perform its obligations under this Guaranty Agreement and this Guaranty Agreement constitutes the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights.

(c) The execution, delivery, and performance by Guarantor of this Guaranty Agreement have been duly authorized by all requisite action on the part of Guarantor and do not and will not violate or conflict with the [[certificate of organization/formation or limited liability company agreement]] [[limited partnership agreement]] [[articles of incorporation or bylaws]] of Guarantor or any law, rule, or regulation or any order, writ, injunction or decree of any court, governmental authority or agency, or arbitrator and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any lien upon any assets of Guarantor pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license, or other instrument or agreement to which Guarantor or its properties is bound.

(d) No authorization, approval, or consent of, and no filing or registration with, any court, governmental authority, or third party is necessary for the execution, delivery or performance by Guarantor of this Guaranty Agreement or the validity or enforceability thereof.

(e) The value of the consideration received and to be received by Guarantor as a result of US Borrower and US Lenders entering into the Credit Agreement and Guarantor executing and delivering this Guaranty Agreement has benefitted and may reasonably be expected to benefit Guarantor directly or indirectly.

(f) Guarantor represents and warrants to Agent that Guarantor is not insolvent prior to giving effect to this Guaranty Agreement.

8. Guarantor covenants and agrees that, as long as the Guaranteed Indebtedness or any part thereof is outstanding or any US Lender has any commitment under the Credit Agreement:

(a) Guarantor will furnish promptly to Agent written notice of the occurrence of any default under this Guaranty Agreement or an Event of Default under the Credit Agreement of which Guarantor has knowledge.

(b) Guarantor will furnish promptly to Agent such additional information concerning Guarantor as Agent or any US Lender may reasonably request.

(c) Guarantor will comply with all of the covenants contained in the Credit Agreement with which US Borrower agrees to in the Credit Agreement to cause Guarantor to comply, as if such Guarantor were a party to the Credit Agreement, and all of such covenants are incorporated herein by reference as if set forth herein in full.

9. Upon the occurrence of an Event of Default (as defined in the Credit Agreement) Agent and any US Lender shall have the right to set off and apply against this Guaranty Agreement or the Guaranteed Indebtedness or both, at any time and without notice to Guarantor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Agent or any US Lender to Guarantor whether or not the Guaranteed Indebtedness is then due and irrespective of whether or not Agent shall have made any demand under this Guaranty Agreement.

10. No amendment or waiver of any provision of this Guaranty Agreement or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Guarantor. No failure on the part of Agent or any US Lender to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

11. This Guaranty Agreement is for the benefit of Agent and its successors and assigns, and in the event of an assignment of the Guaranteed Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty Agreement is binding not only on Guarantor, but on Guarantor’s successors and assigns.

12. Guarantor recognizes that Agent and US Lenders are relying upon this Guaranty Agreement and the undertakings of Guarantor hereunder in making extensions of credit to US Borrower under the Credit Agreement and further recognizes that the execution and delivery of this Guaranty Agreement is a material inducement to Agent and US Lenders in entering into the Credit Agreement. Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty Agreement.

13. This Guaranty Agreement is executed and delivered as an incident to a lending transaction negotiated, consummated, and performable in Harris County, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas. Except as provided in the Arbitration Agreement among US Borrower, Guarantor, Agent and others (the “Arbitration Agreement”), any action or proceeding against Guarantor or Agent under or in connection with this Guaranty Agreement may be brought in any state or federal court in Harris County, Texas, and Guarantor and Agent hereby irrevocably submit to the jurisdiction of such courts, and waive any objection they may now or hereafter have as to the venue of any such action or proceeding brought in such court. Guarantor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified below its name on the signature page of this Guaranty Agreement. Except as provided in the Arbitration Agreement, nothing herein shall affect the right of Agent or any US Lender to serve process in any other matter permitted by law or shall limit the right of Agent or any US Lender to bring any action or proceeding against Guarantor or with respect to any of Guarantor’s property in courts in other jurisdictions.

14. Guarantor shall pay on demand all reasonable attorneys’ fees and all other reasonable costs and expenses incurred by Agent or any US Lender in connection with the preparation, administration, enforcement, or collection of this Guaranty Agreement.

15. Guarantor hereby waives promptness, diligence, notice of any default under the Guaranteed Indebtedness, demand of payment, notice of acceptance of this Guaranty Agreement, presentment, notice of protest, notice of dishonor, notice of the incurring by US Borrower of additional indebtedness, and all other notices and demands with respect to the Guaranteed Indebtedness and this Guaranty Agreement.

16. Any notices given hereunder shall be given in the manner provided by the Credit Agreement and to the address set forth below Guarantor’s name on the signature page to this Guaranty Agreement.

17. Guarantor understands and agrees that (a) Agent’s document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (b) Guarantor waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

18. THIS GUARANTY AGREEMENT EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR, AGENT AND US LENDERS WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED INDEBTEDNESS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR, AGENT AND US LENDERS.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

DATED AND EXECUTED as of                     .

GUARANTOR:

By:

Name:

Title:

Address:

EXHIBIT “P”

US Revolving Advance Request Form

US REVOLVING ADVANCE REQUEST FORM

TO:	Amegy Bank National Association

Five Post Oak Park

4400 Post Oak Parkway

Houston, Texas 77027

Attention: Carmen Jordan

Ladies and Gentlemen:

The undersigned is an authorized representative of FORUM OILFIELD TECHNOLOGIES, INC. (the “US Borrower”), and is authorized to make and deliver this certificate pursuant to that certain Credit Agreement dated as of June 30, 2006 among the US Borrower, Forum Canada ULC, the lenders described therein and Amegy Bank National Association, as agent for certain Lenders (the “Agent”), as amended by First Amendment to Credit Agreement dated as of November 21, 2006. (Such Credit Agreement, as it may be further amended is referred to as the “Credit Agreement”). All terms defined in the Credit Agreement shall have the same meaning herein.

US Borrower hereby requests a US Revolving Advance (the “Requested Advance”) in the amount of $            in accordance with the Credit Agreement.

The US Revolving Advance is to be:

            a LIBOR Loan

            a US Prime Rate Loan

If the US Revolving Advance is a LIBOR Loan, the Interest Period is             month(s).

In connection with the foregoing and pursuant to the terms and provisions of the Credit Agreement, the undersigned hereby certifies that the following statements are true and correct:

(a) The representations and warranties contained in Article X of the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date, except for those representations or warranties expressly limited to an earlier date or period.

(b) No Event of Default or Unmatured Event of Default (which Unmatured Event of Default is known to US Borrower) has occurred and is continuing or would result from the Requested Advance. US Borrower acknowledges that if an Event of Default or Unmatured Event of Default exists US Lenders are not obligated to fund the Requested Advance.

(c) Since the date of the financial statements of US Borrower most recently delivered to Agent pursuant to the Credit Agreement, there has been no Material Adverse Effect.

(d) The amount of the Requested Advance, when added to the principal amount of all US Revolving Advances outstanding, will not exceed the Combined Commitments-US Revolving Advances minus the sum of (i) the aggregate principal amount of the outstanding Swing Loans plus (ii) the US Letter of Credit Liabilities.

US Revolving Advance Request Information

1.	Combined Commitments-US Revolving Advances	$________________
2.	Amount of outstanding US Revolving Advances	$________________
3.	Amount of outstanding Swing Loans	$________________
4.	US Letter of Credit Liabilities	$________________
5.	Sum of line (2) plus line (3) plus line (4)	$________________
6.	Available Amount [line (1) minus line (5)]	$________________
7.	Amount of Requested Advance	$________________

Dated as of:

US BORROWER:

FORUM OILFIELD TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT “Q”

Cdn. Revolving Advance Request Form

CDN. REVOLVING ADVANCE REQUEST FORM

TO:	Comerica Bank

200 Bay Street, Suite 2210

South Tower, Royal Bank Plaza

Toronto, Ontario M5J 2J2

Attention: Omer Ahmed

                  Fax No.: 416-367-2460

Ladies and Gentlemen:

The undersigned is an authorized representative of FORUM CANADA ULC (the “Cdn. Borrower”), and is authorized to make and deliver this certificate pursuant to that certain Credit Agreement dated as of June 30, 2006 among the Cdn. Borrower, Forum Oilfield Technologies, Inc., the lenders described therein and Amegy Bank National Association, as agent for certain Lenders, as amended by First Amendment to Credit Agreement dated as of November 21, 2006. (Such Credit Agreement, as it may be further amended is referred to as the “Credit Agreement”). All terms defined in the Credit Agreement shall have the same meaning herein.

Cdn. Borrower hereby requests a Cdn. Revolving Advance (the “Requested Advance”) in the amount of $                     in accordance with the Credit Agreement.

The Cdn. Revolving Advance is to be:

             a BA Loan

             a Cdn. Prime Rate Loan

If the Cdn. Revolving Advance is a BA Loan, the Contract Period is              days.

In connection with the foregoing and pursuant to the terms and provisions of the Credit Agreement, the undersigned hereby certifies that the following statements are true and correct:

(a) The representations and warranties contained in Article X of the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date, except for those representations or warranties expressly limited to an earlier date or period.

(b) No Event of Default or Unmatured Event of Default (which Unmatured Event of Default is known to Cdn. Borrower) has occurred and is continuing or would result from the Requested Advance. Cdn. Borrower acknowledges that if an Event of Default or Unmatured Event of Default exists Cdn. Lender is not obligated to fund the Requested Advance.

(c) Since the date of the financial statements of Cdn. Borrower most recently delivered to Cdn. Lender pursuant to the Credit Agreement, there has been no Material Adverse Effect.

(d) The amount of the Requested Advance, when added to the principal amount of all Cdn. Revolving Advances outstanding, will not exceed the Commitment-Cdn. Revolving Advances minus the Cdn. Letter of Credit Liabilities.

Cdn. Revolving Advance Request Information

1.	Commitment-Cdn. Revolving Advances	C$________________
2.	Amount of outstanding Cdn. Revolving Advances	C$________________
3.	Cdn. Letter of Credit Liabilities	C$________________
4.	Sum of line (2) plus line (3)	C$________________
5.	Available Amount [line (1) minus line (4)]	C$________________
6.	Amount of Requested Advance	C$________________

Dated as of:

CDN. BORROWER:

FORUM CANADA ULC

By:
Name:
Title:

EXHIBIT “R”

Intentionally Deleted

EXHIBIT “S”

Intentionally Deleted

EXHIBIT “T”

No Default Certificate

NO DEFAULT CERTIFICATE

TO:	Amegy Bank National Association

Five Post Oak Park

4400 Post Oak Parkway

Houston, Texas 77027

Attention: Carmen Jordan

Comerica Bank

One Shell Plaza

910 Louisiana, Suite 410

Houston, Texas 77002

Attention: Cyd Dillahunty

Ladies and Gentlemen:

The undersigned is an authorized representative of FORUM OILFIELD TECHNOLOGIES, INC. (the “US Borrower”), and is authorized to make and deliver this certificate pursuant to that certain Credit Agreement dated as of June 30, 2006 among the US Borrower, Forum Canada ULC, the lenders described therein and Amegy Bank National Association, as agent for certain Lenders (the “Agent”), as amended by First Amendment to Credit Agreement dated as of November 17, 2006, Second Amendment to Credit Agreement dated as of January 31, 2007, Third Amendment to Credit Agreement dated as of April 27, 2007 and Fourth Amendment to Credit Agreement dated as of September 7, 2007. (Such Credit Agreement, as it may be further amended is referred to as the “Credit Agreement”). All terms defined in the Credit Agreement shall have the same meaning herein.

Pursuant to the terms and provisions of the Credit Agreement, the undersigned hereby certifies that the following statements and information are true, complete and correct:

(a) The representations and warranties contained in Article X of the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date, except for those representations and warranties expressly limited to an earlier date or period.

(b) No Event of Default or Unmatured Event of Default has occurred and is continuing.

(c) Together with this certificate, and as required by the Credit Agreement, US Borrower has delivered to Agent the most current [quarterly] [annual] financial statements of US Borrower dated                      (the “Current Financial Statements”). Since the date of the Current Financial Statements, there has been no Material Adverse Effect.

(d) Set forth below are calculations showing US Borrower’s status of compliance with the covenants contained in Article XIII of the Credit Agreement. US Borrower represents and warrants that the information and calculations set forth below are true and correct in all material respects.

Calculations Showing Compliance

With Article XIII

Section 13.1 - Ratio of Funded Debt to EBITDA:

Calculation:

1.	Funded Debt	$	_____________
2.	Net Income	$	_____________
3.	Depreciation and amortization	$	_____________
4.	For fiscal quarter ending 3/31/06, amounts payable to the owners of RB (GB), Limited in the amount of US$224,276.00	$	_____________
5.	For fiscal quarter ending 6/30/06, amounts payable to the owners of RB (GB), Limited in the amount of US$456,339.00	$	_____________
6.	For fiscal quarter ending 9/30/06, amounts payable to the owners of RB (GB), Limited in the amount of US$630,889.00	$	_____________
7.	For fiscal quarter ending 12/31/06, amounts payable to the owners of RB (GB), Limited in the amount of US$195,306.00	$	_____________
8.	Interest Expense	$	_____________
9.	Income Tax Expense	$	_____________
10.	Non-cash charges	$	_____________
11.	Approved non-recurring charges incurred in connection with an Acquisition and consisting of excess compensation of prior officers of the Acquired Person or other purposes approved by Agent	$	_____________
12.	Sum of line (2) plus line (3) plus line (4) plus line (5) plus line (6) plus line (7) plus line (8) plus line (9) plus line (10) plus line (11)	$	_____________
13.	Non-cash income	$	_____________
14.	EBITDA - Line (12) minus line (13)	$	_____________
15.	Ratio of Funded Debt to EBITDA [line (1) divided by line (14)]		________ to 1.00

Required:

Not greater than	(a)	3.50 to 1.00 from September 30, 2006 through September 30, 2007;

	(b)	3.25 to 1.00 from December 31, 2007 through September 30, 2008; and

	(c)	3.00 to 1.00 at all times thereafter.

Section 13.2 - Capitalization Ratio:

1.	Total Debt	$	_____________
2.	Stockholders’ equity	$	_____________
3.	Total Capitalization [line (1) plus line (2)]	$	_____________
4.	Capitalization Ratio [line (1) divided by line (3)]	$	_____________

Required:

Not more than 0.65 to 1.00

Section 13.3 - Interest Coverage Ratio:

Calculation:

1.	EBITDA [See line (14) above]	$	______________
2.	Interest Expense	$	______________
3.	Interest Coverage Ratio [line (1) divided by line (2)]		________ to 1.00

Required:

Not less than 3.25 to 1.00

Section 13.4 - Capital Expenditures:

Calculation:

Capital Expenditures to Date	$_____________

Required:

Not more than $20,000,000.00 during any fiscal year.

Date:

US BORROWER:

FORUM OILFIELD TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT “U”

Arbitration Agreement

ARBITRATION AGREEMENT

Re:	Loans to FORUM OILFIELD TECHNOLOGIES, INC. (“US Borrower”) in the aggregate principal amount of $200,000,000.00 pursuant to a Credit Agreement dated June 30, 2006, among AMEGY BANK NATIONAL ASSOCIATION, as agent and as a lender and the other lenders named therein, US Borrower and FORUM CANADA ULC, and all renewals, increases, extensions, modifications and substitutions thereof (the “Loans”).

In consideration of the premises and the mutual agreements herein, the undersigned agree as follows:

Binding Arbitration. Notwithstanding any provision in any Document (defined below) to the contrary, upon the request of any of the undersigned (collectively called the “parties” and individually called a “party”), whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind (for example, whether in contract or in tort, under statutory or common law, or legal or equitable) now existing or hereafter arising between or among the parties in any way arising out of, pertaining to or in connection with (1) the Loans, any related agreements, documents, or instruments (collectively, the “Documents”) or any transaction contemplated thereby, before or after maturity, or (2) any aspect of the past or present relationships of the parties relating to the Documents shall be resolved by mandatory and binding arbitration in accordance with the terms of this Arbitration Agreement. The occurrence of any of the foregoing matters shall be referred to as a “Dispute.” Any party to this Arbitration Agreement may bring by summary proceedings (for example, a plea in abatement or motion to stay further proceedings) an action in court to compel arbitration of any Dispute.

Governing Rules. Notwithstanding any provision in any Documents to the contrary, upon the request of any party, all Disputes between the parties shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association (the “AAA”) pursuant to the Federal Arbitration Act (Title 9 of the United States Code) in accordance with this Arbitration Agreement and the Commercial Arbitration Rules of the AAA. If Title 9 of the United States Code is inapplicable to any such claim or controversy for any reason, such arbitration shall be conducted pursuant to the Texas General Arbitration Act and in accordance with this Arbitration Agreement and the Commercial Arbitration Rules of the AAA. To the extent that any inconsistency exists between this Arbitration Agreement and such statutes and rules, this Arbitration Agreement shall control. Judgment upon the award rendered by the arbitrators may be entered in and enforced by any court having jurisdiction thereof and in accordance with the practice of such court; provided, however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91, Texas Finance Code Section 59.007, or any other protection provided banks by the laws of Texas or the United States.

No Waiver; Preservation of Remedies. No provision of, nor the exercise of any rights under, this Arbitration Agreement shall limit the right of any party to employ other remedies, including, without limitation, (1) foreclosing against any real or personal property collateral or other security by the exercise of a power of sale under a deed of trust, mortgage, or other security agreement or instrument, or applicable law, (2) exercising self-help remedies (including without limitation set-off rights), or (3) obtaining provisional or ancillary remedies such as, without limitation, injunctive relief, sequestration, attachment, garnishment, or the appointment of a receiver from a court having jurisdiction before, during, or after the pendency of any arbitration. The institution and maintenance of an action for judicial relief, pursuit of provisional or ancillary remedies, or exercise of self-help remedies shall not constitute a waiver of the right of any party, including without limitation, the plaintiff, to submit any Dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof.

In Disputes involving indebtedness or other monetary obligations, each party agrees that the other party may proceed against all liable persons, jointly and severally, or against one or more of them, being less than all, without impairing rights against other liable persons. Nor shall a party be required to join any principal obligor or any other liable persons (including, without limitation, sureties or guarantors) in any proceeding against a particular person. A party may release or settle with one or more liable persons as the party deems fit without releasing or impairing rights to proceed against any persons not so released.

Arbitration Proceeding. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding. Any attorney-client privilege and other protection against disclosure of confidential information, including, without limitation, any protection afforded the work product of any attorney, that could otherwise be claimed by any party shall be available to and may be claimed by any such party in any arbitration proceeding. No party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Arbitration Agreement. Any arbitration proceeding shall be conducted in Harris County, Texas by a panel of three arbitrators each having substantial experience and recognized expertise in the field or fields of the matter(s) in dispute. Each of Borrower and Agent shall have the right to appoint one arbitrator (neither of which shall be required to be neutral) and the two arbitrators so selected shall select the third arbitrator (who shall be required to be neutral).

Other Matters. This Arbitration Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations, and other communications on dispute resolution. The provisions of this Arbitration Agreement shall survive any termination, amendment or expiration of the Documents unless the parties otherwise expressly agree in writing. This Arbitration Agreement may be amended, changed or modified only by the express provisions of a writing which specifically refers to this Arbitration Agreement and which is signed by all parties. If any provision of this Arbitration Agreement shall be unenforceable, unlawful or invalid in any respect, then such provision shall be deemed severable from the remaining provisions and the enforceability, lawfulness and validity of the remaining provisions will not be affected or impaired. This Arbitration Agreement shall inure to the benefit of and bind the heirs, representatives, trustees, successors and assigns of the parties. The captions or headings in this Arbitration Agreement are for convenience only and shall not be dispositive in interpreting or construing any of this Arbitration Agreement. This Arbitration Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DATED AND EXECUTED as of September 7, 2007.

US BORROWER:

FORUM OILFIELD TECHNOLOGIES, INC.

By:
James W. Harris
Executive Vice President
and Chief Financial Officer

DOMESTIC SUBSIDIARIES:

ACADIANA OILFIELD INSTRUMENTS, INC.

ADVANCE MANUFACTURING TECHNOLOGY,

INC.

AOT HOLDINGS, INC.

FORUM INTERNATIONAL HOLDINGS, INC.

NUWAVE ENERGY GP LLC

MILESTONE-OBI ACQUISITION CORP.

OILFIELD BEARING INDUSTRIES, INC.

TRIPOINT ENERGY SERVICES, INC.

VANOIL EQUIPMENT, INC.

By:
James W. Harris
Vice President

ACCESS OIL TOOLS, LP

By:	NUWAVE ENERGY GP LLC,
its general partner

By:
James W. Harris Vice President

SPD, L.P.

By:	NUWAVE ENERGY GP LLC,
its general partner

By:
James W. Harris Vice President

BURKE SERVICES, LP

By:	NUWAVE ENERGY GP LLC,
its general partner

By:
James W. Harris
Vice President

NUWAVE ENERGY LP LLC

By:
Shawn Romero
Vice President

AGENT:

AMEGY BANK NATIONAL ASSOCIATION,
as Agent

By:
Carmen Jordan
Senior Vice President

EXHIBIT “V”

Assignment and Acceptance

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of June 30, 2006 (as may be restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), among FORUM OILFIELD TECHNOLOGIES, INC., a Delaware corporation (the “US Borrower”), FORUM CANADA ULC, a corporation organized under the laws of Alberta, Canada, AMEGY BANK NATIONAL ASSOCIATION, as Agent for certain lenders (in such capacity herein called “Agent”), AMEGY BANK NATIONAL ASSOCIATION, as a lender (in such capacity, a “Lender”) and the other financial institutions which are or may become a party thereto (collectively with Lender, “Lenders”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. This Assignment and Acceptance, between the Assignor (as defined and set forth on Schedule I hereto and made a part hereof) and the Assignee (as defined and set forth on Schedule I hereto and made a part hereof) is dated as of the Effective Date of Assignment (as set forth on Schedule I hereto and made a part hereof.

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, an undivided interest (the “Assigned Interest”) in and to all the Assignor’s rights and obligations under the Credit Agreement respecting those, and only those, credit facilities contained in the Credit Agreement as are set forth on Schedule I (collectively, the “Assigned Facilities,” individually, an “Assigned Facility”), in a principal amount for each Assigned Facility as set forth on Schedule I.

2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is legally authorized to enter into this Assignment and Acceptance and that it is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of US Borrower or its Subsidiaries or the performance or observance by the US Borrower or its Subsidiaries of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; and (iii) attaches the Note(s) held by it evidencing the Assigned Facility or Facilities, as the case may be, assigned and requests that the Agent exchange such Note(s) for a new Note or Notes payable to the Assignor (if the Assignor has retained any interest in the Advances) and a new Note or Notes payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date of Assignment). Assignor agrees to pay the assignment fee in the amount of $3,500.00 referred to in Section 16.16 of the Credit Agreement.

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 11.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis; (iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vii) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty; and (viii) has supplied the information requested on the administrative questionnaire, if any, provided by Agent.

4. Following the execution of this Assignment and Acceptance by Assignor and Assignee, this Assignment and Acceptance will be delivered to the Agent for acceptance by the Agent and the US Borrower, effective as of the Effective Date of Assignment (which Effective Date of Assignment shall, unless otherwise agreed to by the Agent, be at lease five Business Days after the execution of this Assignment and Acceptance).

5. Upon such acceptance, from and after the Effective Date of Assignment, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date of Assignment or accrue subsequent to the Effective Date of Assignment. The Assignor and Assignee shall make all appropriate adjustments in payments to be made by the Agent for periods prior to the Effective Date of Assignment or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date of Assignment, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers on Schedule I hereto.

Schedule I to Assignment and Acceptance

Legal Name of Assignor:

Legal Name of Assignee:

Effective Date of Assignment:                                                                 , 200

Assigned Facilities	Principal Amount of Assigned Interest
$
$
$

,
as Assignor

By:
Name:
Title:

,
as Assignee

By:
Name:
Title:

Consented To and Accepted:

FORUM OILFIELD TECHNOLOGIES, INC.,

as US Borrower

By:
Name:
Title:

AMEGY BANK NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

EXHIBIT “W”

Debenture Pledge Agreement

FORUM CANADA ULC

DEBENTURE PLEDGE AGREEMENT

This Debenture Pledge Agreement is dated as of June 30, 2006 and is made by Forum Canada ULC, a corporation incorporated under the laws of the Province of Alberta (the “Debtor”), in favour of Comerica Bank, a Michigan Banking corporation and authorized foreign bank under the Bank Act (Canada) (the “Bank”).

1. In this Debenture Pledge Agreement, capitalized terms used but not defined herein shall have the same meanings herein as are ascribed to them in the Debenture, terms and expressions defined in the description of the parties or body hereof shall have those meanings herein, and:

(a)	“Debenture” means the fixed and floating charge debenture dated as of June 30, 2006 issued by the Debtor in favour of the Bank, in the principal amount of $25,000,000, as such debenture may be further amended, modified, replaced, restated or supplemented from time to time;

(b)	“Notes” means the notes dated June 30, 2006, issued by the Debtor in favour of the Bank, in the amount of Cdn$6,000,000 and Cdn$3,300,000, plus interest, as such notes may be, amended, modified, supplemented or replaced from time to time;

(c)	“Credit Agreement” means the credit agreement dated as of June 30, 2006, made between Forum Oilfield Technologies Inc. and the Debtor, as borrowers, the Bank and the other financial institutions party thereto from time to time, as supplemented, amended, restated or replaced from time to time;

(d)	“Loan Documents” means the Credit Agreement, the Notes, the Debenture, this Debenture Pledge Agreement and all other present and future documents, agreements, undertakings and certificates delivered to or in favour of the Bank in connection with the foregoing; and

(e)	“Obligations” means all obligations, indebtedness, liabilities, covenants, agreements and undertakings of the Debtor to the Bank under the Loan Documents to which it is a party, present or future, direct or indirect, absolute or contingent, joint or several, matured or not, extended or renewed, wheresoever and howsoever incurred, and any ultimate unpaid balance thereof, including all future advances and re-advances, and whether the same is from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and whether the Debtor be bound alone or with others and whether as principal or surety.

2. The Debtor hereby delivers, assigns, pledges and deposits to and with the Bank, and grants to and in favour of the Bank a continuing first priority Security Interest in the Debenture, to be held by the Bank pursuant to the provisions hereof as general and continuing collateral security for the payment, performance and final and indefeasible satisfaction in full of each and every Obligation.

3. Notwithstanding the principal amount of the Debenture and the interest rate thereon, the obligations secured by the pledge and deposit of the Debenture by the Debtor to the Bank pursuant hereto shall not exceed the amount of the Obligations. Except as otherwise provided herein, the Debenture while delivered, pledged and deposited hereunder shall not be cancelled, redeemed or affected by the partial or full payment or satisfaction of the Obligations, or by the absence of any Obligations or by any of the Obligations fluctuating from time to time or the accounts in respect thereof ceasing to be in debit balance.

4. Upon demand or the occurrence of an “Event of Default” (as defined in the Loan Documents), the Bank may forthwith without notice, without demand for payment, without advertisement and without any other formality (all of which are hereby waived) but in accordance with Applicable Law:

(a)	exercise all the rights of an owner thereof and exercise and enforce all or any of the rights, remedies and powers under the Debenture;

(b)	sell the Debenture at a public or private sale to itself or any other person; and

(c)	exercise in respect of the Debenture, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party.

Any such right and remedy may be exercised separately or in combination and shall be in addition to and not in substitution for the other rights and remedies of the Bank howsoever created or existing by Applicable Law or otherwise.

5. The proceeds from any exercise or enforcement of all or any of such rights, remedies or powers or any proceeds of the Debenture so sold as aforesaid shall be applied by the Bank on account of the Obligations as the Bank may see fit without prejudice to the Bank’s claim upon the Debtor for any deficiency, provided that the Bank shall only be liable to account for amounts actually received by it. The Bank shall at all times and from time to time have the right to change any appropriation of any moneys received by it and to reapply the same on any part or parts of the Obligations as the Bank may see fit, notwithstanding any previous application howsoever made.

6. The Bank may grant extensions of time or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Debtor and with other persons, sureties or securities as the Bank may see fit without prejudice to the liability of the Debtor or the rights of the Bank in respect of the Debenture and this Debenture Pledge Agreement. No failure on the part of the Bank to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

7. Payment in full by the Debtor of or on account of all interest and fees accrued on the Obligations for any period shall be deemed payment in full of interest accrued for the same period under the Debenture, notwithstanding anything to the contrary in the Debenture. Payment of or on account of the Obligations shall only be deemed payment of principal, costs, charges or expenses under the Debenture if such payment is specifically appropriated to the Debenture by the Bank at the time of payment or in accordance with the terms hereof. Upon full, final and indefeasible payment of the Obligations, all obligations of the Debtor in respect of the Debenture, including without limitation the obligation to make payments of principal and interest thereunder, shall terminate and the Bank shall deliver the Debenture to the Debtor for cancellation.

8. Neither the execution nor the enforcement of this Debenture Pledge Agreement or the Debenture shall operate by way of merger of any of the Obligations and no judgment recovered by the Bank shall operate by way of merger of or in any way affect the Security Interest of the Debenture, which is in addition to and not in substitution for any other Security Interest now or hereafter held by or for the benefit of the Bank.

9. The provisions hereof shall enure to the benefit of the Bank, and its successors and assigns and shall be binding upon the Debtor and its successors and permitted assigns provided, however, that the Debtor shall not assign any of its rights or obligations hereunder without the prior written consent of the Bank.

10. This Debenture Pledge Agreement is conclusively deemed to be made under, and for all purposes to be governed by and construed in accordance with, the laws of the Province of Alberta and of Canada applicable therein. There shall be no application of any conflict of laws or rules which would result in any laws other than internal laws in force in the Province of Alberta applying to this Debenture Pledge Agreement. The Debtor hereby irrevocably submits and attorns to the jurisdiction of the courts of the Province of Alberta for all matters arising out of or relating to this Debenture Pledge Agreement, or any of the transactions contemplated hereby, without prejudice to the rights of the Bank to take proceedings in other jurisdictions in which any Collateral may be situate.

11. This Debenture Pledge Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy or reorganization of the Debtor or otherwise, all as though such payment had not been made.

12. The Debtor shall at any time and from time to time, at its own expense, promptly execute and deliver all further instruments and documents, and take all further action that the Bank may reasonably request, in order to perfect and protect any Security Interest granted or purported to be granted as contemplated hereby or to enable the Bank to exercise and enforce its rights and remedies in accordance herewith with respect to the Debenture.

13. The Debtor hereby waives presentment, notice of dishonour, notice of acceptance and any other notice required with respect to any of the Obligations or under this Debenture Pledge Agreement and any requirement that the Bank protect, secure, perfect or insure any Security Interest or any Collateral or exhaust any right or take any action against the Debtor or any other person or any other collateral.

14. No amendment or waiver of any provision of this Debenture Pledge Agreement or consent to any departure herefrom shall in any event be effective unless the same shall be in writing and signed by the party alleged to have granted such waiver or consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

15. All notices and other communications in respect hereof shall be given and governed in accordance with the terms of the Debenture in respect of notices and other communications.

IN WITNESS WHEREOF the Debtor has executed this Debenture Pledge Agreement as of the date and year first above written.

FORUM CANADA ULC

Per:
	Name:	James W. Harris
	Title:	President

COMERICA BANK, a Michigan Banking Corporation and Authorized Foreign Bank under the Bank Act (Canada)

Per:
Name:
Title:

debenture pledge - corporation- June 06